CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price	Maximum Offering Price	Amount of Registration Fee (1)(2)
4.875% Convertible Senior Notes due 2020	$345,000,000	100%	$345,000,000	$44,436.00
Guarantees of 4.875% Convertible Senior Notes due 2020	—	—	—	—

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. Includes up to $45,000,000 additional principal amount of notes that the underwriters have the option to purchase to cover over-allotments.

(2)	Pursuant to Rule 457(n) of the Securities Act, no separate fee is payable with respect to guarantees of the notes being registered.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-186990

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 1, 2013)

$300,000,000

Alpha Natural Resources, Inc.

4.875% Convertible Senior Notes Due 2020

We are offering $300 million aggregate principal amount of our 4.875% convertible senior notes due 2020 (the “notes”).

We will pay 4.875% interest per annum on the principal amount of the notes, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2014. Interest will accrue on the notes from, and including, December 18, 2013 or from, and including, the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be.

The notes will mature on December 15, 2020, unless earlier repurchased or converted.

The notes will be convertible in certain circumstances and/or during certain periods based on an initial conversion rate of 107.0893 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $9.34 per share), subject to adjustment in certain circumstances as described in this prospectus supplement. Upon conversion of the notes, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election as described in this prospectus supplement.

Subject to earlier repurchase, holders may convert their notes at their option at any time prior to October 15, 2020 only under the following circumstances: (1) the notes will be convertible during any calendar quarter (and only during that quarter) after the calendar quarter ending March 31, 2014, if the closing sale price per share of our common stock for each of 20 or more trading days (whether or not consecutive) in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter equals or exceeds 130% of the conversion price in effect on each applicable trading day; (2) the notes will be convertible during the five consecutive business days immediately after any five consecutive trading day period (we refer to this five consecutive trading day period as the “note measurement period”) in which the trading price per $1,000 principal amount of notes for each trading day of the note measurement period was less than 98% of the conversion value of the notes on such trading day; and (3) the notes will be convertible upon the occurrence of specified corporate events. During the period from, and including, October 15, 2020 until the close of business on the business day immediately preceding December 15, 2020, holders may convert their notes at any time, regardless of the foregoing circumstances.

A holder that surrenders notes for conversion in connection with a “make-whole fundamental change,” as described in this prospectus supplement, may in certain circumstances be entitled to an increased conversion rate.

The notes are not redeemable at our option prior to maturity, and no sinking fund is provided for the notes.

Holders may require us to repurchase all or a portion of their notes upon a fundamental change, as described in this prospectus supplement, at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The notes will be unconditionally guaranteed on a senior unsecured basis, jointly and severally, by each of our current and future wholly owned domestic subsidiaries that from time to time guarantee our obligations under the 9.75% senior notes due 2018 (the “9.75% Senior Notes”). The notes will be our unsecured obligations, ranking senior in right of payment to all of our future debt that is subordinated in right of payment to the notes and ranking equal in right of payment with all of our existing and future debt that is not subordinated in right of payment to the notes, including our obligations under the 9.75% Senior Notes. Each guarantor’s guarantee of the notes will be an unsecured obligation of that guarantor, ranking senior in right of payment to all of that guarantor’s future debt that is subordinated in right of payment to that guarantee and ranking equal in right of payment with all of that guarantor’s existing and future debt that is not subordinated in right of payment to that guarantee, including its guarantee of our obligations under the 9.75% Senior Notes. The notes will be effectively junior in right of payment to all of our and our guarantors’ secured debt to the extent of the value of the collateral securing that debt (including obligations under our Credit Agreement (as defined herein)), and structurally junior in right of payment to all indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries.

For a more detailed description of the notes, see “Description of Notes” beginning on page S-29 of this prospectus supplement.

The notes are a new issue of securities for which there currently is no market. We do not intend to apply for listing of the notes on any securities exchange or automated dealer quotation system. Our common stock is listed on the New York Stock Exchange under the ticker symbol “ANR.” On December 12, 2013, the last reported sale price of our common stock on the New York Stock Exchange was $6.44 per share.

Investing in the notes involves a high degree of risk. See “Risk Factors” beginning on page S-12 of this prospectus supplement.

	Per Note	Total
Public offering price[1]	100%	$300,000,000.00
Underwriting discount[2]	2.6%	$7,800,000.00
Proceeds, before expenses, to us	97.4%	$292,200,000.00

[1]	Plus accrued interest, if any, from December 18, 2013.
[2]	See “Underwriting.”

We have granted to the underwriters the option, exercisable on or before the 30th day after the date of this prospectus supplement, to purchase up to an additional $45 million aggregate principal amount of notes, solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about December 18, 2013.

Joint Book-Running Managers

Barclays	BofA Merrill Lynch	Goldman, Sachs & Co.	Deutsche Bank Securities

Joint Lead Managers

Morgan Stanley	BMO Capital Markets	Citigroup

Co-Managers

Credit Agricole CIB	PNC Capital Markets LLC	BB&T Capital Markets

Prospectus Supplement dated December 12, 2013

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus. Neither we nor the underwriters have authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer to sell our securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the document containing the information.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described below under the heading “Available Information.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “Alpha,” the “Company,” “we,” “us” and “our” or similar terms are to Alpha Natural Resources, Inc. and its consolidated subsidiaries.

AVAILABLE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any documents that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 11 Wall Street, New York, New York 10005, on which our common stock is listed.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the SEC. This prospectus supplement and the accompanying prospectus do not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document relating to us, the reference is only a summary, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents that we file separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede information contained in or previously incorporated by reference into this prospectus supplement. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13 (a), 13(c), 14 or 15(d) of

S-ii

the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this prospectus supplement and before the termination of the offering of the securities covered by this prospectus supplement.

•	Our Annual Report on Form 10-K for the year ended December 31, 2012 filed on March 1, 2013;

•

Our Quarterly Reports on Form 10-Q for the three months ended March 31, 2013 filed on May 7, 2013, for the three months ended June 30, 2013 filed on August 8, 2013 and for the three months ended September 30, 2013 filed on November 8, 2013;

•	Our Current Reports on Form 8-K filed on February 1, 2013 and amended on March 5, 2013, April 12, 2013, May 7, 2013, May 13, 2013, May 22, 2013, May 24, 2013, October 3, 2013, and December 9, 2013;

•	The portions of our Definitive Proxy Statement on Schedule 14A that are deemed “filed” with the SEC under the Exchange Act, as filed on April 8, 2013; and

•

Exhibit 99.1 of our Current Report on Form 8-K filed on March 28, 2011, containing the consolidated financial statements of Massey Energy Company (“Massey”) as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010.

You can request a copy of these filings at no cost, by writing or calling us at the following address:

Alpha Natural Resources, Inc.

One Alpha Place

P.O. Box 16429

Bristol, Virginia 24209

Attention: Investor Relations

(276) 619-4410

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein include statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to our future prospects, developments and business strategies. We have used the words “assume,” “anticipate,” “believe,” “continued,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “objective,” “plan,” “position,” “potential,” “predict,” “project,” “seek,” “should,” “strategy,” “target,” “will” and similar terms and phrases, including references to assumptions, in these documents to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	our liquidity, results of operations and financial condition;

•	decline in coal prices;

•	worldwide market demand for coal, electricity and steel;

•	utilities switching to alternative energy sources such as natural gas, renewables and coal from basins where we do not operate;

•	our production capabilities and costs;

•	availability of mining and processing equipment and parts;

S-iii

•

changes in environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage, including potential climate change initiatives;

•	changes in safety and health laws and regulations and their implementation, and the ability to comply with such changes;

•	competition in coal markets;

•	regulatory and court decisions;

•	our ability to obtain, maintain or renew any necessary permits or rights, and our ability to mine properties due to defects in title on leasehold interests;

•	global economic, capital market or political conditions, including a prolonged economic downturn in the markets in which we operate and disruptions in worldwide financial markets;

•	the outcome of pending or potential litigation or governmental investigations, including with respect to the Upper Big Branch explosion;

•	our relationships with, and other conditions affecting, our customers, including the inability to collect payments from our customers if their creditworthiness declines;

•	changes in, renewal or acquisition of, terms of and performance of customers under coal supply arrangements;

•	reductions or increases in customer coal inventories and the timing of those changes;

•	inherent risks of coal mining beyond our control, and our ability to fully utilize our energy assets;

•	cybersecurity attacks or failures, threats to physical security, extreme weather conditions or other natural disasters;

•	the geological characteristics of the Powder River Basin, Central and Northern Appalachian coal reserves;

•	the inability of our third-party coal suppliers to make timely deliveries and the refusal by our customers to receive coal under agreed contract terms;

•	disruptions in delivery or changes in pricing from third party vendors of key equipment and materials that are necessary for our operations, such as diesel fuel, steel products, explosives and tires;

•	inflationary pressures on supplies and labor;

•	funding for and changes in postretirement benefit obligations, pension obligations, including multi- employer pension plans, and federal and state black lung obligations;

•	increased costs and obligations potentially arising from the Patient Protection and Affordable Care Act;

•	reclamation, water treatment and mine closure obligations;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	significant or rapid increases in commodity prices;

•	railroad, barge, truck and other transportation availability, performance and costs;

•	disruption in coal supplies;

•

attracting and retaining key personnel and other employee workforce factors, such as labor relations, our ability to negotiate new United Mine Workers of America wage agreements on terms acceptable to us, increased unionization of our workforce in the future, and any strikes by our workforce;

•	future legislation and changes in regulations, governmental policies or taxes or changes in interpretation thereof;

S-iv

•

our ability to integrate successfully operations that we have acquired or developed with our existing operations, as well as those operations that we may acquire or develop in the future, or the risk that any such integration could be more difficult, time-consuming or costly than expected;

•	the consummation of financing transactions, acquisitions or dispositions and the related effects on our business and financial position;

•	indemnification of certain obligations not being met;

•	fair value of derivative instruments not accounted for as hedges that are being marked to market;

•	our substantial indebtedness and potential future indebtedness;

•	restrictive covenants in our secured credit facility and the indentures governing our outstanding debt securities;

•	certain terms of our outstanding debt securities, including any conversions of our convertible senior debt securities, that may adversely impact our liquidity;

•	our ability to obtain or renew surety bonds on acceptable terms or maintain self-bonding status;

•	goodwill impairment charges; and

•	other factors, including those discussed in “Risk Factors” and in the documents incorporated by reference in this prospectus supplement.

When considering these forward-looking statements, you should keep in mind the cautionary statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus supplement. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events, which may cause actual results to differ from those expressed or implied by these forward-looking statements.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary contains basic information about our company and the offering. It may not contain all the information that may be important to you. Investors should carefully read this entire prospectus supplement, the accompanying prospectus and those documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risk factors and financial statements and related notes included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus, before making an investment decision.

Alpha Natural Resources, Inc.

We are one of America’s premier coal suppliers, operating 86 mines and 24 coal preparation and load-out facilities as of September 30, 2013 in Northern and Central Appalachia and the Powder River Basin. We produce, process, and sell steam and metallurgical coal from our operations located throughout Virginia, West Virginia, Kentucky, Pennsylvania, and Wyoming. We also sell coal produced by others, the majority of which we process and/or blend with coal produced from our mines prior to resale, providing us with a higher overall margin for the blended product than if we had sold the coal separately.

We have two reportable segments, Eastern Coal Operations and Western Coal Operations. Eastern Coal Operations consists of our operations in Northern and Central Appalachia and our coal brokerage activities. Western Coal Operations consists of two Powder River Basin mines in Wyoming. Our All Other category includes an idled underground mine in Illinois; expenses associated with closed mines; Dry Systems Technologies; revenues and royalties from the sale of coalbed methane and natural gas extraction; equipment sales and repair operations; terminal services; the leasing of mineral rights; general corporate overhead and corporate assets and liabilities.

Our principal executive office is located at One Alpha Place, P.O. Box 16429, Bristol, VA 24209 and our telephone number is (276) 619-4410.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should carefully review the “Description of Notes” section of this prospectus supplement, which contains more detailed descriptions of the terms and conditions of the notes. As used in this section, “we,” “our,” and “us” refer to Alpha Natural Resources, Inc. and not to its consolidated subsidiaries.

Issuer	Alpha Natural Resources, Inc.

Notes offered	$300 million aggregate principal amount of 4.875% convertible senior notes due 2020. We have granted to the underwriters an option to purchase up to $45 million aggregate principal amount of additional notes, solely to cover over- allotments, if any.

Maturity	The notes will mature on December 15, 2020, unless earlier repurchased or converted.

Interest payment dates	We will pay 4.875% interest per annum on the principal amount of the notes, payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2014, to holders of record at the close of business on the preceding June 1 and December 1, respectively. Interest will accrue on the notes from, and including, December 18, 2013 or from, and including, the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be.

Guarantees	The notes will be unconditionally guaranteed on a senior unsecured basis, jointly and severally, by each of our current and future wholly owned domestic subsidiaries that from time to time guarantee our obligations under our 9.75% Senior Notes, as described under “Description of Notes—Note Guarantees.”

Additional notes	We may from time to time, without the consent of or notice to the holders of the notes, subject to compliance with the terms of the indenture, issue additional notes. We may also issue other series of debt securities under the base indenture (which, together with the supplemental indenture, governs the notes issued in this offering). See “Description of Notes—General.”

Ranking	The notes will be our unsecured obligations, ranking senior in right of payment to all of our future debt that is subordinated in right of payment to the notes and ranking equal in right of payment with all of our existing and future debt that is not subordinated in right of payment to the notes, including our obligations under the 9.75% Senior Notes.

Each guarantor’s guarantee of the notes will be an unsecured obligation of that guarantor, ranking senior in right of payment to all of that guarantor’s future debt that is subordinated in right of payment to that guarantee and ranking equal in right of payment with all of that guarantor’s existing and future debt that is not subordinated in right of payment to that guarantee, including its guarantee of our obligations under the 9.75% Senior Notes.

The notes will be effectively junior in right of payment to all of our and the guarantors’ secured debt to the extent of the value of the collateral securing that debt (including obligations under our Fourth Amended and Restated Credit Agreement, dated as of May 22, 2013, as amended on October 2, 2013 (the “Credit Agreement”)), and structurally junior in right of payment to all indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries.

As of September 30, 2013, as adjusted to give effect to the offering of the notes and the application of the proceeds as described in “Use of Proceeds,” we and our consolidated subsidiaries would have had approximately $621.9 million of senior secured indebtedness and additional senior secured borrowing availability of $949.4 million under our Credit Agreement.

As of September 30, 2013, as adjusted to give effect to the offering of the notes and the application of the proceeds as described in “Use of Proceeds,” we and our guarantor subsidiaries would have had approximately $3,541.4 million of indebtedness outstanding.

Our non-guarantor subsidiaries accounted for $3.7 million, or 0.1%, of our total consolidated revenues and contributed $(0.8) million of consolidated net income, in each case for the nine months ended September 30, 2013, and accounted for $13.2 million, or 0.2%, of our total consolidated revenues and contributed $3.4 million of consolidated net income, in each case for the year ended December 31, 2012.

Our non-guarantor subsidiaries accounted for $14.2 million, or 0.1% of our total consolidated assets and $0.1 million, or 0.0%, of our total consolidated liabilities, in each case, as of September 30, 2013, and $407.5 million, or 3.1% of our total consolidated assets and $392.5 million, or 4.8%, of our total consolidated liabilities, in each case as of December 31, 2012.

The indenture governing the notes does not limit the amount of debt that we or our subsidiaries may incur.

Conversion rights

The conversion rate will initially equal 107.0893 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $9.34 per share of common stock), subject to adjustment as described in this prospectus supplement. Subject to earlier repurchase, the notes will be convertible at the option of holders at any time prior to the close of business on the business day immediately preceding October 15, 2020, in multiples of $1,000 principal amount, only under the following circumstances:

•

during any calendar quarter (and only during that quarter) after the calendar quarter ending March 31, 2014, if the closing sale price of our common stock for each of 20 or more trading days (whether or not consecutive) in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter equals or exceeds 130% of the conversion price in effect on each applicable trading day;

•

during the five consecutive business days immediately after any five consecutive trading day period (we refer to this five consecutive trading day period as the “note measurement period”) in which the trading price (as defined under “Description of Notes—Conversion Rights—Conversion Upon Satisfaction of the Notes Trading Price Condition”) per $1,000 principal amount of notes for each trading day of the note measurement period was less than 98% of the conversion value of the notes on such trading day; or

•	upon the occurrence of specified corporate events described under “Description of Notes—Conversion Rights—Conversion Upon the Occurrence of Certain Corporate Transactions.”

On or after October 15, 2020 until the close of business on the business day immediately preceding December 15, 2020, holders may convert their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

A holder that surrenders notes for conversion in connection with a “make-whole fundamental change,” as described in this prospectus supplement, may in certain circumstances be entitled to an increased conversion rate. See “Description of Notes— Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change.”

Settlement upon conversion	We may elect to pay or deliver, as the case may be, to holders in full satisfaction of our conversion obligation:

•	solely shares of our common stock, together with cash in lieu of fractional shares, which we refer to as a “physical settlement;”

•	solely cash without any delivery of shares of our common stock, which we refer to as a “cash settlement;” or

•	a combination of cash and shares of our common stock, which we refer to as a “combination settlement.”

The amount of cash, if we elect cash settlement, or the amount of cash and the number of shares of our common stock, if any, if we elect a combination settlement, will be based on a daily conversion value (as defined herein) calculated on a proportionate basis for each of the 20 consecutive trading days during the related observation period (as defined herein).

All conversions occurring on or after October 15, 2020 will be settled using the same settlement method. Prior to October 15, 2020, we will use the same settlement method for all conversions occurring on the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions that occur on different conversion dates. That is, for conversions prior to October 15, 2020, we may choose with respect to conversions occurring on one conversion date to settle those conversions using physical settlement, and choose with respect to conversions occurring on another conversion date to settle those conversions using cash settlement or combination settlement. If we elect a settlement method, we will inform holders so converting through the trustee of the settlement method we have selected no later than the close of business on the trading day immediately following the related conversion date (or, in the case of any conversions occurring on or after October 15, 2020, no later than the close of business on the scheduled trading day immediately preceding October 15, 2020). See “Description of Notes—Conversion Rights—Settlement Upon Conversion.”

Upon any conversion, subject to certain exceptions, you will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any. Instead, interest will be deemed to be paid by the cash, shares of our common stock or a combination of cash and shares of our common stock paid or delivered, as the case may be, to you upon conversion of a note. See “Description of Notes—Conversion Rights.”

Sinking fund	None, which means we are not required to redeem or retire the notes periodically.

No redemption of notes at our option	The notes are not redeemable at our option prior to maturity.

Risk factors	You should carefully consider the information set forth in the “Risk Factors” section of this prospectus supplement, as well as all other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding whether to invest in the notes.

Right of holder to require us to repurchase notes if a fundamental change occurs	If a fundamental change, as described in this prospectus supplement, occurs, subject to certain conditions, holders may require us to repurchase all or a portion of their notes for cash at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date. See “Description of Notes—Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change.”

Events of default	If an event of default on the notes has occurred and is continuing, the principal amount of the notes plus any premium and accrued and unpaid interest may be declared immediately due and payable. These amounts automatically become due and payable upon certain events of default. See “Description of Notes—Events of Default” in this prospectus supplement and “Description of Debt Securities—Events of Default, Notice and Waiver” in the accompanying prospectus.

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated expenses of the offering payable by us, will be approximately $288 million (or approximately $332 million if the underwriters exercise their over-allotment option in full). We intend to use a portion of the net proceeds from the offering to fund purchases of approximately $34 million of our 2.375% convertible notes due 2015 and $181 million of the 3.25% convertible notes due 2015 issued by Alpha Appalachia Holdings, Inc., formerly known as Massey Energy Company, our wholly owned subsidiary.

We intend to use any net proceeds remaining from this offering, including if the purchases are not consummated, for general corporate purposes. See “Use of Proceeds.”

Certain of the underwriters and/or their affiliates may hold an amount of the indebtedness we purchase and may indirectly receive a portion of the net proceeds from this offering. See “Underwriting.”

Book-entry form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Listing and trading	The notes are a new issue of securities, and there is currently no established trading market for the notes. An active or liquid market may not develop for the notes or, if developed, be maintained. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in any of the notes and may discontinue their market making activities at any time without notice. We have not applied, and do not intend to apply, for the listing of the notes on any securities exchange or automated dealer quotation system.

Material U.S. federal income tax considerations	For a discussion of material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and shares of common stock into which the notes are convertible, see “Material U.S. Federal Income Tax Considerations.”

New York Stock Exchange symbol for our common stock	Our common stock is listed on The New York Stock Exchange under the symbol “ANR.”

Trustee, paying agent and conversion agent	Union Bank, N.A.

Summary Consolidated Financial Data

The following table presents our summary consolidated financial data for the periods and the dates indicated. The summary historical condensed consolidated interim financial data for the nine months ended September 30, 2013 and 2012, and as of September 30, 2013, have been derived from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement. The unaudited financial data presented have been prepared on a basis consistent with our audited financial statements. The summary consolidated financial data as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 have been derived from the audited consolidated financial statements and related notes thereto incorporated by reference in this prospectus supplement, except as noted below.

On June 1, 2011, we completed our acquisition of Massey. Our consolidated results of operations for the year ended December 31, 2011 include Massey’s results of operations for the period June 1, 2011 through December 31, 2011. Our consolidated results of operations for the year ended December 31, 2010 do not include amounts related to Massey’s results of operations. See note 3 in the notes to audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, incorporated by reference in this prospectus supplement.

The results of operations for the periods included in the following table are not necessarily indicative of the results to be expected for future periods. You should read the following summary consolidated financial information together with our audited and unaudited historical consolidated financial statements, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other information included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2013 and our Annual Report on Form 10-K for the year ended December 31, 2012, incorporated by reference in this prospectus supplement.

	Nine Months Ended September 30,		Years Ended December 31,
	2013	2012	2012	2011(5)	2010
	(in thousands)		(in thousands)
Statements of Operations Data:
Revenues:
Coal revenues	$3,292,412	$4,660,541	$6,015,696	$6,189,434	$3,497,847
Freight and handling revenues	448,316	597,157	761,928	662,238	332,559
Other revenues(1)	119,080	158,833	197,260	256,009	86,750

Total revenues	3,859,808	5,416,531	6,974,884	7,107,681	3,917,156

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	3,082,330	4,080,964	5,004,516	5,080,921	2,566,825
Freight and handling costs	448,316	597,157	761,928	662,238	332,559
Other expenses	155,479	43,194	45,432	142,709	65,498
Depreciation, depletion and amortization	650,021	797,516	1,037,575	770,769	370,895
Amortization of acquired intangibles, net	908	(64,480)	(70,338)	(114,422)	226,793
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately above)	120,664	160,626	209,788	382,250	180,975
Asset impairment and restructuring	24,358	1,028,610	1,068,906	—	—
Goodwill impairment	253,102	1,525,332	1,713,526	802,337

Total costs and expenses	4,735,178	8,168,919	9,771,333	7,726,802	3,743,545

Income (loss) from operations	(875,370)	(2,752,388)	(2,796,449)	(619,121)	173,611

Other income (expense):
Interest expense	(182,587)	(139,313)	(198,147)	(141,914)	(73,463)
Interest income	3,133	3,749	3,373	3,978	3,458
Gain (loss) on early extinguishment of debt	(33,039)	—	773	(10,026)	(1,349)
Miscellaneous (expense) income, net	24,131	1,619	3,306	635	(821)

Total other expense, net	(188,362)	(133,945)	(190,695)	(147,327)	(72,175)

Income (loss) from continuing operations before income taxes	(1,063,732)	(2,886,333)	(2,987,144)	(766,448)	101,436
Income tax (expense) benefit	309,022	576,765	549,996	35,906	(4,218)

Income (loss) from continuing operations(2)	$(754,710)	$(2,309,568)	$(2,437,148)	$(730,542)	$97,218

Balance sheet data (at period end):
Cash and cash equivalents	$668,102		$730,723	$585,882
Notes payable and long-term debt, including current portion, net(3)	$3,373,752		$3,386,052	$2,968,081
Other Financial Data:
EBITDA from continuing operations(4)	$(233,349)	$(2,017,733)	$(1,825,133)	$27,835	$769,129
Adjusted EBITDA from continuing operations(4)	$227,321	$575,309	$792,491	$1,220,736	$807,502

(1)	Other revenues for 2011 include $127.2 million related to derivative contracts accounted for at fair value.
(2)	Income from continuing operations for 2011 includes the following significant amounts from the Massey acquisition: Total revenues-$1.9 billion; Cost of coal sales-$1.9 billion; Depreciation, depletion and amortization-$397.7 million; and Amortization of acquired intangibles, net-($216.2) million. See Note 3 in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, incorporated by reference in this prospectus supplement.

(3)	Notes payable and long-term debt, including current portion, net as of December 31, 2011 includes $628.2 million, net of debt discount, assumed in the Massey acquisition. See Note 3 in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, incorporated by reference in this prospectus supplement.
(4)	EBITDA from continuing operations is defined as income (loss) from continuing operations plus interest expense, income tax expense (benefit), depreciation, depletion and amortization and amortization of acquired intangibles, net, less interest income. Adjusted EBITDA from continuing operations is defined as EBITDA from continuing operations plus expenses attributable to mergers, goodwill impairment, asset impairment and restructuring, losses on early extinguishment of debt, mineral lease terminations expense, losses from changes in fair value and settlements of derivative instruments, and changes in estimated future costs of asset retirement obligations less gains from changes in fair value and settlements of derivative instruments and various gains and losses not expected to recur on a quarterly basis. EBITDA from continuing operations and adjusted EBITDA from continuing operations are non-GAAP financial measures used by management to measure operating performance, and management also believes they are a useful indicator of our ability to meet debt service and capital expenditure requirements. Because EBITDA from continuing operations and adjusted EBITDA from continuing operations are not calculated identically by all companies, our calculations may not be comparable to similarly titled measures of other companies. EBITDA from continuing operations and adjusted EBITDA from continuing operations are calculated as follows (unaudited):

	Nine Months Ended September 30,		Years Ended December 31,
	2013	2012	2012	2011	2010
	(in thousands)		(in thousands)
Income (loss) from continuing operations	$(754,710)	$(2,309,568)	$(2,437,148)	$(730,542)	$97,218
Interest expense	182,587	139,313	198,147	141,914	73,463
Interest income	(3,133)	(3,749)	(3,373)	(3,978)	(3,458)
Income tax expense (benefit)	(309,022)	(576,765)	(549,996)	(35,906)	4,218
Depreciation, depletion and amortization	650,021	797,516	1,037,575	770,769	370,895
Amortization of acquired intangibles, net	908	(64,480)	(70,338)	(114,422)	226,793

EBITDA from continuing operations	(233,349)	(2,017,733)	(1,825,133)	27,835	769,129
Goodwill impairment	253,102	1,525,332	1,713,526	802,337	—
Asset impairment and restructuring	24,358	1,028,610	1,068,906	—	—
Change in fair value and settlement of derivative instruments	(7,671)	(15,385)	(8,275)	(107,573)	11,316
Merger related expenses (benefit)	122,725	52,185	45,249	443,019	25,708
(Gain) loss on early extinguishment of debt	33,039	—	(773)	10,026	1,349
Provision for regulatory costs	25,000	—	—	—	—
Loss on assets contributed to equity affiliate	10,117	—	—	—	—
Changes in estimated future costs of asset retirement obligations	—	—	(154,377)	37,137	—
Mineral lease terminations expense	—	—	—	7,955	—
Impact of benefits-related accrual reversal	—	—	(45,865)	—	—
Impact on accrual for legal matters	—	—	(3,067)	—	—
Impact of write-off of weather-related property damage	—	2,300	2,300	—	—

Adjusted EBITDA from continuing operations	$227,321	$575,309	$792,491	$1,220,736	$807,502

(5)	As a result of changes to the provisional opening balance sheet of Massey and for certain other immaterial corrections and reclassifying adjustments, we adjusted depreciation, depletion and amortization, amortization of acquired intangibles, net, cost of coal sales, other expenses, other revenues and goodwill impairment and restated our consolidated balance sheet as of December 31, 2011 and our consolidated results of operations for the year ending December 31, 2011. We recorded additional goodwill impairment of $57.0 million, increased our net loss before income taxes by $50.1 million, and increased our net loss by $53.2 million for the year ended December 31, 2011.

RISK FACTORS

You should carefully consider the risks described below, as well as the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. The risks described below are not the only ones facing our company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business or results of operations in the future. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment in the notes. For other risk factors relating to our business and the industry in which we operate, you should carefully review the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2012 and of our Quarterly Reports on Form 10-Q for three months ended March 31, 2013, for the six months ended June 30, 2013 and for the nine months ended September 30, 2013.

Risks Related to this Offering, the Notes, the Guarantees and Our Indebtedness

Our substantial indebtedness exposes us to various risks.

As of September 30, 2013, we had $3,456.1 million of indebtedness outstanding before discounts applied for financial reporting. In addition, as of September 30, 2013, we had $150.6 million of letters of credit outstanding under our credit facility. Our substantial debt service obligations could have an adverse impact on our earnings and cash flow for so long as the indebtedness is outstanding.

Our substantial indebtedness could have important consequences to holders of the notes. For example, it could:

•

make it more difficult for us to pay or refinance our debts, including the notes, as they become due during adverse economic and industry conditions because any related decrease in revenues could cause us to not have sufficient cash flows from operations to make our scheduled debt payments;

•	force us to seek additional capital, restructure or refinance our debts, or sell assets;

•	cause us to be less able to take advantage of significant business opportunities such as acquisition opportunities and to react to changes in market or industry conditions;

•

cause us to use a portion of our cash flow from operations for debt service, reducing the availability of working capital and delaying or preventing investments, capital expenditures, research and development and other business activities;

•	cause us to be more vulnerable to general adverse economic and industry conditions;

•	expose us to the risk of increased interest rates because certain of our borrowings, including borrowings under the Credit Agreement will be at variable rates of interest;

•	make us more highly leveraged than some of our competitors, which could place us at a competitive disadvantage;

•	limit our ability to borrow additional monies in the future to fund working capital, capital expenditures and other general corporate purposes; and

•

result in a downgrade in the credit rating of our indebtedness, which could harm our ability to incur additional indebtedness and result in more restrictive borrowing terms, including increased borrowing costs and more restrictive covenants, all of which could affect our internal cost of capital estimates and therefore impact operational and investment decisions.

Our interest expense was $198.1 million for the year ended December 31, 2012. As of December 31, 2012, we had approximately $540.0 million aggregate principal amount of variable rate indebtedness under the Credit Agreement. A 1% increase in interest rates applicable to that indebtedness under the Credit Agreement would increase our annual interest expense by approximately $5.7 million.

Despite current anticipated indebtedness levels and restrictive covenants, we may incur additional indebtedness in the future.

Despite our current level of indebtedness, we will be able to incur substantial additional indebtedness, including additional secured indebtedness. Although the current terms of the Credit Agreement restrict us and our subsidiaries from incurring additional indebtedness, these restrictions are subject to important exceptions and qualifications, including with respect to our ability to incur additional senior secured debt, and if our credit facility matures or is repaid, we may not be subject to similar restrictions under the terms of any subsequent indebtedness. In addition, we will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that could have the effect of diminishing our ability to make payments on the notes when due. If we or our subsidiaries incur additional indebtedness, the risks that we and they now face as a result of our leverage could intensify. If our financial condition or operating results deteriorate, our relations with our creditors, including the holders of the notes, the lenders under the Credit Agreement and our suppliers, may be materially and adversely affected.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at that time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

The Credit Agreement and the indentures governing our existing senior notes contain, the notes will contain, and agreements governing indebtedness we may incur in the future may contain, covenants that may limit our operating and financial flexibility.

The Credit Agreement contains a number of significant restrictions and covenants, including restrictions and covenants that limit our ability to:

•	incur additional debt;

•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	enter into certain transactions with our affiliates;

•	create liens;

•	be party to agreements or arrangements that restrict the ability of our subsidiaries to pay dividends, make or repay loans or advance or make other payments to our subsidiaries; and

•	consolidate, merge, sell or otherwise dispose of our assets.

The indenture governing the notes will contain covenants that, among other things, restrict our ability to merge or consolidate with another entity or sell, lease, transfer or otherwise dispose of all or substantially all of our assets to another entity. The indentures governing our existing senior notes also contain covenants that, among other things, restrict our ability to incur liens on certain properties to secure debt and engage in sale and leaseback transactions.

Additionally, our future indebtedness may contain covenants more restrictive in certain respects than the restrictions contained in the Credit Agreement and the indenture governing the notes. A breach of any of these covenants could result in a default under one or more of these agreements, including as a result of cross default provisions and, in the case of the Credit Agreement, permit the lenders to cease making loans to us. Upon the occurrence of an event of default under the Credit Agreement, the lenders could elect to declare all amounts outstanding under the Credit Agreement to be immediately due and payable and terminate all commitments to extend further credit. Such actions by those lenders could cause cross defaults under our other indebtedness. If we were unable to repay those amounts, the lenders under the Credit Agreement could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under the Credit Agreement. If the lenders under the Credit Agreement accelerate the repayment of borrowings, we may not have sufficient assets to repay the Credit Agreement as well as our unsecured indebtedness, including the notes.

Your right to receive payments on the notes is effectively junior to the right of lenders who have a security interest in our assets to the extent of the value of those assets.

Our obligations under the notes and the guarantors’ obligations under their guarantees of the notes will be unsecured, but our obligations under the Credit Agreement and each guarantor’s obligations under its guarantee of the Credit Agreement are secured by a security interest in substantially all of our and the guarantors’ tangible and intangible assets, including all of the equity interests of our and the guarantors’ wholly owned U.S. subsidiaries and a portion of the stock of certain of our and the guarantors’ non-U.S. subsidiaries, in each case, subject to certain exceptions. If we are declared bankrupt or insolvent, or if we default under the Credit Agreement, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, to be immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes will not be secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims in full.

As of September 30, 2013, we had approximately $621.9 million of senior secured indebtedness and additional senior secured borrowing availability of $949.4 million under the Credit Agreement, subject to a $300 million minimum liquidity requirement applicable through the fiscal quarter ending December 31, 2014. The indenture governing the notes will permit us to incur substantial additional indebtedness in the future, including senior secured indebtedness.

The notes will be structurally subordinated to all liabilities of our non-guarantor subsidiaries.

The notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries that are not guaranteeing the notes, which include our non-wholly owned U.S. subsidiaries, certain of our wholly owned U.S. subsidiaries and all of our non-U.S. subsidiaries. These non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Our non-guarantor subsidiaries accounted for $3.7 million, or 0.1%, of our total consolidated revenues and contributed $(0.8) million of consolidated net income, in each case for the nine months ended September 30, 2013, and for $13.2 million, or 0.2%, of our total consolidated revenues and contributed $3.4 million of consolidated net income, in each case for the year ended December 31, 2012. In addition, our non-guarantor subsidiaries accounted for $14.2 million, or 0.12% of our total consolidated assets and $0.1 million, or 0.0%, of our total consolidated liabilities, in each case, as of September 30, 2013, and $407.5 million, or 3.1 % of our total consolidated assets and $392.5 million, or 4.8%, of our total consolidated liabilities, in each case, as of December 31, 2012. Any right that we or the guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us or any guarantor.

Our ability to make the required payments on our indebtedness is dependent on the cash flow generated by our subsidiaries, which may be constrained by legal, contractual, market or operating conditions from paying us dividends.

We will be dependent to a significant extent on the generation of cash flow by our subsidiaries and their ability to make that cash available to us, by dividend, debt repayment or otherwise. These subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of the notes. Each of these subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required payments of principal, premium, if any, and interest on our indebtedness, including the notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under the Credit Agreement, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including covenants in the Credit Agreement and the indenture governing the notes), we could be in default under the terms of the agreements governing such indebtedness, including the Credit Agreement and the indenture governing the notes. In the event of such default,

•	the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

•	the lenders under the Credit Agreement could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to obtain waivers from the required lenders under the Credit Agreement to avoid being in default. If we breach our covenants under the Credit Agreement and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the Credit Agreement, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may not have the ability to raise funds necessary to settle conversions of the notes in cash or to repurchase the notes upon a fundamental change and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes upon a fundamental change.

If a “fundamental change” (as described in “Description of Notes—Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change”) occurs, you will have the right, at your option, to require us to repurchase for cash all of your notes or any portion of your notes in integral multiples of $ 1,000 principal amount. The fundamental change repurchase price will equal 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. In addition, upon conversion of the notes, we may be required to make cash payments in respect of the notes being converted depending on the settlement method we elect. However, we may not have sufficient funds at the time we are required to repurchase the notes surrendered therefor or notes being converted and we may not be able to arrange necessary financing on acceptable terms, if at all. In addition, our ability to repurchase the notes or pay cash upon conversion of the notes may be limited by law, by regulatory authority or by the agreements governing our other indebtedness outstanding at the time. If we fail to pay the fundamental change repurchase price when due or fail to pay any amount of cash due upon conversion, we will be in default under the indenture governing the notes. A default under the indenture or the fundamental change itself could also lead to a default under the agreements governing our other indebtedness, including our Credit Agreement. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversion thereof.

We may elect to deliver cash or a combination of cash and shares of our common stock upon conversion. Therefore, holders of the notes may receive no shares of our common stock or fewer shares than the number into which their notes are convertible.

Because we have the right to elect cash settlement or combination settlement, upon conversion, holders may not receive any shares of our common stock or they may receive fewer shares of our common stock relative to the conversion value of the notes. In addition, in the event of our bankruptcy, insolvency or certain similar proceedings during the “observation period” (as defined below under “Description of Notes—Settlement Upon Conversion”), there is a risk that a bankruptcy court may decide a holder’s claim to receive such cash and/or shares of our common stock should be subordinated further to the claims of our other creditors or treated as an equity interest in bankruptcy.

We have made only limited covenants in the indenture for the notes, and these limited covenants may not protect your investment.

The indenture for the notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur secured indebtedness or indebtedness that would effectively rank senior to the notes;

•	limit our ability to incur secured indebtedness or indebtedness that is equal or senior in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

•	restrict our ability to repurchase our securities;

•	restrict our ability to pledge our assets or those of our subsidiaries to secure indebtedness or other obligations; or

•	restrict our ability to make investments or to repurchase, or pay dividends or make other payments in respect of, our common stock or other securities ranking junior to the notes.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock but would not constitute a “fundamental change” that permits holders either to convert their notes or require us to repurchase their notes. For these reasons, you should not consider the covenants in the indenture or the repurchase feature of the notes as a significant factor in evaluating whether to invest in the notes.

The subsidiary guarantors’ guarantees of the 9.75% Senior Notes could be released in a variety of circumstances, which may ultimately cause those subsidiary guarantors to be released from their guarantees of the notes.

The subsidiary guarantors’ guarantees of the 9.75% Senior Notes could be released in a variety of circumstances, including upon repayment of the Credit Agreement or a sale of a guarantor or if the required lenders under the Credit Agreement permit the release of such subsidiary guarantor’s guarantee of the Credit Agreement. Any such release may be affected without action by, or consent of, any holder of the notes or the trustee under the indenture governing the notes. See “Description of Notes.” You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders.

Federal and state fraudulent transfer laws may permit a court to void the guarantees, subordinate claims in respect of the guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the incurrence of any guarantees of the notes, including the guarantee by the subsidiary guarantors entered into upon issuance of the notes and subsidiary guarantees (if any) that may be entered into thereafter under the terms of the indenture governing the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the guarantees could be voided as a fraudulent transfer or conveyance if (1) any of the guarantors incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) any of the guarantors received less than reasonably equivalent value or fair consideration in return for incurring the guarantees and, in the case of (2) only, at least one of the following was also true at the time thereof:

•	any of the guarantors were insolvent on the date of the incurrence of the guarantees or rendered insolvent by reason of the incurrence of the guarantees;

•	the incurrence of the guarantees left any of the guarantors with an unreasonably small amount of capital to carry on the business; or

•	any of the guarantors intended to, or believed that such guarantor would, incur debts beyond such guarantor’s ability to pay such debts as they mature.

We cannot be certain as to the standards a court would use to determine whether or not the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the incurrence of the guarantees would not be subordinated to our or any of the guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•	it could not pay its debts as they become due.

If a court were to find that the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under such guarantee or subordinate such guarantee to presently existing and future indebtedness of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the guarantee could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

Although each guarantee will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes.

Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market for the notes may not develop.

The notes are a new issue of securities for which there is no established public market. We do not intend to have the notes listed on any securities exchange or automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in any of the notes and may discontinue their market making activities at any time without notice.

Therefore, an active market for the notes may not develop, and if a market for the notes does develop, that market may not continue. The market for convertible notes may be subject to disruptions that may cause substantial volatility in the prices of securities similar to the note, and any such disruptions may adversely affect the prices at which you may sell your notes. In addition, subsequent to their issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

The trading price for the notes will be directly affected by many factors, including our credit rating.

Credit rating agencies continually revise their ratings for companies they follow, including us. Any ratings downgrade could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

If a bankruptcy petition were filed by or against us, the allowed claim for the notes may be less than the principal amount of the notes stated in the indenture.

If a bankruptcy petition were filed by or against us under the Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be allowed in an amount equal to the sum of:

•	the original issue price for the notes; and

•	that portion of the stated principal amount of the notes that exceeds the issue price of such notes, if any, that does not constitute “unmatured interest” for the purposes of the Bankruptcy Code.

Any such discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest, which is not allowable as part of a bankruptcy claim under the Bankruptcy Code. Accordingly, holders of the notes under these circumstances may receive an amount that is less than the principal amount of the notes stated in the indenture governing the notes.

Declines in the market price of our common stock may depress the trading price of the notes.

The market price of our common stock has experienced, and may continue to experience, significant volatility. Between January 1, 2011 and December 12, 2013, the closing trading price of our common stock on the New York Stock Exchange has ranged from a low of $4.78 per share to a high of $68.05 per share. This volatility may affect the price at which you could sell the common stock, if any, you receive upon conversion of your notes. In addition, because the notes are potentially convertible based on the volume-weighted average price of our common stock, a decrease in the price of our common stock may depress the trading price of the notes.

Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock, as described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012 and other documents incorporated herein by reference. These risks include, among other things:

•	our operating and financial performance and prospects;

•	our ability to repay our debt;

•	investor perceptions of us and the industry and markets in which we operate;

•	changes in earnings estimates or buy/sell recommendations by analysts; and

•	general financial, domestic, international, economic and other market conditions, including the performance of the coal mining industry generally.

In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance. In addition, sales of substantial amounts of our common stock in the public market, or the perception that those sales may occur, could cause the market price of our common stock to decline. Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.

These factors, among others, could significantly depress the trading price of the notes and the value of the consideration paid or delivered, as the case may be, upon conversion of the notes.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

We have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock to satisfy our conversion obligation under the notes (if any). If we elect to satisfy our conversion obligation solely in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion will be based upon the volume weighted average prices of our common stock for each of the 20 trading days during the observation period. As described under “Description of Notes—Conversion Rights—Settlement Upon Conversion” (i) if the relevant conversion date occurs prior to October 15, 2020, the observation period would be comprised of the 20 consecutive trading day period beginning on, and including, the second trading day immediately succeeding the conversion date; and (ii) if the relevant conversion date occurs on or after October 15, 2020, the observation period would be comprised of the 20 consecutive trading day period beginning on, and including, the 22nd scheduled trading day immediately preceding the maturity date.

Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average of the volume weighed average prices of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive. See “Description of Notes—Conversion Rights—Settlement Upon Conversion.”

If we elect to satisfy our conversion obligation solely in shares of our common stock upon conversion of the notes, we will be required to deliver the shares of our common stock, together with cash for any fractional shares, on the third business day following the relevant conversion date, provided that for all such conversions occurring on or after the record date for the final interest payment date on the notes (i.e., December 1, 2020), we will deliver the shares of our common stock on the maturity date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The conversion rate of the notes may not be adjusted for all dilutive events that may occur.

As described under “Description of Notes—Conversion Rights—Adjustments to the Conversion Rate,” we will adjust the conversion rate of the notes for certain events, including, among others:

•	the issuance of stock dividends on our common stock;

•	the issuance of certain rights or warrants;

•	certain subdivisions and combinations of our capital stock;

•	the distribution of capital stock, indebtedness or assets;

•	cash dividends; and

•	certain issuer tender or exchange offers.

We will not adjust the conversion rate for other events, such as an issuance of common stock for cash or in connection with an acquisition or a third-party tender or exchange offer, that may adversely affect the trading price of the notes or our common stock. If we engage in any of these types of transactions, the value of the common stock underlying your notes may be diluted. An event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, may occur.

Some significant restructuring transactions and significant changes in the composition of our board may not constitute a fundamental change, in which case we would not be required to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

In addition, certain circumstances involving a significant change in the composition of our board, including in connection with a proxy contest where our board does not endorse a dissident slate of directors but approves them as “continuing directors” as defined under “Description of Notes—Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change,” may not constitute a fundamental change. In the event of any such significant change in the composition of our board, the holders would not have the right to require us to repurchase the notes and would not be entitled to an increase in the conversion rate upon conversion as described under “Description of Notes— Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change.”

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost option value of your notes as a result of that transaction.

If a make-whole fundamental change occurs prior to the maturity date, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with the make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the relevant make-whole fundamental change becomes effective and the price paid (or deemed to be paid) per share of our common stock in that make-whole fundamental change, as described below under “Description of Notes— Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change.” The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost option value of your notes as a result of that transaction. In addition, if the price paid (or deemed to be paid) per share of our common stock in the transaction is greater than $60.00 per share or less than $6.44 per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed 155.2795, subject to adjustments in the same manner as the conversion rate set forth under “Description of Notes—Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change.”

Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

You will not be able to convert your notes, except during specified periods, and the value of the notes could be less than the value of the common stock underlying your notes.

Except during the period from, and including, October 15, 2020 until the close of business on the business day immediately preceding December 15, 2020, the notes are convertible only if specified conditions are met. See “Description of Notes—Conversion Rights—Conditions for Conversion.” These conditions may not be met, in which case you will not be able to convert your notes and you may not be able to receive the value of the cash, common stock or a combination of cash and common stock, as applicable, into which the notes would otherwise be convertible. In addition, for these and other reasons, the trading price of the notes could be substantially less than the conversion value of the notes.

Future issuances of common stock and hedging activities may depress the trading price of our common stock and the notes.

Future issuances of equity securities, including the issuance of any shares upon conversion of the notes and pursuant to outstanding options, could dilute the interests of our existing stockholders, including holders who have received shares upon conversion of their notes, and could cause the market price for our common stock and the trading price of the notes to decline. In addition, sales of substantial amounts of our common stock in the open market and the availability of those shares for sale could adversely affect the price of our common stock and the trading price of the notes. We may issue equity or equity-linked securities in the future for a number of reasons, including to finance our operations and business strategy, adjust our ratio of debt to equity, satisfy claims or obligations or for other reasons.

In addition, the price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This hedging or arbitrage could, in turn, affect the trading price of the notes and any common stock that holders receive upon conversion of the notes.

We and our directors and executive officers have agreed with the underwriters not to sell, dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock, subject to specified exceptions, during the period from the date of this prospectus supplement continuing through the date that is 90 days after the date of this prospectus supplement, except with the prior written consent of Barclays Capital Inc.

Provisions in our Credit Agreement and indentures, our organizational documents and Delaware law could discourage an acquisition of us by a third party, even if the acquisition would be favorable to you.

If a “fundamental change” (as described in “Description of Notes—Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change”) occurs, holders of the notes will have the right, at their option, either to convert their notes or require us to repurchase all or a portion of their notes. In the event of a “make-whole fundamental change” (as described in “Description of Notes—Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change”), we also may be required to increase the conversion rate applicable to any notes surrendered for conversion. In addition, the indenture for the notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity is a U.S. corporation that assumes our obligations under the notes. Our Credit Agreement and our indentures impose similar restrictions on us, including with respect to mergers or consolidations with other companies and the sale of substantially all of our assets. These provisions could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

Provisions contained in our certificate of incorporation and bylaws could also impose impediments to the ability of a third party to acquire us even if a change of control would be beneficial to you. Provisions of our certificate of incorporation and bylaws impose various procedural and other requirements, which could make it more difficult for stockholders to effect certain corporate actions. For example, our certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. Thus, our board of directors can authorize the issuance of shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. We are also subject to provisions of Delaware law that prohibit us from engaging in any business combination with any “interested stockholder,” meaning, generally, that a stockholder who beneficially owns more than 15% of our stock cannot acquire us for a period of three years from the date this person became an interested stockholder unless various conditions are met, such as approval of the transaction by our board of directors. These provisions may have the effect of delaying or deterring a change of control of us, and could limit the price that certain investors might be willing to pay in the future for shares of our common stock. See “Description of Common Stock” in the accompanying prospectus.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We have never declared or paid a cash dividend. Although we currently do not expect to declare any dividends, our Board of Directors periodically evaluates the initiation of dividends. If we were to decide in the future to pay dividends, our ability to do so would be dependent on the ability of our subsidiaries to make cash available to us, by dividend, debt repayment or otherwise. Our ability to pay dividends is limited by restrictions in our Credit Agreement. Because we do not anticipate paying cash dividends for the foreseeable future, holders who receive shares of common stock upon conversion of the notes will not realize a return on their investment unless the trading price of our common stock appreciates, which we cannot assure.

As a holder of notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock to the extent we elect to settle a conversion in shares of common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the conversion date relating to such notes (if we elect to settle the relevant conversion by delivering solely shares of our common stock (other than cash in lieu of any fractional share)) or the last trading day of the relevant observation period (if we elect to settle the relevant conversion by paying and delivering, as the case may be, a combination of cash and shares of our common stock), but, if you become a shareholder, you will be subject to all changes affecting our common stock. For example, in the event that an amendment is proposed to our Articles of Incorporation or by-laws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the conversion date related to the conversion of your notes (if we have elected to settle the conversion by delivering solely shares of our common stock (other than cash in lieu of any fractional share)) or the last trading day of the relevant observation period (if we have elected to settle the conversion by paying and delivering), as the case may be, a combination of cash and shares of our common stock), you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock. In addition, because of the contingent conversion feature of the notes, you may not be able to convert your notes, and because of our right to elect cash settlement with respect to any conversion, you may not receive any shares upon conversion.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, could have a material effect on our reported financial results.

Under US GAAP, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The equity component is included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet, with an offsetting discount recorded to long-term debt for purposes of accounting for the debt component of the notes. The amortization of the discounted carrying value of the notes to their face amount over the term of the notes will be recorded as non-cash interest expense. As a result, the interest we record for each reporting period will be higher than if it had included only the coupon interest on the notes, as is the case for a non-convertible debt instrument, which will result in lower net income and could adversely affect the market price of our common stock and the trading price of the notes.

In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, pursuant to which the shares issuable upon conversion of the notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their principal amount. In that case, diluted earnings per share will reflect the number of shares of common stock that would be necessary to settle that excess value above the principal amount, assuming we elected to settle that excess in shares. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the notes, our diluted earnings per share would be adversely affected.

You may have to pay U.S. taxes if we adjust the conversion rate in certain circumstances, even if you do not receive any cash or property.

We will adjust the conversion rate of the notes for stock splits and combinations, stock dividends, cash dividends and certain other events that affect our capital structure. See “Description of Notes—Adjustments to the Conversion Rate.” If we adjust the conversion rate with the effect of increasing your proportionate interest in our assets or earnings, you may be treated as having received a constructive distribution from us, resulting in taxable income to you for U.S. federal income tax purposes, even though you would not receive any cash or property in connection with the conversion rate adjustment and even though you might not exercise your conversion right. See “Material U.S. Federal Income Tax Considerations—Consequences to U.S. Holders—Constructive Distributions.” If you are a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations—Consequences to Non-U.S. Holders”), such a constructive distribution may be subject to U.S. federal withholding tax (currently at a rate of 30%, or such lower rate as may be specified by an applicable treaty), which may be offset against subsequent payments on the notes.

USE OF PROCEEDS

We estimate the net proceeds from the issuance and sale of the notes offered hereby, after deducting underwriting discounts and estimated offering expenses, will be approximately $288 million (or approximately $332 million if the underwriters exercise their over-allotment option in full). See “Underwriting.” We intend to use a portion of the net proceeds from the offering to fund purchases of approximately $34 million of our 2.375% convertible notes due 2015 and $181 million of the 3.25% convertible notes due 2015 issued by Alpha Appalachia Holdings, Inc., formerly known as Massey Energy Company, our wholly owned subsidiary.

We intend to use any net proceeds remaining from this offering, including if the purchases are not consummated, for general corporate purposes. We will have broad discretion in the application of the net proceeds, and the purposes for which the net proceeds are used may change from those described above.

Certain of the underwriters and/or their affiliates may hold an amount of the indebtedness we purchase and may indirectly receive a portion of the net proceeds from this offering. See “Underwriting.”

PRICE RANGE OF OUR COMMON STOCK

Our common stock is quoted on the New York Stock Exchange under the symbol “ANR.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock reported in the New York Stock Exchange consolidated tape.

	High	Low
2010
First Quarter	$53.93	$38.70
Second Quarter	55.70	32.00
Third Quarter	44.39	32.46
Fourth Quarter	61.07	41.06

2011
First Quarter	$68.05	$49.58
Second Quarter	61.66	40.65
Third Quarter	47.25	17.65
Fourth Quarter	29.29	15.49

2012
First Quarter	$23.68	$14.54
Second Quarter	17.30	7.46
Third Quarter	9.74	5.28
Fourth Quarter	10.17	6.22

2013
First Quarter	$10.74	$7.37
Second Quarter	8.40	4.82
Third Quarter	6.94	4.78

As of September 30, 2013, there were approximately 5,613 registered holders of record of our common stock. The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DIVIDEND POLICY

We do not presently pay dividends on our common stock. Although we currently do not expect to declare any dividends, our Board of Directors periodically evaluates the initiation of dividends.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for the indicated periods:

	Nine Months Ended September 30, 2013		Year Ended December 31,
			2012		2011(1)		2010	2009(2)	2008
Ratio of earnings to fixed charges(3)(4)	N/A	(5)	N/A	(6)	N/A	(7)	2.22	1.36	5.41

(1)	On June 1, 2011, we completed our acquisition of Massey. Our consolidated results of operations for the year ended December 31, 2011 include Massey’s results of operations for the period June 1, 2011 through December 31, 2011. Our consolidated results of operations for the years ended December 31, 2010, 2009 and 2008 do not include amounts related to Massey’s results of operations.
(2)	On July 31, 2009, Alpha Natural Resources, Inc. (“Old Alpha”) and Foundation Coal Holdings, Inc. (“Foundation”) merged (the “Foundation Merger”) with Foundation continuing as the surviving legal corporation of the Foundation Merger which was renamed Alpha Natural Resources, Inc. For the year ended December 31, 2009, Foundation’s financial results are included for the five-month period following the Foundation Merger from August 1, 2009 through December 31, 2009. Old Alpha’s results of operations for the year ended December 31, 2008 does not include amounts related to Foundation’s results of operations.
(3)	For purposes of this computation, “earnings” consist of pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus fixed charges and amortization of capitalized interest minus capitalized interest and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. “Fixed charges” consist of interest expensed on all indebtedness plus capitalized interest and amortization of deferred costs of financing and the estimated interest component of lease rental expense.
(4)	There were no preferred stock dividends during any of the periods presented above. As a result, the ratio of earnings to fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.
(5)	The ratio of earnings to fixed charges was less than one-to-one for the nine months ended September 30, 2013. Additional earnings of $1.0 billion would be needed to have a one-to-one ratio of earnings to fixed charges.
(6)	The ratio of earnings to fixed charges was less than one-to-one for the year ended December 31, 2012. Additional earnings of $3.0 billion would be needed to have a one-to-one ratio of earnings to fixed charges.
(7)	The ratio of earnings to fixed charges was less than one-to-one for the year ended December 31, 2011. Additional earnings of $767.0 million would be needed to have a one-to-one ratio of earnings to fixed charges.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2013 and as adjusted to reflect the issuance of the notes (assuming the underwriters’ over-allotment option is not exercised). This table is qualified in its entirety by reference to, and should be read together with, our Quarterly Report on Form 10-Q for the nine months ended September 30, 2013, incorporated by reference in this prospectus supplement.

	Actual	As Adjusted
	(in millions, except share and per share amounts)
Cash and cash equivalents	$668.1	$739.2

Debt:
Term loan due 2020(1)	621.9	621.9
Revolving Credit Facility (1)(2)	—	—
9.75% senior notes due 2018	500.0	500.0
6.00% senior notes due 2019	800.0	800.0
6.25% senior notes due 2021	700.0	700.0
3.75% convertible senior notes due 2017	345.0	345.0
3.25% convertible senior notes due 2015	305.3	124.4
2.375% convertible senior notes due 2015	102.7	68.9
Other	81.2	81.2
Debt discount, net	(82.3)	(74.9)
Notes offered hereby(3)	—	300.0

Total debt	3,373.8	3,466.5

Stockholders’ equity:
Preferred stock—$0.01 par value, 10.0 million shares authorized, none issued	—	—
Common stock—$0.01 par value, 400.0 million shares authorized; 232.8 million issued and 220.9 million outstanding	2.3	2.3
Additional paid-in capital	8,130.7	8,130.7
Accumulated other comprehensive income (loss)	(60.7)	(60.7)
Treasury stock, at cost: 11.9 million shares	(271.6)	(271.6)
Accumulated deficit	(3,428.0)	(3,435.5)

Total stockholders’ equity	4,372.7	4,365.2
Total capitalization	$7,746.5	$7,831.7

(1)	The Credit Agreement consists of a term loan B facility in the amount of $625.0 million and a revolving credit facility in the amount of $1,100.0 million. Under the revolving credit facility, $949.4 million is available for borrowings as of September 30, 2013, subject to a $300 million minimum liquidity requirement applicable through the fiscal quarter ending December 31, 2014. To the extent we provide additional collateral to any surety bond providers, we may use letters of credit under our revolving credit facility. For more information about our surety bond arrangements, see our Annual Report on Form 10-K for the year ended December 31, 2012.
(2)	As of September 30, 2013, we had $150.6 million of letters of credit outstanding under our credit facility.
(3)	Convertible debt that may be wholly or partially settled in cash and that meets certain accounting requirements is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s non-convertible debt interest rate. Upon issuance, a debt discount will be recognized as a decrease in debt and an increase in stockholders’ equity. The debt component will accrete up to the principal amount over the expected term of the debt. The actual amount that we are required to repay is not affected, and the amount shown in the table above for the notes is the aggregate principal amount of the notes and does not reflect the debt discount that we will be required to recognize or the increase in stockholders’ equity. The table also does not reflect the effects of any gain or loss that may result if we repurchase any of our existing convertible notes.

DESCRIPTION OF NOTES

We will issue the notes in one series under an indenture (the “base indenture”) and a supplemental indenture (the base indenture, as supplemented by the supplemental indenture, is referred to in this description of notes as the “indenture”) among us, the guarantors (as defined below) and Union Bank, N.A., as trustee. The indenture will be subject to the provisions of the Trust Indenture Act of 1939, as amended (the “TIA”). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the TIA. The following description of the terms of the notes supplements, and to the extent inconsistent therewith replaces, the section entitled “Description of Debt Securities” included in the accompanying prospectus. You should read the accompanying prospectus and this prospectus supplement together for a more complete description of the indenture and the notes. This description and the section entitled “Description of Debt Securities” in the accompanying prospectus are summaries and are subject to, and qualified in their entirety by, the provisions of the indenture and the notes. In this description of notes, references to “Alpha,” the “issuer,” “we,” “us” and “our” refer only to Alpha Natural Resources, Inc. and not to any of its subsidiaries, unless we specify otherwise.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

General

The notes we are offering:

•	are initially limited to $300 million aggregate principal amount, or $345 million if the underwriters exercise in full their over-allotment option;

•

bear cash interest at a rate of 4.875% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2014, to holders of record at the close of business on the preceding June 1 and December 1, respectively, except as described below;

•	will be issued in denominations of integral multiples of $1,000 principal amount;

•

are our unsecured indebtedness and are equal in right of payment to our senior unsecured indebtedness as described under “Description of Debt Securities—Ranking” included in the accompanying prospectus;

•	are unconditionally guaranteed, on a senior unsecured basis, by the guarantors;

•

are convertible in certain circumstances and/or during certain periods into cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described below under “—Settlement upon Conversion,” based on an initial conversion rate of 107.0893 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $9.34 per share) as described under “—Conversion Rights”;

•	are not redeemable at our option prior to maturity;

•

are subject to repurchase by us at the option of the holder upon a fundamental change, as described under “—Holders May Require Us to Repurchase Their Notes upon a Fundamental Change,” at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date; and

•	mature on December 15, 2020, unless previously repurchased by us or converted.

All cash payments on the notes will be made in U.S. dollars.

We will issue the notes in denominations of integral multiples of $1,000 principal amount, without coupons. We will initially issue the notes as global securities in book-entry form. We will make payments in respect of notes represented by global securities by wire transfer of immediately available funds to DTC or its nominee as registered owner of the global securities. We will make payments in respect of notes that are issued in certificated form by mailing a check to the relevant holder’s registered address.

We may in the future, without the consent of holders of the notes, issue additional notes under the indenture in an unlimited aggregate principal amount on the same terms and conditions (except for any difference in the issue price and interest accrued prior to the issue date of the additional notes); provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, those additional notes will have a separate CUSIP number. The notes offered by this prospectus supplement and the accompanying prospectus and any such additional notes would rank equally and ratably and generally would be treated as a single series of debt securities for all purposes under the indenture.

We will not provide a sinking fund for the notes. The indenture does not contain any financial covenants and will not limit our ability or the ability of our subsidiaries to incur additional indebtedness, including senior or secured indebtedness, pay dividends or repurchase our securities. In addition, the indenture does not provide any protection to holders of notes in the event of a highly leveraged transaction or a change in control, or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders, except as, and only to the limited extent, described under “—Holders May Require Us to Repurchase Their Notes upon a Fundamental Change”, “—Adjustment to the Conversion Rate upon the Occurrence of a Make-Whole Fundamental Change” and “—Consolidation, Merger and Sale of Assets.”

If any payment date with respect to the notes falls on a day that is not a business day, we will make the payment on the next business day. The payment made on the next business day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time. The term “business day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

We do not intend to list the notes on any securities exchange.

Note Guarantees

The notes will be unconditionally guaranteed on a senior unsecured basis, jointly and severally, by each of the issuer’s current and future wholly owned domestic subsidiaries that guarantee the issuer’s obligations under the 9.75% senior notes (as defined below). As of the date of the indenture, ANR Receivables Funding LLC, Gray Hawk Insurance Company, Rockridge Coal Company and Shannon-Pocahontas Mining Company are the only wholly owned domestic subsidiaries that do not guarantee indebtedness under the 9.75% senior notes. If at any time there is no indebtedness outstanding under the 9.75% senior notes, the notes will instead be unconditionally guaranteed on a senior unsecured basis, jointly and severally, by each of the issuer’s current and future wholly-owned domestic subsidiaries that guarantee the issuer’s obligations under the 6.00% senior notes (as defined below) or, if there is no indebtedness then outstanding under the 6.00% senior notes, the 6.25% senior notes (as defined below) or, if there is no indebtedness then outstanding under either the 6.00% senior notes or the 6.25% senior notes, the credit agreement (as defined below).

These note guarantees will be joint and several obligations of the guarantors. The obligations of each guarantor under its note guarantee will be limited as necessary to prevent that note guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors— The subsidiary guarantors’ guarantee of the 9.75% Senior Notes could be released in a variety of circumstances, which may ultimately cause those subsidiary guarantors to be released from their guarantees of the notes” and “Risk Factors—Federal and state fraudulent transfer laws may permit a court to void the guarantees, subordinate claims in respect of the guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the notes.”

Each note guarantee:

•	will be a general unsecured obligation of the relevant guarantor;

•	will rank equal in right of payment with all existing and future unsecured senior indebtedness of that guarantor;

•	will rank senior in right of payment to any future subordinated indebtedness of that guarantor; and

•	will effectively rank junior to any secured indebtedness of its respective guarantor to the extent of the value of the assets securing such indebtedness.

Under the terms of the note guarantees, holders of the notes will not be required to exercise their remedies against us before they proceed directly against the guarantors.

Unless a guarantor is released from its note guarantee, such guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such guarantor is the surviving person), another person, other than the issuer or another guarantor, unless:

(1) immediately after giving effect to that transaction, no default or event of default (as described below) exists; and

(2) the person acquiring the property in any such sale or disposition or the person formed by or surviving any such consolidation or merger assumes all the obligations of that guarantor under the indenture and its note guarantee pursuant to agreements reasonably satisfactory to the trustee.

The note guarantee of a guarantor will be automatically released:

(1) in connection with any sale, disposition or transfer of all or substantially all of the assets of that guarantor (including by way of consolidation or merger) (other than to us or another guarantor);

(2) in connection with any sale, disposition or transfer of all of the capital stock of that guarantor to a person (other than to us or another guarantor);

(3) upon satisfaction and discharge of the indenture as provided below under the caption “—Satisfaction and Discharge”; or

(4) upon the release of such guarantors’ guarantee under the 9.75% senior notes or such other indebtedness that triggered such guarantor’s note guarantee.

In connection with the foregoing and for the purposes of this “Description of Notes,” the following definitions shall apply:

“6.00% senior notes” means the series of $800,000,000 6.00% senior notes due 2019 issued by Alpha Natural Resources, Inc. under that certain supplemental indenture no. 1, dated as of June 1, 2011, to that certain indenture, dated as of June 1, 2011, between Alpha Natural Resources, Inc., as issuer, and Union Bank, N.A., as trustee, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements (whether upon or after termination or otherwise) or refinancing thereof and any indentures or credit facilities or commercial paper facilities or debt securities with or issued to banks or other institutional lenders or investors that replace, refund or refinance any part of the indebtedness under the 6.00% senior notes, including any such replacement, refunding or refinancing that increases the indebtedness thereunder or alters the maturity thereof or adds subsidiaries as additional guarantors thereunder and whether by the same or any other group of investors.

“6.25% senior notes” means the series of $700,000,000 6.25% senior notes due 2021 issued by Alpha Natural Resources, Inc. under that certain supplemental indenture no. 1, dated as of June 1, 2011, to that certain indenture, dated as of June 1, 2011, between Alpha Natural Resources, Inc., as issuer, and Union Bank, N.A., as trustee, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements (whether upon or after termination or otherwise) or refinancing thereof and any indentures or credit facilities or commercial paper facilities or debt securities with or issued to banks or other institutional lenders or investors that replace, refund or refinance any part of the indebtedness under the 6.25% senior notes, including any such replacement, refunding or refinancing that increases the indebtedness thereunder or alters the maturity thereof or adds subsidiaries as additional guarantors thereunder and whether by the same or any other group of investors.

“9.75% senior notes” means the series of $500,000,000 9.75% senior notes due 2018 issued by Alpha Natural Resources, Inc. under that certain supplemental indenture no. 3, dated as of October 11, 2012, to that certain indenture, dated as of June 1, 2011, between Alpha Natural Resources, Inc., as issuer, and Union Bank, N.A., as trustee, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements (whether upon or after termination or otherwise) or refinancing thereof and any indentures or credit facilities or commercial paper facilities or debt securities with or issued to banks or other institutional lenders or investors that replace, refund or refinance any part of the indebtedness under the 9.75% senior notes, including any such replacement, refunding or refinancing that increases the indebtedness thereunder or alters the maturity thereof or adds subsidiaries as additional guarantors thereunder and whether by the same or any other group of investors.

“Capital stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity that is not a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person, but excluding from all of the foregoing any debt securities convertible into capital stock, whether or not such debt securities include any right of participation with capital stock.

“Credit agreement” means the Fourth Amended and Restated Credit Agreement dated as of May 22, 2013, as amended by Amendment No 1 on October 2, 2013 by and among Alpha Natural Resources, Inc., the lenders party thereto, the issuing banks party thereto, Citicorp North America, Inc., as administrative agent and as collateral agent and all other parties thereto from time to time, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements (whether upon or after termination or otherwise) or refinancing thereof and any indentures or credit facilities or commercial paper facilities or debt securities with or issued to banks or other institutional lenders or investors that replace, refund or refinance any part of the indebtedness under the credit agreement or commitments thereunder, including any such replacement, refunding or refinancing that increases the amount borrowable thereunder or alters the maturity thereof or adds subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, or group of lenders.

“Domestic subsidiary” means any subsidiary of the issuer that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Foreign subsidiary” means any subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Guarantors” means each of:

(1) the wholly owned domestic subsidiaries of the issuer that execute a note guarantee on the issue date of the notes; and

(2) any other wholly owned domestic subsidiary of the issuer that executes a note guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns, in each case, until the note guarantee of such person has been released in accordance with the provisions of the indenture.

“Note guarantee” means the guarantee by each guarantor of the issuer’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Subsidiary” means, with respect to any specified person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, controlled or held by the parent, or (b) whose accounts are consolidated with the accounts of the parent or one or more subsidiaries of the parent in such parent’s or subsidiaries’ SEC filings. Unless the context otherwise requires, subsidiary shall mean a subsidiary of Alpha Natural Resources, Inc.

“Wholly owned domestic subsidiary” of any specified person means a domestic subsidiary that is a wholly owned subsidiary and whose shares are not held, directly or indirectly, by any foreign subsidiary.

“Wholly owned subsidiary” of any specified person means a subsidiary of such person, all of the capital stock or other ownership interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or by one or more wholly owned subsidiaries of such person.

Interest Payments

We will pay cash interest on the notes at a rate of 4.875% per annum, payable semi-annually in arrears on each June 15 and December 15 of each year, beginning on June 15, 2014. We will pay interest that is due on an interest payment date to holders of record at the close of business on the preceding June 1 and December 1, respectively (each, a “record date”). Interest will accrue on the notes from, and including, December 18, 2013 or from, and including, the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be. We will pay interest on the notes on the basis of a 360-day year consisting of twelve 30-day months.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Ranking

The notes will be our unsecured obligations, ranking senior in right of payment to all of our future debt that is subordinated in right of payment to the notes and ranking equal in right of payment with all of our existing and future debt that is not so subordinated, including our obligations under the 9.75% senior notes.

The notes will be effectively junior in right of payment to all of our and the guarantors’ secured debt to the extent of the value of the collateral securing that debt (including our obligations under the credit agreement), and structurally junior in right of payment to all indebtedness and other liabilities of our non-guarantor subsidiaries. In the event of our or any guarantor’s bankruptcy, liquidation, reorganization or other winding up, our or such guarantor’s assets, as applicable, that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes or the guarantees then outstanding.

As of September 30, 2013, as adjusted to give effect to the offering of the notes and the application of the proceeds as described in “Use of Proceeds,” we and our guarantor subsidiaries would have had approximately $621.9 million of senior secured indebtedness and additional senior secured borrowing availability of $949.4 million under our credit agreement.

Our non-guarantor subsidiaries accounted for $3.1 million, or 0.2%, of our total consolidated revenues and contributed $0.3 million of consolidated net income, in each case for the three months ended September 30, 2013, and $400.3 million, or 3.1% of our total consolidated assets and $385.0 million, or 4.8%, of our total consolidated liabilities, in each case, as of September 30, 2013.

The ability of our subsidiaries to pay dividends and make other payments to us is also restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. We may not be able to pay the cash portions of any settlement amount upon conversion of the notes, or to pay cash for the fundamental change repurchase price upon a fundamental change if a holder requires us to repurchase notes as described below. See “Risk Factors—Risks Related to this Offering, the Notes, the Guarantees and Our Indebtedness—We may not have the ability to raise funds necessary to settle conversions of the notes or to repurchase the notes in cash upon a fundamental change and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes upon a fundamental change.”

Conversion Rights

General

Prior to the close of business on the business day immediately preceding October 15, 2020, holders may convert their notes in integral multiples of $1,000 principal amount only upon satisfaction of one or more of the conditions described under “—Conversion upon Satisfaction of Sale Price Condition”, “—Conversion upon Satisfaction of the Note Trading Price Condition” and “—Conversion upon the Occurrence of Certain Corporate Transactions.” On or after October 15, 2020, until the close of business on the business day immediately preceding the maturity date and subject to prior repurchase, holders may convert their notes in integral multiples of $1,000 principal amount at any time, irrespective of the foregoing conditions. In all cases, the right to convert the notes will terminate at the close of business on the business day immediately preceding the maturity date of the notes.

The conversion rate will initially be 107.0893 shares of our common stock per $1,000 principal amount of notes, subject to adjustment as described below. This rate corresponds to an initial conversion price of approximately $9.34 per share. We will settle the conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under “—Settlement upon Conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a “daily conversion value” (as defined below under “—Settlement upon Conversion”) calculated on a proportionate basis for each trading day in a 20-trading day “observation period” (as defined below under “—Settlement upon Conversion”). The trustee will initially act as conversion agent.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. We will not issue fractional shares of common stock upon conversion of the notes and instead will pay a cash adjustment for fractional shares in lieu of fractional shares as described under “—Settlement upon Conversion.” Our payment and delivery, as the case may be, to you of the cash, shares of our common stock or a combination thereof, as the case may be, into which a note is convertible will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, if any, to, but not including, the relevant conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of our common stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.

Notwithstanding the immediately preceding paragraph, if notes are converted after the close of business on a record date but prior to the open of business on the next interest payment date, holders of such notes at the close of business on the record date will, on the corresponding interest payment date, receive the full amount of interest payable on such notes on that interest payment date notwithstanding the conversion. However, a holder who surrenders a note for conversion after the close of business on a record date but prior to the open of business on the next interest payment date must pay to the conversion agent, upon surrender, an amount equal to the amount of interest payable on the corresponding interest payment date on the note being converted; provided that no such payment need to be made:

•	if the note is surrendered for conversion after the record date immediately preceding the maturity date of the notes;

•

if we have specified a repurchase date following a fundamental change that is after a record date but on or prior to the next interest payment date, and the note is converted after such record date and on or before such interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Therefore, for the avoidance of doubt, all record holders on the record date immediately preceding the maturity date will receive the full interest payment due on the maturity date regardless of whether their notes have been converted following such record date.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on any issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

A note for which a holder has delivered a fundamental change repurchase notice, as described below, requiring us to purchase the note may be surrendered for conversion only if the holder withdraws the notice in accordance with the indenture, unless we default in the payment of the fundamental change repurchase price. In all cases, the right to convert the notes will terminate at the close of business on the business day immediately preceding the maturity date of the notes.

If the notes become convertible, we will provide written notice to each holder, at its address appearing in the security register, and to the trustee and we will publicly announce, through a reputable national newswire service, and publish on our website, that the notes have become convertible, stating, among other things:

•	the event causing the notes to become convertible;

•	the time during which the notes will be convertible as a result of that event;

•	if that event is a transaction described under “—Conversion upon the Occurrence of Certain Corporate Transactions,” the anticipated effective date of the transaction; and

•	the procedures holders must follow to convert their notes, including the name and address of the conversion agent.

We will mail the notice, and make the public announcement and publication, as soon as practicable, but in no event later than the open of business on the first date the notes become convertible as a result of the event. If we fail to mail the notice or make the public announcement or publication by that time, then the notes will remain convertible for an additional business day for each business day, on or after the first date the notes become convertible, that we fail to mail such notice or make such public announcement or publication. In addition, if the event causing the notes to become convertible is a make-whole fundamental change for which we must increase the conversion rate applicable to holders that convert their notes in connection with that make-whole fundamental change, as described under “—Adjustment to the Conversion Rate upon the Occurrence of a Make-Whole Fundamental Change,” then the increased conversion rate will continue to apply to holders that convert their notes during any period that the convertibility of the notes related to that make-whole fundamental change is so extended.

Conversion Procedures

To convert a certificated note, the holder must complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice, and deliver it, together with the note, if required, appropriate endorsements and transfer documents, and, if required, funds equal to the interest payable on the next interest payment date to which such holder is not entitled, to the office of the conversion agent for the notes, which will initially be the office of the trustee. To convert interests in a global note, the holder must comply with DTC’s then applicable conversion program procedures and, if required, deliver funds equal to the interest payable on the next interest payment date to which such holder is not entitled. In addition, the holder must pay any tax or duty payable as a result of any transfer involving the issuance or delivery of any shares of common stock due upon conversion in a name other than that of the registered holder of the note. The note will be deemed to be converted on the date on which the holder has satisfied all of these requirements. We refer to this date as the “conversion date.”

For a discussion of certain tax consequences to a holder that converts notes, see “Material U.S. Federal Income Tax Considerations— Consequences to U.S. Holders—Conversion of Notes into Our Common Stock and/or Cash” and “—Consequences to Non-U.S. Holders—Sale, Exchange or other Disposition of Notes or Common Stock.”

Settlement upon Conversion

Upon conversion, we may choose to pay or deliver, as the case may be, either cash (“cash settlement”), shares of our common stock (“physical settlement”) or a combination of cash and shares of our common stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”

All conversions for which the relevant conversion date occurs on or after October 15, 2020 will be settled using the same settlement method. Prior to October 15, 2020, we will use the same settlement method for all conversions occurring on the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions that occur on different conversion dates. That is, we may choose for notes converted on one conversion date to settle such conversions through physical settlement, and choose for notes converted on another conversion date to settle such conversions through cash settlement or combination settlement. If we elect a settlement method, we will inform holders so converting through the trustee of such settlement method we have selected no later than the close of business on the trading day immediately following the related conversion date (or, in the case of any conversions for which the relevant conversion date occurs on or after October 15, 2020, no later than the close of business on the scheduled trading day immediately preceding October 15, 2020). If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or physical settlement and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of notes will be deemed to be $1,000. If we elect combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000. It is our current intent and policy to settle conversions through combination settlement, with a specified dollar amount of $1,000.

Settlement amounts will be computed as follows:

•

If we elect physical settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of shares of common stock equal to the applicable conversion rate; provided, however, that with respect to conversions that occur on or after the record date for the final interest payment on the notes (i.e., December 1, 2020), we will deliver such shares on the maturity date.

•

If we elect cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 20 consecutive trading days during the related observation period.

•

If we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the “daily settlement amounts” (as defined below) for each of the 20 consecutive trading days during the relevant observation period.

The “daily settlement amount,” for each of the 20 consecutive trading days during the relevant observation period, shall consist of:

•

cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of notes to be received by the holder upon conversion as specified in the notice specifying our chosen settlement method (the “specified dollar amount”), if any, divided by 20 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

•

if the daily conversion value exceeds the daily measurement value, a number of shares of our common stock equal to (i) the difference between the daily conversion value, and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 20 consecutive trading days during the relevant observation period, 5% (1/20th) of the product of (i) the applicable conversion rate on such trading day and (ii) the daily VWAP on such trading day.

“Daily VWAP” means, for each of the 20 consecutive trading days during the relevant observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “ANR <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for conversion means:

•	if the relevant conversion date occurs prior to October 15, 2020, the 20 consecutive trading days beginning on, and including, the second trading day immediately succeeding such conversion date; and

•

if the relevant conversion date occurs on or after October 15, 2020, the 20 consecutive trading days beginning on, and including, the 22nd scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on The New York Stock Exchange or, if our common stock is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

For the purposes of determining amounts due upon conversion only, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or future contracts relating to our common stock.

Except as described under “—Adjustment to the Conversion Rate upon the Occurrence of a Make-Whole Fundamental Change” and “—Change in the Conversion Right upon Certain Reclassifications, Business Combinations and Asset Sales,” we will deliver the consideration due upon conversion on the third business day immediately following the relevant conversion date, if we elect physical settlement, or on the third business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method.

We will deliver cash in lieu of any fractional share of common stock issuable upon conversion based on the daily VWAP on the relevant conversion date (in the case of physical settlement) or based on the daily VWAP on the last trading day of the relevant observation period (in the case of combination settlement). We will calculate the whole number of shares and the amount of any fractional share due upon conversion of a note based on the entire principal amount of such note that is converted.

Each conversion will be deemed to have been effected as to any notes surrendered for conversion at the close of business on the conversion date; provided, however, that, except to the extent provided below under “—Adjustments to the Conversion Rate,” the person in whose name any shares of our common stock shall be issuable upon such conversion, if any, will be deemed to become the holder of record of such shares (i) as of the close of business on the last trading day of the applicable observation period in a combination settlement or (ii) as of the close of business on the conversion date in a physical settlement.

Conditions for Conversion

Conversion upon Satisfaction of Sale Price Condition

Prior to the close of business on the business day immediately preceding October 15, 2020 and subject to earlier repurchase, holders may surrender all or a portion of their notes for conversion during any calendar quarter (and only during that quarter) after the calendar quarter ending March 31, 2014, if the “closing sale price” (as described below) of our common stock for each of 20 or more trading days (whether or not consecutive) in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter equals or exceeds 130% of the conversion price on each applicable trading day. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the applicable conversion rate where the “ex date” (as defined under “—Adjustments to the Conversion Rate”) or the effective date of the event occurs, during that 30 consecutive trading day period.

“Closing sale price” on any date means the price of a share of our common stock on such date, determined (a) on the basis of the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date on the principal U.S. national or regional securities exchange on which our common stock is listed; or (b) if our common stock is not listed on a U.S. national or regional securities exchange, as reported by OTC Markets Group Inc. or a similar organization. In the absence of any such report or quotation, the closing sale price shall be such price as determined by a nationally recognized independent investment banking firm retained by us for such purpose as most accurately reflecting the price that a fully informed buyer, acting on his own accord, would pay to a fully informed seller, acting on his own accord in an arms-length transaction, for a share of our common stock.

“Trading day” means a day on which (i) trading in our common stock (or other security for which a closing sale price must be determined) generally occurs on The New York Stock Exchange or, if our common stock (or such other security) is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then traded, and (ii) a closing sale price for our common stock (or closing sale price for such other security) is available on such securities exchange or market. If our common stock (or such other security) is not so listed or traded, “trading day” means a business day.

Conversion upon Satisfaction of the Note Trading Price Condition

Prior to the close of business on the business day immediately preceding October 15, 2020 and subject to earlier repurchase, holders may surrender their notes for conversion during the five consecutive business days immediately after any five consecutive trading day period (we refer to this five consecutive trading day period as the “note measurement period”) in which the trading price per $1,000 principal amount of notes for each trading day of the note measurement period, as determined following a request by a holder of notes in accordance with the procedures described below, was less than 98% of the conversion value of the notes on such trading day. We refer to this condition as the “note trading price condition.”

For purposes of the note trading price condition, the “conversion value” per $1,000 principal amount of notes on a trading day is the product of the closing sale price per share of our common stock and the conversion rate of the notes in effect on that trading day.

Except as described below, the “trading price” of the notes on any day means the average secondary market bid quotations obtained by the bid solicitation agent at our request for $2.0 million principal amount of notes at approximately 4:00 p.m., New York City time, on such day from three independent nationally recognized securities dealers we select. However, if the bid solicitation agent can reasonably obtain only two such bids, then the average of the two bids will instead be used, and if the bid solicitation agent can reasonably obtain only one such bid, then that one bid will be used. If on a given day:

•	the bid solicitation agent cannot reasonably obtain at least one bid for $2.0 million principal amount of notes from an independent nationally recognized securities dealer; or

•

in the reasonable, good faith judgment of our board of directors, the bid quotation or quotations that the bid solicitation agent has obtained are not indicative of the secondary market value of the notes, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the conversion value of the notes on such trading day. If we do not, when we are required to, instruct the bid solicitation agent to obtain bids, or if we give such instruction to the bid solicitation agent, and the bid solicitation agent fails to make such determination, then, in either case, the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the conversion value of the notes on each trading day of such failure.

The bid solicitation agent will have no obligation to determine the trading price per $1,000 principal amount of the notes unless we have requested it to do so, and we will have no obligation to make such request unless a holder of notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the conversion value of the notes on that trading day. At such time, we will instruct the bid solicitation agent to determine the trading price per $1,000 principal amount of the notes for each successive trading day until the trading price per $1,000 principal amount of the notes is greater than or equal to 98% of the conversion value of the notes on one such successive trading day. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the conversion value of the notes for such date, we will so notify the holders, the trustee and the conversion agent (if other than the trustee).

The initial bid solicitation agent (which may be us or one of the underwriters (or an affiliate thereof)) will be identified in the indenture.

Conversion upon the Occurrence of Certain Corporate Transactions Certain Distributions

If, prior to the close of business on the business day immediately preceding October 15, 2020, we elect to:

•

distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 30 calendar days from the announcement date of such distribution, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the closing sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such distribution; or

•

distribute to all or substantially all holders of our common stock, shares of our capital stock (other than dividends or distributions covered by clause (1) under “—Adjustments to the Conversion Rate”), evidence of our indebtedness or other assets or property of ours, or any rights, options or warrants to acquire our capital stock or other securities, which distribution has a per share value, as reasonably determined by our board of directors or a committee thereof, exceeding 10% of the closing sale price of our common stock on the trading day immediately preceding the date of announcement of such distribution, then, in either case, we must notify the holders of the notes at least 30 scheduled trading days prior to the ex date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day immediately preceding the ex date for such distribution and our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time.

Certain Corporate Events

If a transaction or event that constitutes a “fundamental change” (as defined under “—Holders May Require Us to Repurchase Their Notes upon a Fundamental Change”) or a “make-whole fundamental change” (as defined under “—Adjustment to the Conversion Rate upon the Occurrence of a Make-Whole Fundamental Change”) occurs prior to the close of business on the business day immediately preceding October 15, 2020, regardless of whether a holder has the right to require us to repurchase the notes as described under “—Holders May Require Us to Repurchase Their Notes upon a Fundamental Change,” the notes may be surrendered for conversion at any time from or after the date that is 30 scheduled trading days prior to the anticipated effective date of the transaction (or, if later, the business day after we give notice of such transaction) until 30 trading days after the actual effective date of such transaction or, if such transaction also constitutes a fundamental change, until the related fundamental change repurchase date. We will notify holders, the trustee and the conversion agent (if other than the trustee) as promptly as practicable following the date we publicly announce such transaction.

Conversion on or after October 15, 2020

The notes may be surrendered for conversion at any time from, and including, October 15, 2020 until the close of business on the business day immediately preceding the maturity date or earlier repurchase.

Adjustments to the Conversion Rate

The conversion rate will be subject to adjustment, without duplication, upon the occurrence of certain events as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1) If we issue exclusively shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR’	=	CR0	x	OS’
OS0

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

CR’ = the conversion rate in effect immediately after the open of business on the ex date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the ex date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be; and

OS’ = the number of shares of our common stock outstanding immediately after giving effect to such dividend or distribution, or such share split or share combination, as the case may be.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay or make such dividend or distribution to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2) If we distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 30 calendar days from the announcement date of such distribution, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the closing sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such distribution, the conversion rate will be adjusted based on the following formula:

CR’	=	CR0	x	OS0 + X
OS0 + Y

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex date for such distribution;

CR’ = the conversion rate in effect immediately after the open of business on the ex date for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the ex date for such distribution;

X = the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the closing sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for such distribution.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex date for such issuance. To the extent that any such rights, options or warrants are not exercised prior to their expiration, the conversion rate shall be immediately decreased to the conversion rate that would then be in effect if the increase with respect to the issuance of such rights, options or warrants had been made on the basis of delivery of only the number of shares of our common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be immediately decreased to the conversion rate that would then be in effect if such ex date for such issuance had not occurred.

For the purpose of this clause (2), and for the purpose of the first bullet point under “—Conversion upon the Occurrence of Certain Corporate Transactions—Certain Distributions,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the closing sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such distribution, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours, or any rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends or distributions referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this paragraph (3) shall apply,

then the conversion rate will be adjusted based on the following formula:

CR’	=	CR0	x	SP0
SP0 - FMV

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex date for such distribution;

CR’ = the conversion rate in effect immediately after the open of business on the ex date for such distribution;

SP0 = the average of the closing sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex date for such distribution; and

FMV = the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets or property, or rights, options or warrants, distributed with respect to each outstanding share of our common stock on the ex date for such distribution.

Any increase made under the preceding paragraph will become effective immediately after the open of business on the ex date for such distribution. If any such distribution is not so paid or made, the conversion rate shall be immediately decreased to the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit that is, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be adjusted based on the following formula:

CR’	=	CR0	x	FMV + MP0
MP0

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the tenth trading day immediately following, and including, the ex date for the spin-off;

CR’ = the conversion rate in effect immediately after the close of business on the tenth trading day immediately following, and including, the ex date for the spin-off;

FMV = the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of closing sale price as if references in the definition of “closing sale price” set forth under “—Conversion upon Satisfaction of Sale Price Condition” to our common stock were to such capital stock or similar equity interest) over the 10 consecutive trading day period immediately following, and including, the ex date for the spin-off; and

MP0 = the average of the closing sale prices of our common stock over the 10 consecutive trading day period immediately following, and including, the ex date for the spin-off.

Any increase to the conversion rate under the preceding paragraph will occur at the close of business on the tenth trading day immediately following, and including, the ex date for the spin-off; provided that, for purposes of determining the conversion rate, in respect of any conversion during the 10 trading days following, and including, the effective date of any spin-off, references within the portion of this paragraph (3) related to “spin-offs” to 10 consecutive trading days shall be deemed replaced with such lesser number of consecutive trading days as have elapsed between the ex date of such spin-off and the relevant conversion date. In addition, if the ex date for the spin-off is less than 10 trading days prior to, and including, the end of the observation period in respect of any conversion, references in the preceding paragraph to 10 trading days will be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex date for the spin-off to, and including, the last trading day of such observation period.

(4) If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	SP0
SP0 - C

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex date for such dividend or distribution;

CR1 = the conversion rate in effect immediately after the open of business on the ex date for such dividend or distribution;

SP0 = the average of the closing sale prices of our common stock over the 10 consecutive trading day period immediately preceding the ex date for such dividend or distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the ex date for such cash dividend or distribution.

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, if the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the closing sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be adjusted based on the following formula:

CR’	=	CR0	x	AC + (SP’ x OS’)
OS0 x SP’

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the last trading day of the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR’ = the conversion rate in effect immediately after the close of business on the last trading day of the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased or exchanged in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase or exchange of all shares accepted for purchase or exchange in such tender offer or exchange offer);

OS’ = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase or exchange of all shares accepted for purchase or exchange in such tender offer or exchange offer); and

SP’ = the average of the closing sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

Any increase to the conversion rate under the preceding paragraph will occur at the close of business on the tenth trading day immediately following, and including, the next trading day after the date such tender or exchange offer expires; provided that, for purposes of determining the conversion rate, in respect of any conversion during the 10 trading days immediately following, and including, the next trading day after the date that any tender or exchange offer expires, references within this paragraph (5) to 10 consecutive trading days shall be deemed replaced with such lesser number of consecutive trading days as have elapsed between the date such tender or exchange offer expires and the relevant conversion date. In addition, if the trading day next succeeding the date such tender or exchange offer expires is less than 10 trading days prior to, and including, the end of the observation period in respect of any conversion, references in the preceding paragraph to 10 trading days shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the date such tender or exchange offer expires to, and including, the last trading day of such observation period.

Notwithstanding clauses (1) to (5) above, if a conversion rate adjustment becomes effective on any ex date as described above, and a holder that has converted its notes on or after such ex date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “—Settlement upon Conversion” based on an adjusted conversion rate for such ex date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, and upon conversion of the notes converting holders will be entitled to receive such rights, options or warrants in respect of any shares of common stock delivered upon conversion, then we will not adjust the conversion rate pursuant to the numbered paragraphs above until the earliest of these triggering events occurs.

We will not adjust the conversion rate pursuant to clauses (1) through (5) above unless the adjustment would result in a change of at least 1% in the then effective conversion rate. However, we will carry forward any adjustment that we would otherwise have to make and take that adjustment into account in any subsequent adjustment. In addition, at the end of each fiscal year, beginning with the fiscal year ending on December 31, 2013, we will give effect to any adjustments that we have otherwise deferred pursuant to this paragraph, and those adjustments, if any, will no longer be carried forward and taken into account in any subsequent adjustment. Furthermore, we will give effect to all adjustments that we have otherwise deferred pursuant to this paragraph (i) on the conversion date for any notes and (ii) on each trading day of any observation period. Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

As used in this prospectus supplement, “ex date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

To the extent permitted by law and the continued listing requirements of the New York Stock Exchange, we may, from time to time, increase the conversion rate by any amount for a period of at least 20 business days or any longer period required by law, so long as the increase is irrevocable during that period and our board of directors determines that the increase is in our best interests. We will mail a notice of the increase to holders at least 15 days before the day the increase commences. In addition, we may also (but are not required to) increase the conversion rate as we determine to be advisable in order to avoid or diminish taxes to recipients of certain distributions.

On conversion, the holders of notes will, to the extent they receive any shares of our common stock upon conversion, receive, in addition to the consideration that is otherwise due upon conversion, the rights under any future stockholder rights plan (i.e., a poison pill) that we may establish in respect of such shares of common stock, unless the rights have separated from our common stock prior to the time of conversion, in which case the conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common stock shares of our capital stock, evidences of indebtedness, other assets or certain rights or warrants as described in clause (3) under “—Adjustments to the Conversion Rate” above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In the event of:

•	a taxable distribution to holders of common stock which results in an adjustment to the conversion rate; or

•	an increase in the conversion rate at our discretion,

the holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. This generally would occur, for example, if we adjust the conversion rate to compensate holders for cash dividends on our common stock and could also occur if we make other distributions of cash or property to our stockholders. See “Material U.S. Federal Income Tax Considerations—Consequences to U.S. Holders—Constructive Distributions” and “—Consequences to Non-U.S. holders—Dividends on the Common Stock and Constructive Distributions.”

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the closing sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including an observation period and the “applicable price” for purposes of a make-whole fundamental change), our board of directors or a committee thereof will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex date of the event occurs, at any time during the period when the closing sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

Change in the Conversion Right upon Certain Reclassifications, Business Combinations and Asset Sales

If we are party to a transaction or series of related transactions in connection with which (whether by means of a reclassification, consolidation, amalgamation, statutory arrangement, merger, binding share exchange, or sale, transfer, lease, conveyance or other disposition of all or substantially all of our and our subsidiaries’

property or assets or otherwise) our common stock is exchanged for, converted into, or constitutes solely the right to receive cash, securities or other property or assets, then, at and after the effective time of such transaction, the right to convert each $1,000 principal amount of notes into a number of shares of our common stock equal to the conversion rate will be changed into a right to convert such principal amount of notes into the kind and amount of cash, securities or other property or assets (including cash or any combination thereof), which cash, securities or other property or assets we refer to as the “reference property,” that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive upon such transaction. However, at and after the effective time of such transaction, (i) we will continue to have the right to determine the settlement method upon conversion of the notes, as described above under “—Conversion Rights—Settlement upon Conversion,” and (ii) (x) any amount payable in cash upon conversion of the notes as set forth under “—Conversion Rights—Settlement upon Conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “—Conversion Rights—Settlement upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of the amount and kind of reference property that a holder of one share of our common stock would have received in such transaction.

A change in the conversion right such as this could substantially lessen or eliminate the value of the conversion right. For example, if a third party acquires us in a cash merger, each note would be convertible solely into cash and would no longer be potentially convertible into securities whose value could increase depending on our future financial performance, prospects and other factors. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets.

For purposes of the foregoing, the type and amount of consideration that a holder of our common stock would have been entitled to in the case of reclassifications, consolidations, amalgamations, statutory arrangements, mergers, binding share exchanges, sales, transfers, leases, conveyances or other dispositions of all or substantially all of our and our subsidiaries’ property or assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if no holders of our common stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of our common stock. If all holders of our common stock receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased by any additional shares as described under “—Adjustment to the Conversion Rate upon the Occurrence of a Make-Whole Fundamental Change”), multiplied by the amount of cash received per share of common stock by holders of our common stock in such transaction and (ii) we will satisfy our conversion obligation by paying such amount of cash to converting holders on the third business day immediately following the conversion date. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the weighted average described in clause (i) above as soon as practicable after such determination is made. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustment to the Conversion Rate upon the Occurrence of a Make-Whole Fundamental Change

If the “effective date” (as defined below) of a “make-whole fundamental change” (as defined below) occurs prior to the maturity date of the notes and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change).

A “make-whole fundamental change” means any transaction or event that constitutes a fundamental change under clause (1) or (2) of the definition of fundamental change as described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes” below (in the case of any fundamental change described in clause (2) of the definition thereof, determined without regard to the proviso in such definition, but subject to the paragraph immediately following clause (5) of the definition thereof).

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement, as described under “—Conversion Rights—Settlement upon Conversion.” However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “applicable price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any adjustment as described in this section), multiplied by such applicable price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date.

We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The Increase in the Conversion Rate

Upon conversion of the notes in connection with any make-whole fundamental change, we will increase the applicable conversion rate by reference to the table below, based on the date when the make-whole fundamental change occurs or becomes effective, which we refer to as the “effective date,” and the “applicable price.” If the make-whole fundamental change is a transaction or series of related transactions described in clause (2) of the definition of fundamental change and the consideration for our common stock in that make-whole fundamental change consists solely of cash, then the “applicable price” will be the cash amount paid per share of our common stock in such make-whole fundamental change. In all other cases, the “applicable price” will be the average of the closing sale prices per share of our common stock for the five consecutive trading days immediately preceding the effective date. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the applicable conversion rate where the ex date of the event occurs, at any time during those five consecutive trading days.

The following table sets forth the number of additional shares per $1,000 principal amount of notes that will be added to the conversion rate applicable to notes that are converted in connection with a make-whole fundamental change. The increased conversion rate will be used to determine the amount of cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, that are due upon conversion, as described under “—Conversion Rights—Settlement upon Conversion” above. If an event occurs that requires an adjustment to the conversion rate, we will, on the same date we must adjust the applicable conversion rate, adjust each applicable price set forth in the first column of the table below by multiplying the applicable price in effect immediately before the adjustment by a fraction:

•	whose numerator is the conversion rate in effect immediately before the adjustment; and

•	whose denominator is the adjusted conversion rate.

In addition, we will adjust the number of additional shares in the table below at the same time, in the same manner in which, and for the same events for which, we must adjust the applicable conversion rate as described under “—Adjustments to the Conversion Rate.”

	Number of additional shares (per $1,000 principal amount of notes)
	Applicable Price
Effective Date	$6.44	$7.00	$8.00	$9.34	$10.00	$12.00	$14.00	$16.00	$18.00	$20.00	$25.00	$30.00	$40.00	$60.00
December 18, 2013	48.1902	42.2091	34.0961	26.5840	23.8141	17.7302	13.7847	11.0479	9.0506	7.5351	4.9938	3.4398	1.6958	0.3352
December 15, 2014	48.1902	39.7522	31.7119	24.3833	21.7179	15.9529	12.2928	9.7954	7.9951	6.6405	4.3861	3.0139	1.4727	0.2709
December 15, 2015	48.1902	37.1517	29.1180	21.9434	19.3822	13.9600	10.6207	8.3963	6.8204	5.6498	3.7203	2.5507	1.2332	0.2040
December 15, 2016	48.1902	36.8749	26.5796	19.4321	16.9447	11.8389	8.8359	6.9097	5.5797	4.6062	3.0316	2.0800	0.9987	0.1455
December 15, 2017	48.1902	36.5981	24.1518	16.8069	14.3402	9.5053	6.8635	5.2725	4.2228	3.4793	2.2967	1.5843	0.7591	0.0910
December 15, 2018	48.1902	36.3214	21.7204	13.8178	11.3008	6.7278	4.5420	3.3754	2.6741	2.2035	1.4754	1.0306	0.4962	0.0385
December 15, 2019	48.1902	36.0446	19.0411	9.8211	7.1509	3.0363	1.6530	1.1419	0.9027	0.7552	0.5197	0.3667	0.1758	0.0000
December 15, 2020	48.1902	35.7678	17.9107	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact applicable price and effective date may not be as set forth in the table above, in which case:

•

if the actual applicable price is between two applicable prices listed in the table above, or the actual effective date is between two effective dates listed in the table above, we will determine the number of additional shares by linear interpolation between the numbers of additional shares set forth for the higher and lower applicable prices, or for the earlier and later effective dates, as applicable, based on a 365-day year, as applicable;

•

if the actual applicable price is greater than $60.00 per share (subject to adjustment in the same manner as the applicable price as set forth above), no additional shares will be added to the conversion rate; and

•

if the actual applicable price is less than $6.44 per share (subject to adjustment in the same manner as the applicable price as set forth above), no additional shares will be added to the conversion rate.

However, we will not increase the conversion rate as described above to the extent the increase will cause the applicable conversion rate to exceed 155.2795 shares per $1,000 principal amount. We will adjust this maximum conversion rate in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “—Adjustments to the Conversion Rate.”

Our obligation to increase the applicable conversion rate as described above could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness and equitable remedies.

Redemption of Notes at Our Option

The notes are not redeemable at our option prior to maturity.

Holders May Require Us to Repurchase Their Notes upon a Fundamental Change

If a “fundamental change,” as described below, occurs, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase for cash all or any portion of the holder’s notes in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of the notes to be repurchased, plus, except as described below, any accrued and unpaid interest to, but excluding, the “fundamental change repurchase date,” as described below.

However, if the fundamental change repurchase date is after a record date for the payment of an installment of interest and on or before the related interest payment date, then the payment of the full amount of interest due on that interest payment date will be payable, on that interest payment date, to the holder of record at the close of business on the record date, and the repurchase price will not include any accrued and unpaid interest.

We must repurchase the notes on a date of our choosing, which we refer to as the “fundamental change repurchase date.” However, the fundamental change repurchase date must be no later than 35 days, and no earlier than 20 days, after the date we have mailed a notice of the fundamental change, as described below.

Within 10 business days after the occurrence of a fundamental change, we must mail to all holders of notes at their addresses shown on the security register, to beneficial owners as required by applicable law, and to the trustee and paying agent a notice regarding the fundamental change. We must also publish the notice in The New York Times, the Wall Street Journal or another newspaper of national circulation. The notice must state, among other things:

•	the events causing the fundamental change;

•	the date of the fundamental change;

•	the fundamental change repurchase date;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the names and addresses of the paying agent and the conversion agent, if applicable;

•	the procedures that holders must follow to exercise their repurchase right;

•	if applicable, the conversion rate and any adjustments to the conversion rate that will result from the fundamental change; and

•

that notes with respect to which a holder has delivered a fundamental change repurchase notice may be converted, if otherwise convertible, only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture.

To exercise the repurchase right, a holder must deliver a written fundamental change repurchase notice to the paying agent no later than the close of business on the business day immediately preceding the fundamental change repurchase date. This written notice must state:

•	the certificate numbers of the notes that the holder will deliver for repurchase, if they are in certificated form;

•	the principal amount of the notes to be repurchased, which must be an integral multiple of $1,000; and

•

that the notes are to be repurchased by us pursuant to the fundamental change provisions of the indenture. If the notes are not in certificated form, the fundamental change repurchase notice must comply with applicable DTC procedures.

A holder may withdraw any fundamental change repurchase notice (in whole or in part) by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal must state:

•	the name of the holder;

•	a statement that the holder is withdrawing its election to require us to repurchase its notes;

•	the certificate numbers of the notes being withdrawn, if they are in certificated form;

•	the principal amount of notes being withdrawn, which must be an integral multiple of $1,000; and

•	the principal amount, if any, of the notes that remain subject to the fundamental change repurchase notice, which must be an integral multiple of $1,000.

If the notes are not in certificated form, the notice of withdrawal must comply with applicable DTC procedures.

To receive payment of the fundamental change repurchase price for a note for which the holder has delivered and not withdrawn a fundamental change repurchase notice, the holder must deliver the note, together with necessary endorsements, to the paying agent at any time after delivery of the fundamental change repurchase notice. We will pay the fundamental change repurchase price for the note on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or delivery of the note, together with necessary endorsements.

For a discussion of certain tax consequences to a holder upon the exercise of the repurchase right, see “Material U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Sale, Exchange or Other Disposition of Notes” and “—Consequences to Non-U.S. Holders— Sale, Exchange, Conversion or Other Dispositions of Notes or Common Stock.”

If the paying agent holds on the fundamental change repurchase date money sufficient to pay the fundamental change repurchase price due on the notes in accordance with the terms of the indenture, then, with respect to notes that have been properly surrendered for repurchase and not validly withdrawn, on and after the fundamental change repurchase date, the notes will cease to be outstanding and interest on such notes will cease to accrue, whether or not book-entry transfer of the notes is made or the notes are delivered to the paying agent by the relevant holders. Thereafter, all other rights of such holders terminate, other than the right to receive the fundamental change repurchase price upon delivery of such notes.

A “fundamental change” will be deemed to have occurred if any of the following occurs after the notes are originally issued:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us or our subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the total outstanding voting power of all classes of our capital stock entitled to vote generally in the election of directors (“voting stock”);

(2) the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any consolidation, amalgamation, statutory arrangement, merger, or binding share exchange offer of us pursuant to which our common stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than one of our subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of our common equity immediately prior to such transaction “beneficially own,” directly or indirectly, immediately after such consolidation, amalgamation, statutory arrangement, merger or binding share exchange offer, shares of the surviving or continuing corporation’s voting stock representing at least a majority of the total outstanding voting power of all outstanding classes of voting stock of the surviving or continuing corporation in substantially the same proportion as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);

(3) “continuing directors” (as defined below) cease to constitute at least a majority of our board of directors;

(4) our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(5) our common stock (or other common stock into which the notes are then convertible) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

A transaction or transactions described in clause (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares or pursuant to statutory appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions, the notes become convertible into such consideration, excluding cash payments for fractional shares or pursuant to statutory appraisal rights subject to the provisions set forth above under “—Conversion Rights—Settlement upon Conversion.” A transaction that is described in both clause (1) and clause (2) above shall be treated, solely for purposes of the immediately preceding sentence, as if it were a transaction described solely in clause (2) above.

“Continuing director” means a director who either was a member of our board of directors on the date of original issuance of the notes or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, there may be uncertainty as to whether a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets would permit a holder to exercise its right to have us repurchase its notes in accordance with the fundamental change provisions described above.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the fundamental change repurchase price for all notes holders have elected to have us repurchase. Furthermore, our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtains funds for such repurchase through dividends from our subsidiaries, the terms of our then existing indebtedness or otherwise. See “Risk Factors—Risks Related to this Offering, the Notes, the Guarantees and Our Indebtedness—We may not have the ability to raise funds necessary to settle conversions of the notes or to purchase the notes upon a fundamental change.” Our failure to repurchase the notes when required would result in an event of default with respect to the notes. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

We may in the future enter into transactions, including recapitalizations, that would not constitute a fundamental change but that would increase our debt or otherwise adversely affect holders. The indenture for the notes does not restrict our or our subsidiaries’ ability to incur indebtedness, including additional senior or secured indebtedness. Our incurrence of additional indebtedness could adversely affect our ability to service our indebtedness, including the notes.

In addition, the fundamental change repurchase feature of the notes would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders of the notes. Furthermore, the fundamental change repurchase feature of the notes may in certain circumstances deter or discourage a third party from acquiring us, even if the acquisition may be beneficial to you. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

Furthermore, holders may not be entitled to require us to repurchase their notes upon a fundamental change or entitled to an increase in the conversion rate upon conversion as described under “—Adjustment to the

Conversion Rate upon the Occurrence of a Make-Whole Fundamental Change” in certain circumstances involving a significant change in the composition of our board, including in connection with a proxy contest where our board does not endorse a dissident slate of directors but approves them for purposes of the definition of “continuing directors” above.

We will not repurchase any notes at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

•	file a Schedule TO or any other required schedule under the Exchange Act or other applicable laws; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes.

Consolidation, Merger and Sale of Assets

The indenture for the notes prohibits us from consolidating with or merging with or into, or selling, transferring, leasing, conveying or otherwise disposing of all or substantially all of our and our subsidiaries’ property or assets to, another person (including pursuant to a statutory arrangement), whether in a single transaction or series of related transactions, unless:

•

either (x) we are the surviving entity or (y) the person formed by or surviving any such consolidation or merger or to which such sale, transfer, lease, conveyance or other disposition is made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia and expressly assumes all of our obligations, as the case may be, under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee; and

•

immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have happened and be continuing.

Upon such a consolidation, merger, sale, transfer, lease, conveyance or other disposition, the successor person formed by the consolidation or with or into which we are merged or to which the sale, transfer, lease, conveyance or other disposition is made will succeed to, and, except in the case of lease, be substituted for, us under the indenture, and the predecessor shall, except in the case of lease, be released from all obligations and covenants under the indenture and the notes.

This “—Consolidation, Merger and Sale of Assets” section replaces the section of the accompanying prospectus entitled “Description of Debt Securities—Consolidation, Merger and Sale of Assets” in its entirety.

Events of Default

Each of the following is an event of default with respect to the notes:

(1) default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise;

(3) our failure to satisfy our conversion obligations upon the exercise of a holder’s conversion right;

(4) our failure to give a fundamental change notice as described under “—Holders May Require Us to Repurchase Their Notes upon a Fundamental Change” or notice of a specified corporate transaction as described under “—Conversion Rights—Conditions for Conversion—Conversion upon the Occurrence of Certain Corporate Transactions,” in each case when due;

(5) our failure to comply with our obligations described under “—Consolidation, Merger and Sale of Assets”;

(6) our failure for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding voting as a single class has been received to comply with any of our other agreements contained in the notes or indenture;

(7) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us, any of our significant subsidiaries or any group of guarantors that, taken as a whole, would constitute a significant subsidiary (or the payment of which is guaranteed by us or any of the guarantors), whether such indebtedness or guarantee now exists or is created after the date of the issuance of the notes (but excluding indebtedness owing to us or a guarantor), if that default (i) is caused by a failure to pay principal on such indebtedness prior to the expiration of the grace period provided in such indebtedness following the stated maturity of such indebtedness (a “payment default”) or (ii) results in the acceleration of such indebtedness prior to its stated maturity, and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates to $200 million (or the foreign currency equivalent) or more;

(8) failure by us, any of our significant subsidiaries, or any group of guarantors that, taken as a whole, would constitute a significant subsidiary, to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $200 million (or the foreign currency equivalent) (net of any amounts which are covered by insurance or bonded), which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 days;

(9) except as permitted by the indenture, any note guarantee of any significant subsidiary, or any group of guarantors that, taken as a whole, would constitute a significant subsidiary, is held in any final and nonappealable judgment or decree to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of such note guarantee and the indenture), or any guarantor, or any person acting on behalf of any guarantor, denies or disaffirms its obligations under its note guarantee and such default continues for 10 days after receipt of the notice specified in the indenture; or

(10) certain events of bankruptcy, insolvency, or reorganization of us, any guarantor that is a significant subsidiary, or any group of guarantors that, taken as a whole, would constitute a significant subsidiary.

As used in this section, “significant subsidiary” means any of our subsidiaries that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X.

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, if any, on all the notes to be due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately. In case of certain events of bankruptcy, insolvency or reorganization involving us or a significant subsidiary, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, for the first 150 days immediately following an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the TIA any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth in the accompanying prospectus under the heading “Description of Debt Securities—Reporting”, the sole remedy for such event of default will consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.50% per annum of the principal amount of the notes outstanding for each day during the 150-day period on which such event of default is continuing beginning on, and including, the date on which such an event of default first occurs. If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. In no event will additional interest accrue at a rate per annum in excess of 0.50% pursuant to the indenture, regardless of the number of events or circumstances giving rise to the requirement to pay such additional interest. On the 151st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 151st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 150 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify the holders of notes, the trustee and the paying agent of such election prior to the beginning of such 150-day period. In the event of our failure to timely give such notice, the notes will be subject to acceleration as provided above.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

In the event of any event of default specified in clause (7) of the first paragraph above, such event of default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the trustee or the holders of the notes, if within 20 days after such event of default arose the issuer delivers an officers’ certificate to the trustee stating that (x) the indebtedness or guarantee that is the basis for such event of default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such event of default or (z) the default that is the basis for such event of default has been cured, it being understood that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest or with respect to the failure to deliver the consideration due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the fundamental change repurchase price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•

the consideration due upon conversion of, its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or specified officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or proposing to take in respect thereof.

Payments of the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

This “—Events of Default” section replaces the section of the accompanying prospectus entitled “Description of Debt Securities—Events of Default, Notice and Waiver” in its entirety.

Modification and Waiver

We, the guarantors and the trustee may amend or supplement the indenture, the notes or the note guarantees with the consent of the holders of at least a majority in aggregate principal amount of the outstanding notes. In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance with any provision of the indenture, notes or the note guarantees. However, without the consent of the holders of each outstanding note affected, no amendment, supplement or waiver may:

•	change the stated maturity of the principal of, or the payment date of any installment of interest or any premium on, any note;

•	reduce the principal amount of, or any premium or interest on, any note;

•	change the place, manner or currency of payment of principal of, or any premium or interest on, any note;

•

impair the right of any holder to receive any payment on, or with respect to, or upon the conversion of, any note or to institute a suit for the enforcement of any payment on, or with respect to, or upon the conversion of, any note;

•

reduce the fundamental change repurchase price of any note or amend or modify, in a manner adverse to the holders of the notes, the provisions of the indenture relating to the right of the holders to require us to purchase notes upon a fundamental change whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

•	modify the ranking provisions of the indenture in a manner adverse to the holders of notes;

•	adversely affect the right of the holders of the notes to convert their notes in accordance with the indenture;

•	reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to a modification or amendment of the indenture or the notes;

•	release any guarantor that is a wholly owned domestic subsidiary from any of its obligations under its note guarantee or the indenture, except in accordance with the terms of the indenture;

•

reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to a waiver of compliance with any provision of the indenture or the notes or a waiver of any default or event of default; or

•

modify the provisions of the indenture with respect to modification and waiver (including waiver of a default or event of default), except to increase the percentage required for modification or waiver or to provide for the consent of each affected holder.

We, the guarantors and the trustee may amend or supplement the indenture, the notes or the note guarantees without notice to or the consent of any holder of the notes or the note guarantees to:

•

cure any ambiguity, defect, omission or inconsistency in the indenture in a manner that does not, individually or in the aggregate with all other changes, adversely affect the rights of any holder in any material respect;

•

evidence the assumption of our or a guarantor’s obligations under the indenture, the notes and note guarantees by a successor upon our consolidation or merger, or the sale, transfer, lease, conveyance or other disposition of all or substantially all of our or a guarantor’s property or assets, as applicable, and the corresponding release of our obligations in accordance with the indenture;

•	evidence and provide for the acceptance of appointment by a successor trustee;

•	provide for uncertificated notes in addition to or in place of certificated notes if required by applicable law;

•	provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

•	release guarantors from the guarantee in accordance with the terms of the indenture;

•

make adjustments in accordance with the indenture to the right to convert the notes upon certain recapitalizations, reclassifications or changes in our common stock and certain consolidations, amalgamations, statutory arrangements, mergers and binding share exchanges and upon the sale, transfer, lease, conveyance or other disposition of all or substantially all of our and our subsidiaries’ property or assets;

•	secure our obligations in respect of the notes;

•	add note guarantees of obligations under the notes;

•	make any change that would provide any additional rights or benefits to the holders of the notes and that does not adversely affect any such holder;

•	make provision with respect to adjustments to the conversion rate as required by the indenture or to increase the conversion rate in accordance with the indenture;

•	conform the indenture, the notes or the guarantees to the description of the notes contained in this prospectus supplement, as supplemented by the pricing term sheet;

•	make any change that does not adversely affect the rights of any holder; or

•	comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

This “—Modification and Waiver” section replaces the section of the accompanying prospectus entitled “Description of Debt Securities—Modification and Waiver” in its entirety.

Calculations in Respect of Notes

Except as otherwise provided above, we and any agents we might appoint for that purpose are responsible for making all calculations called for under the indenture and notes. These calculations include, but are not limited to, the determination of the trading price of the notes, the closing sale price of our common stock, the daily VWAPs, the amount of cash payable and/or the number of shares issuable upon conversion of the notes and amounts of interest payable on the notes and adjustments to the applicable conversion rate. We and our agents will make all of these calculations in good faith, and, absent manifest error, these calculations will be final and binding on all holders of notes. We will provide a copy of these calculations to the trustee and the conversion agent, as required or requested, and, absent manifest error, each of the trustee (in all of its capacities with regard to the notes) and the conversion agent is entitled to rely conclusively on the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon request of that holder.

No Personal Liability of Directors, Officers, Employees, Stockholders and Members

No director, manager, officer, employee, incorporator, stockholder or member of the issuer, or any subsidiary, as such, will have any liability for any obligations of the issuer or the guarantors under the notes, the indenture, the note guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The provisions of the indenture relating to legal defeasance and covenant defeasance, as described under the heading “Description of Debt Securities—Modification and Waiver—Defeasance” in the accompanying prospectus, shall not apply to the notes.

Unclaimed Money

If money and/or shares of our common stock deposited with the trustee, the paying agent or the conversion agent for the payment of principal (including the fundamental change repurchase price) of, premium, if any, or accrued and unpaid interest on, the notes, or in satisfaction of our obligation to pay or deliver, as the case may be, cash and/or shares of our common stock due upon conversion of the notes, remains unclaimed for two years, the trustee and paying agent will pay and/or deliver, as the case may be, the money and/or shares of our common stock back to us upon our written request. However, the trustee and paying agent have the right to withhold paying or delivering, as the case may be, the money and/or shares of our common stock back to us until they publish in a newspaper of general circulation in the City of New York, or mail to each holder, a notice stating that the money and/or shares of our common stock will be paid and/or delivered, as the case may be, back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the trustee or paying agent pays and/or delivers, as the case may be, the money and/or shares of our common stock back to us, holders of notes entitled to the money and/or shares of our common stock must look to us for payment as general creditors, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money and shares of our common stock will cease.

Purchase and Cancellation

The registrar, paying agent and conversion agent will forward to the trustee any notes surrendered to them for transfer, exchange, payment or conversion, and the trustee will promptly cancel those notes in accordance with its customary procedures. We will not issue new notes to replace notes that we have paid or delivered to the trustee for cancellation or that any holder has converted.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. We will cause any notes so repurchased (other than notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their repurchase.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, at any fundamental change repurchase date, upon conversion or otherwise, cash and/or shares of common stock, solely to satisfy outstanding conversions, as applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to the terms contained in the indenture.

This “—Satisfaction and Discharge” section replaces the section of the accompanying prospectus entitled “Description of Debt Securities—Satisfaction and Discharge” in its entirety.

Replacement of Notes

We will replace mutilated, lost, destroyed or stolen notes at the holder’s expense upon delivery to the trustee of the mutilated notes or evidence of the loss, destruction or theft of the notes satisfactory to the trustee and us. In the case of a lost, destroyed or stolen note, we or the trustee may require, at the expense of the holder, indemnity reasonably satisfactory to us and the trustee.

Trustee and Transfer Agent

Union Bank, N.A. is the trustee, security registrar, paying agent and conversion agent. Union Bank, N.A., in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We may maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

If the trustee becomes a creditor of the issuer or any guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must (i) eliminate such conflict within 90 days, (ii) apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the TIA) or (iii) resign.

The transfer agent for our common stock is Computershare Trust Company.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay the principal of, and interest on, notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note surrendered for conversion or required repurchase.

The registered holder of a note will be treated as its owner for all purposes.

Listing and Trading

The notes are a new issue of securities, and there is currently no established trading market for the notes. An active or liquid market may not develop for the notes or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing of the notes on any securities exchange. Our common stock is listed on the New York Stock Exchange under the ticker symbol “ANR.”

Book-Entry, Delivery and Form

Global Notes

We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form, without interest coupons. The global notes will be deposited with or on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

DTC

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.

DTC has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York State Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“direct participants”) deposit with DTC and facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers, including the underwriters, and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC. The DTC rules applicable to its direct participants are on file with the SEC.

All interests in the global notes will be subject to the operations and procedures of DTC. We have provided the description of the operations and procedures of DTC in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. None of the issuer, any of the guarantors, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the beneficial interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than direct participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the applicable indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the direct participant through which that holder owns its interest, to exercise any rights of a holder of notes under the applicable indenture or a global note.

None of the issuer, any of the guarantors or the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit direct participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC. None of the issuer, any of the guarantors or the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests. We also expect that payments by direct participants to owners of beneficial interests in the global note held through such direct participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in the names of nominees for such owners. The direct participants will be responsible for those payments.

The information in this section concerning DTC and its book-entry system has been obtained from sources that the issuer and the guarantors believe to be reliable, but the issuer and the guarantors take no responsibility for the accuracy thereof.

Exchange of Global Notes for Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

(1) DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

(2) DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

(3) an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

Same-Day Settlement and Payment

The issuer will make payments in respect of the notes represented by the global notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The issuer will make all payments of principal, interest and premium, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address.

The notes represented by the global notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The issuer expects that secondary trading in any certificated notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the shares of our common stock into which the notes may be converted, as of the date hereof. This summary deals only with notes and shares of our common stock held as capital assets and holders who acquired notes upon their original issuance at the issue price, which is the first price at which a substantial amount of the notes is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). Additionally, this summary does not deal with special situations. For example, this summary does not address:

•

tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, expatriates, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities or insurance companies;

•

tax consequences to persons holding notes or shares of common stock as part of a hedging, integrated, or conversion transaction or a straddle or persons deemed to sell notes or shares of common stock under the constructive sale provisions of the Internal Revenue Code of 1986, as amended (the “Code”);

•	tax consequences to U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar;

•	tax consequences to partnerships or other pass-through entities and investors in such entities; or alternative minimum tax consequences, if any.

Finally, this summary does not address other U.S. federal tax consequences (such as estate, gift and Medicare contribution tax consequences) or any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you in light of your particular facts and circumstances and any consequences arising under other federal tax laws as well as the laws of any state, local, foreign or other taxing jurisdiction.

Consequences to U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder of notes or shares of our common stock. “U.S. holder” means a beneficial owner of a note or common stock for U.S. federal income tax purposes that is:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	any other person the income of which is subject to U.S. federal income taxation regardless of its source.

Stated Interest

It is expected that the notes will be issued without original issue discount for federal income tax purposes. Stated interest on the notes will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances, such as a stock split or stock dividend, a distribution of cash or other assets to our stockholders (including certain self-tender transactions), and certain transactions that constitute a fundamental change. See “Description of Notes—Adjustments to the Conversion Rate” and “Description of Notes—Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change.” Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution. Conversion rate adjustments arising from a stock split or a stock dividend are generally considered to be pursuant to a bona fide reasonable adjustment formula and thus will not give rise to a deemed dividend. However, certain of the possible conversion rate adjustments (generally including adjustments to the conversion rate to compensate holders for distributions of cash or property to our stockholders) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of notes will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Conversely, if an event occurs that increases the interests of holders of the notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of holders of the notes could be treated as a taxable stock dividend to such holders. In addition, if an event occurs that dilutes the interests of holders of the notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock dividend to those stockholders.

Although there is no authority directly on point, the IRS may take the position that a constructive dividend with respect to the notes would not be eligible for a dividends-received deduction or the preferential tax rates applicable to dividends (as discussed below). Any taxable constructive stock dividends resulting from a change to, or a failure to change, the conversion rate would in other respects be treated in the same manner as dividends paid in cash or other property. These dividends would result in dividend income to the recipient, to the extent of our current and accumulated earnings and profits, with any excess treated as a nontaxable return of capital or as capital gain as more fully described below. U.S. holders should carefully review the conversion rate adjustment provisions and consult their tax advisors with respect to the tax consequences of any such adjustment, including any potential consequences of a taxable stock dividend to basis and holding period.

Sale, Exchange or Other Disposition of Notes

A U.S. holder will generally recognize gain or loss upon the sale, exchange or other disposition of a note (including a conversion entirely paid in cash) equal to the difference between the amount realized (less any accrued interest, which will be taxed as interest income to the extent not previously so taxed) upon the sale, exchange or other disposition and the U.S. holder’s tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount paid for the note, increased by the amount of any constructive dividend received by such U.S. holder. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. A non-corporate U.S. holder who has held the note for more than one year generally will be subject to reduced rates of taxation on such gain. The ability to deduct capital losses is limited.

Conversion of Notes into Our Common Stock and/or Cash

In general, the conversion of the notes solely into common stock is not a taxable event, and the conversion of the notes in a transaction in which the holder receives only cash will be treated as a taxable disposition of the notes. However, the U.S. federal income tax treatment of a U.S. holder’s conversion of the notes into a combination of common stock and cash is uncertain. U.S. holders should consult their tax advisors to determine the correct treatment of such conversion. It is possible that the conversion may be treated as a partially taxable exchange or as a recapitalization, as briefly discussed below. See the discussion under “Possible Effect of Changes to the Terms of the Notes” regarding consequences of the conversion of the notes into shares of a public acquiror.

Possible treatment as part conversion and part redemption. The conversion of a note into our common stock and cash may be treated for U.S. federal income tax purposes as in part a conversion into stock and in part a payment in redemption of a portion of the notes. In that event, a U.S. holder would not recognize any income, gain or loss with respect to the portion of the notes considered to be converted into stock, except with respect to any cash received in lieu of a fractional share of stock or any common stock attributable to accrued interest (which will be treated in the manner described below). A U.S. holder’s tax basis in the common stock received upon conversion (other than common stock received that is attributable to accrued interest) generally would be equal to the portion of its tax basis in a note allocable to the portion of the note deemed converted. A U.S. holder’s holding period for such common stock generally would include the period during which the U.S. holder held the note.

With respect to the part of the conversion that would be treated under this characterization as a payment in redemption of the remaining portion of the note, a U.S. holder generally would recognize gain or loss equal to the difference between the amount of cash received (other than amounts attributable to accrued interest, which will be treated in the manner described below) and the U.S. holder’s tax basis allocable to such portion of the note. Gain or loss recognized will be long-term capital gain or loss if the U.S. holder has held the note for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for a reduced rate of U.S. federal income taxation. The ability to deduct capital losses is limited.

Although the law on this point is not entirely clear, a U.S. holder may allocate its tax basis in a note between the portion of the note that is deemed to have been converted and the portion of the note that is deemed to have been redeemed based on the relative fair market value of common stock (other than common stock received that is attributable to accrued interest) and the amount of cash received upon conversion. In light of the uncertainty in the law, U.S. holders are urged to consult their own tax advisors regarding such basis allocation.

Possible treatment as a recapitalization. The conversion of a note into common stock and cash may instead be treated in its entirety as a recapitalization for U.S. federal income tax purposes, in which case a U.S. holder would be required to recognize gain on the conversion but would not be allowed to recognize any loss. Accordingly, such tax treatment may be less favorable to a U.S. holder than if the conversion were treated as part conversion and part redemption, as described above. If the conversion constitutes a recapitalization, a U.S. holder generally would recognize gain (but not loss) in an amount equal to the lesser of (i) the excess (if any) of (A) the amount of cash (not including cash received in lieu of fractional shares and cash attributable to accrued interest, which will be treated in the manner describe below) and the fair market value of common stock received (treating fractional shares as received for this purpose) in the exchange (other than any cash or common stock attributable to accrued interest) over (B) the U.S. holder’s tax basis in the notes, and (ii) the amount of cash received upon conversion (other than cash received in lieu of fractional shares or cash attributable to accrued interest, which will be treated in the manner described below). The U.S. holder would have an aggregate tax basis in the common stock received in the conversion (other than common stock received that is attributable to accrued interest) equal to the aggregate tax basis of the notes converted, decreased by the aggregate amount of cash (other than cash in lieu of fractional shares and cash attributable to accrued interest) received upon conversion and increased by the aggregate amount of gain (if any) recognized upon conversion (other than gain realized as a result of cash received in lieu of fractional shares). The holding period for such common stock received by the U.S. holder would include the period during which the U.S. holder held the notes. Gain recognized will be long-term capital gain if the U.S. holder has held the notes for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for a reduced rate of taxation.

Treatment of cash in lieu of a fractional share. If a U.S. holder receives cash in lieu of a fractional share of common stock, such U.S. holder will be treated as if the fractional share had been issued and then redeemed for cash. Accordingly, a U.S. holder generally will recognize capital gain or loss with respect to the receipt of cash in lieu of a fractional share measured by the difference between the cash received for the fractional share and the portion of the U.S. holder’s tax basis in the notes that is allocated to the fractional share. A U.S. holder’s tax basis in a fractional share will be determined by allocating the holder’s tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values. Gain recognized will be long-term capital gain if the U.S. holder has held the notes for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for a reduced rate of taxation. The ability to deduct capital losses is limited.

Treatment of amounts attributable to accrued interest. Any cash and the value of any common stock received that is attributable to accrued interest on the notes not yet included in income would be taxed as ordinary interest income. The basis in any shares of common stock attributable to accrued interest would equal the fair market value of such shares when received. The holding period for any shares of common stock attributable to accrued interest would begin the day after the date of receipt.

U.S. holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences resulting from the exchange of notes into a combination of cash and common stock.

Possible Effect of Changes to the Terms of the Notes

In certain situations, we may provide for the exchange of the notes into shares of an acquiror. See “Description of Notes—Change in the Conversion Right Upon Certain Reclassifications, Business Combinations and Asset Sales” Depending on the circumstances, such adjustments could result in a deemed taxable exchange to a U.S. holder, and the modified note could be treated as newly issued at that time. In addition, the conversion of the notes for the shares of the acquiror may be treated as a taxable event to a U.S. holder.

Dividends on the Common Stock

If a U.S. holder converts a note into shares of our common stock and we make a distribution in respect of that stock, the distribution generally will be treated as a dividend to the extent it is paid from current or accumulated earnings and profits. If the distribution exceeds current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital reducing the U.S. holder’s tax basis in the U.S. holder’s common stock to the extent of the U.S. holder’s tax basis in that stock. Any remaining excess will be treated as capital gain. Dividends received by individual U.S. holders generally will be subject to a reduced tax rate. The rate reduction will not apply to dividends received to the extent that the U.S. holder elects to treat dividends as “investment income,” which may be offset by investment expense. Furthermore, the rate reduction also will not apply to dividends that are paid to a U.S. holder with respect to shares of our common stock that are held by such holder for less than 61 days during the 121-day period beginning on the date that is 60 days before the date on which the shares of our common stock became ex-dividend with respect to such dividend. If a U.S. holder is a U.S. corporation, it will be able to claim the deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. In general, a dividend distribution to a corporate U.S. holder may qualify for the 70% dividends received deduction if the U.S. holder owns less than 20% of the voting power and value of our stock.

U.S. holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced tax rate on dividends.

Sale, Exchange or Other Disposition of Common Stock

A U.S. holder will generally recognize capital gain or loss on a sale or exchange of our common stock. The U.S. holder’s gain or loss will equal the difference between the amount realized by the U.S. holder and the U.S. holder’s tax basis in the stock. The amount realized by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the stock. Any gain or loss recognized on a taxable disposition of our common stock will be capital gain or loss. A non-corporate U.S. holder who has held the common stock for more than one year generally will be subject to reduced rates of taxation on such gain. The ability to deduct capital losses may be limited.

Information Reporting and Backup Withholding

When required, we or our paying agent will report to the holders of the notes and our common stock and the IRS amounts paid on or with respect to the notes and the common stock during each calendar year and the amount of tax, if any, withheld from such payments. A U.S. holder will be subject to backup withholding on interest payments made on the notes and dividends paid on the common stock and proceeds from the sale of the common stock or the notes (including a redemption or retirement) at 28% if the U.S. holder (a) fails to provide the applicable withholding agent with a correct taxpayer identification number or certification of exempt status (such as a certification of corporate status), (b) has been notified by the IRS that it is subject to backup withholding as a result of the failure to properly report payments of interest or dividends or (c) in certain circumstances, has failed to certify under penalty of perjury that it is not subject to backup withholding. A U.S. holder may be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to the applicable withholding agent. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is properly furnished to the IRS on a timely basis.

Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a non-U.S. holder of notes or shares of common stock. The term “non-U.S. holder” means a beneficial owner of a note or shares of common stock that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. holder.

Stated Interest

Subject to the discussion of backup withholding below, a non-U.S. holder will not be subject to U.S. federal withholding tax or income tax in respect of interest income on the notes provided that:

•	interest paid on the note is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•

the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•

the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS W-8BEN (or successor form)) or (b) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and satisfies the certification requirements of applicable Treasury Regulations.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to a 30% U.S. federal withholding tax, unless the holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States.

If a non-U.S. holder is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of that trade or business, the non-U.S. holder (although exempt from the 30% withholding tax, provided the non-U.S. holder complies with certain certification and disclosure requirements, including providing a properly certified Form W-8ECI or W-8BEN) will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as a U.S. holder unless an applicable income tax treaty provides otherwise. In addition, a foreign corporation may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Dividends on the Common Stock and Constructive Distributions

Any dividends paid with respect to the shares of common stock that are received upon the conversion of the notes (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “Consequences to U.S. Holders—Constructive Distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States (although exempt from the 30% withholding tax, provided the non-U.S. holder complies with certain certification and reporting requirements, including providing a properly certified form W-8ECI or W-8BEN) will be subject to U.S. federal income tax on a net income basis in the same manner as a U.S. holder, unless an applicable treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty.

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, the non-U.S. holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if the applicable withholding agent pays withholding taxes on behalf of a non-U.S. holder, it may, at its option, set off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

Sale, Exchange or Other Disposition of Notes or Common Stock

Any gain realized by a non-U.S. holder upon the sale, exchange or other taxable disposition of a note or shares of common stock (including a conversion of the note into shares of common stock that is treated as a taxable event, see “Consequences to U.S. Holders—Conversion of Notes into Our Common Stock and/or Cash”) will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	the non-U.S. holder is a significant holder (as defined below).

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. holder. If a non-U.S. holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. To claim the benefit of a treaty, a non-U.S. holder must properly submit an IRS Form W-8BEN (or suitable successor or substitute form). A non-U.S. holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the non-U.S. holder is not considered a resident of the United States.

A non-U.S. holder may be subject to U.S. federal income tax and/or withholding tax under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) upon an exchange or other taxable disposition of the notes or shares of common stock if it owned (or is deemed to have owned) a significant amount of the notes or shares of common stock (in excess of a specified threshold) at some point during the shorter of the last five years and the holder’s holding period in the notes or shares of common stock (a “significant holder”). The remainder of this disclosure does not address the FIRPTA treatment of significant holders. Significant holders should consult their own tax advisors about how the FIRPTA rules would apply to them.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to non-U.S. holders the amount of interest and dividends paid to the non-U.S. holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and dividend payments and any withholding may also be made available to the tax authorities in the country in which the holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends if the non-U.S. holder has provided the statement described above in the fifth bullet point under “—Consequences to Non-U.S. Holders—Stated Interest.” A non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale or other disposition (including a redemption or retirement) of a note or shares of our common stock within the United States or conducted through certain U.S.-related payors, unless the payor of the proceeds receives the statement described above or the non-U.S. holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

Additional Withholding Requirements

Under certain circumstances, the Foreign Account Tax Compliance provisions of the United States Hiring Incentives to Restore Employment Act (“FATCA”) will impose a withholding tax of 30% on payments of U.S. source interest and dividends on, and the gross proceeds from a disposition of, the notes or our common stock, as applicable, made to certain foreign entities unless various information reporting requirements are satisfied.

The U.S. Treasury has issued Treasury Regulations providing that FATCA withholding requirements with respect to interest will be delayed until July 1, 2014 and the withholding requirements with respect to gross proceeds will be delayed until January 1, 2017. The Treasury Regulations also provide that FATCA generally will not apply to debt securities issued before (and not materially modified on or after) July 1, 2014; however, there can be no assurance that FATCA withholding will not apply to the notes. This exemption does not apply to our common stock. Investors are encouraged to consult with their own tax advisors regarding FATCA and the Treasury Regulations as they apply to their investment in the notes.

UNDERWRITING

Under the terms and subject to the conditions of an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for which Barclays Capital Inc. is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, the principal amount of notes indicated below:

Name	Principal Amount of Notes
Barclays Capital Inc.	$96,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	39,000,000
Goldman, Sachs & Co.	36,000,000
Deutsche Bank Securities Inc.	24,000,000
Morgan Stanley & Co. LLC	24,000,000
BMO Capital Markets Corp.	18,000,000
Citigroup Global Markets Inc.	18,000,000
Credit Agricole Securities (USA) Inc.	18,000,000
PNC Capital Markets LLC	18,000,000
BB&T Capital Markets, a division of BB&T Securities, LLC	9,000,000

Total	$300,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken. However, the underwriters are not required to take or pay for any notes covered by the option of the underwriters to purchase additional notes as described below.

The underwriters initially propose to offer the notes to the public at the offering prices listed on the cover of this prospectus supplement, and may offer the notes to certain dealers at such prices less a concession. The underwriters may allow, and such dealers may reallow, a concession to other dealers. After the initial offering of the notes, the applicable offering price and other selling terms may from time to time be varied by the representative.

We have granted to the underwriters an option (exercisable for 30 days from the date of this prospectus supplement) to purchase, in the event the underwriters sell more than $300 million principal amount of notes, up to an additional $45 million principal amount of the notes at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent that such option is exercised, each underwriter will become obligated to purchase about the same percentage of such additional principal amount of notes as the principal amount listed next to its name in the preceding table bears to the total principal amount of notes listed next to the names of all underwriters in the preceding table.

We have agreed to pay to the underwriters 2.6% of the principal amount of the notes, or $7.80 million (assuming no exercise of the over-allotment option) or $8.97 million (assuming full exercise of the over-allotment option).

The estimated offering expenses payable by us, in addition to any underwriting discounts and commissions, in connection with this offering of the notes are approximately $4.0 million.

In the underwriting agreement, we have agreed that we will not, during the period from the date of the underwriting agreement through the closing date of the offering of the notes, offer, sell, contract to sell or otherwise dispose of any debt securities of ours or any guarantor or warrants to purchase or otherwise acquire debt securities of ours or any guarantor substantially similar to the notes (other than (i) the notes, (ii) commercial paper issued in the ordinary course of business, (iii) any purchases or repayments of indebtedness contemplated pursuant to the “Use of Proceeds” section or (iv) other certain limited circumstances) without the prior written consent of the representative.

We, our directors and certain of our senior executive officers have agreed, subject to certain exceptions, not to, without the prior written consent of the representative on behalf of the underwriters, during the period ending 90 days after the date of this prospectus supplement:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock, or any securities convertible into or exercisable or exchangeable for common stock;

•	file any registration statement with the SEC relating to the offering of any shares of our common stock, or any securities convertible into or exercisable or exchangeable for our common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock;

whether any such transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise.

The notes are a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or automated dealer quotation system.

In connection with the offering, the representative, on behalf of the underwriters, may purchase and sell notes and our common stock in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes or our common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes or our common stock made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representative, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the OTC market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Therefore, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have engaged in, are engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates, including in connection with our Credit Agreement and our commitments with respect thereto and in connection with the purchases or repayments of our outstanding indebtedness. They have received, or may in the future receive, customary fees and commission for these transactions. Affiliates of certain of the underwriters are lenders and/or agents under our Credit Agreement and/or holders of our existing securities and may indirectly receive a portion of the net proceeds from this offering. In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If the underwriters or their affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an offer of notes to the public in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

Each underwriter has represented and agreed that:

(a) it has not offered or sold and will not offer or sell any notes by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and

(b) it has not issued or had in its possession for the purpose of issue, and will not issue or have in its possession for the purpose of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to any notes, which advertisement, invitation or document relating to such notes is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

None of the notes has been or will be registered under the Financial Instruments and Exchange Act of Japan (the “Financial Instruments and Exchange Act”) and each underwriter has represented and agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that (a) it has not circulated or distributed and will not circulate or distribute this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of any notes, (b) has not offered or sold and will not offer or sell any notes, and (c) has not made and will not make any notes to be the subject of an invitation for subscription or purchase, whether directly or indirectly, in each of the cases of (a) to (c), to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4(A) of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (however described) in that trust shall not be transferred within 6 months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; or (4) as specified in Section 276 (7) of the SFA.

LEGAL MATTERS

The validity of the securities being offered hereby is being passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. The underwriters are being represented by Cahill Gordon & Reindel LLP, New York, New York and Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Alpha Natural Resources, Inc. and subsidiaries, as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein and in the registration statement in reliance on the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Massey Energy Company as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010 (including the schedule appearing therein), and the effectiveness of Massey Energy Company’s internal control over financial reporting as of December 31, 2010, included in Exhibit 99.1 of Alpha’s Current Report on Form 8-K filed on March 28, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, have been incorporated by reference herein and in the registration statement in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Alpha Natural Resources, Inc.

Common Stock

Depositary Shares

Warrants

Purchase Contracts

Units

Preferred Stock

Debt Securities

(which may be guaranteed by some or substantially all of our domestic subsidiaries)

The following are types of securities that we may offer, issue and sell from time to time, or that may be sold by selling securityholders from time to time, together or separately:

•	shares of our common stock;

•	shares of our preferred stock, which may be guaranteed by some or substantially all of our domestic subsidiaries;

•	depositary shares;

•	debt securities, which may be guaranteed by some or substantially all of our domestic subsidiaries;

•	warrants to purchase debt or equity securities;

•	purchase contracts; and

•	units.

Any of these securities may be offered together or separately and in one or more series, if any, in amounts, at prices and on other terms to be determined at the time of the offering and described for you in an accompanying prospectus supplement.

We may offer and sell these securities through one or more underwriters, dealers or agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.

To the extent that any selling securityholder resells any securities, the selling securityholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling securityholder and the terms of the securities being offered.

Our common stock is listed on the New York Stock Exchange under the symbol “ANR.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves risks. You should consider the risk factors described in any accompanying prospectus supplement and in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 1, 2013.

We are responsible for the information contained and incorporated by reference in this prospectus. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

ABOUT THIS PROSPECTUS

This prospectus describes some of the general terms that may apply to our common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts and units. The specific terms of any securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading “Incorporation of Certain Documents by Reference” before you make your investment decision.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “Alpha”, the “Company”, “we”, “us” and “our” or similar terms are to Alpha Natural Resources, Inc., the surviving corporation of the merger on July 31, 2009 (the “Foundation Merger”) of Old Alpha with and into Foundation (each as defined below), and its consolidated subsidiaries; references in this prospectus to “Old Alpha” refer to Alpha Natural Resources, Inc. prior to the Foundation Merger and its consolidated subsidiaries; and references to “Foundation” refer to Foundation Coal Holdings, Inc. prior to the Foundation Merger, which changed its name to Alpha Natural Resources, Inc. following the Foundation Merger, and its consolidated subsidiaries.

AVAILABLE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy any documents that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 11 Wall Street, New York, New York 10005, on which our common stock is listed.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. This prospectus does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents that we file separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede information contained in or previously incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of the offering of the securities covered by this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2012;

•	Our Current Reports on Form 8-K filed on February 14, 2013 and February 25, 2013;

•	The portions of our Definitive Proxy Statement on Schedule 14A that are deemed “filed” with the SEC under the Exchange Act, as filed on April 3, 2012; and

•

Exhibit 99.1 of our Current Report on Form 8-K filed on March 28, 2011, containing the consolidated financial statements of Massey Energy Company (“Massey”) as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010.

You can request a copy of these filings at no cost, by writing or calling us at the following address:

Alpha Natural Resources, Inc.

One Alpha Place

P.O. Box 16429

Bristol, VA 24209

Attention: Investor Relations

(276) 619-4410

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference include statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to our future prospects, developments and business strategies. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should” and similar terms and phrases, including references to assumptions, in these documents to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	our liquidity, results of operations and financial condition;

•	decline in coal prices;

•	worldwide market demand for coal, electricity and steel;

•	utilities switching to alternative energy sources such as natural gas, renewables and coal from basins where we do not operate;

•	our production capabilities and costs;

•	availability of mining and processing equipment and parts;

•

changes in environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage, including potential carbon or greenhouse gas related legislation;

•	changes in safety and health laws and regulations and the ability to comply with such changes;

•	competition in coal markets;

•	regulatory and court decisions;

•	our ability to obtain, maintain or renew any necessary permits or rights, and our ability to mine properties due to defects in title on leasehold interests;

•	global economic, capital market or political conditions, including a prolonged economic recession in the markets in which we operate;

•	potential instability and volatility in worldwide financial markets;

•	the outcome of pending or potential litigation or governmental investigations, including with respect to the Upper Big Branch explosion;

•	our relationships with, and other conditions affecting, our customers, including the inability to collect payments from our customers if their creditworthiness declines;

•	changes in and renewal or acquisition of new long-term coal supply arrangements;

•	reductions or increases in customer coal inventories and the timing of those changes;

•	inherent risks of coal mining beyond our control;

•	weather conditions or catastrophic weather-related damage;

•	the geological characteristics of the Powder River Basin, Central and Northern Appalachian coal reserves;

•	the inability of our third-party coal suppliers to make timely deliveries and the refusal by our customers to receive coal under agreed contract terms;

•	disruptions in delivery or changes in pricing from third party vendors of goods and services that are necessary for our operations, such as diesel fuel, steel products, explosives and tires;

•	inflationary pressures on supplies and labor;

•	changes in postretirement benefit obligations, pension obligations and federal and state black lung obligations;

•	increased costs and obligations potentially arising from the Patient Protection and Affordable Care Act;

•	reclamation and mine closure obligations;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	significant or rapid increases in commodity prices;

•	railroad, barge, truck and other transportation availability, performance and costs;

•	disruption in coal supplies;

•	availability of skilled employees and other employee workforce factors, such as labor relations;

•	our ability to negotiate new United Mine Workers of America wage agreements on terms acceptable to us, increased unionization of our workforce in the future, and any strikes by our workforce;

•	future legislation and changes in regulations, governmental policies or taxes or changes in interpretation thereof;

•

our ability to integrate successfully operations that we have acquired or developed with our existing operations, as well as those operations that we may acquire or develop in the future, or the risk that any such integration could be more difficult, time-consuming or costly than expected;

•	our plans and objectives for future operations and expansion or consolidation;

•	the consummation of financing transactions, acquisitions or dispositions and the related effects on our business;

•	indemnification of certain obligations not being met;

•	fair value of derivative instruments not accounted for as hedges that are being marked to market;

•	our substantial indebtedness and potential future indebtedness;

•	restrictive covenants in our secured credit facility and the indentures governing our outstanding debt securities;

•	certain terms of our outstanding debt securities, including any conversions of our convertible senior debt securities, that may adversely impact our liquidity;

•	our ability to obtain or renew surety bonds on acceptable terms or maintain self bonding status; and

•	other factors, including the other factors discussed in “Risk Factors” in the documents incorporated by reference in this prospectus.

When considering these forward-looking statements, you should keep in mind the cautionary statements in this prospectus, any prospectus supplement and the documents incorporated by reference. We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events, which may cause actual results to differ from those expressed or implied by these forward-looking statements.

ALPHA NATURAL RESOURCES, INC.

We are one of America’s premier coal suppliers, operating 107 mines and 26 coal preparation and load-out facilities as of December 31, 2012 in Northern and Central Appalachia and the Powder River Basin. We produce, process, and sell steam and metallurgical coal from twelve business units located throughout Virginia, West Virginia, Kentucky, Pennsylvania, and Wyoming. We also sell coal produced by others, the majority of which we process and/or blend with coal produced from our mines prior to resale, providing us with a higher overall margin for the blended product than if we had sold the coal separately.

We have two reportable segments, Eastern Coal Operations and Western Coal Operations. Eastern Coal Operations consists of our operations in Northern and Central Appalachia and our coal brokerage and road construction activities. Western Coal Operations consists of two Powder River Basin mines in Wyoming. Our All Other category includes an idled underground mine in Illinois; expenses associated with closed mines; Dry Systems Technologies; revenues and royalties from the sale of coalbed methane and natural gas extraction; equipment sales and repair operations; terminal services; the leasing of mineral rights; general corporate overhead and corporate assets and liabilities.

Our principal executive office is located at One Alpha Place, P.O. Box 16429, Bristol, VA 24209 and our telephone number is (276) 619-4410.

RISK FACTORS

Investing in our securities involves risk. See the “Risk Factors” section in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of certain factors that you should consider before investing in our securities.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities sold for general corporate purposes, which may include acquisitions, repayment of debt, capital expenditures and working capital. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.

Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling securityholder.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for the indicated periods:

	Year Ended December 31,
	2012		2011(1)		2010	2009(2)	2008
Ratio of earnings to fixed charges(3)(4)	N/A	(5)	N/A	(6)	2.22	1.36	5.41

(1)	On June 1, 2011, we completed our acquisition of Massey. Our consolidated results of operations for the year ended December 31, 2011 include Massey’s results of operations for the period June 1, 2011 through December 31, 2011. Our consolidated results of operations for the years ended December 31, 2010, 2009 and 2008 do not include amounts related to Massey’s results of operations.

(2)	On July 31, 2009, Old Alpha and Foundation merged with Foundation continuing as the surviving legal corporation of the Foundation Merger, which was renamed Alpha Natural Resources, Inc. For the year ended December 31, 2009, Foundation’s financial results are included for the five-month period following the Foundation Merger from August 1, 2009 through December 31, 2009. Old Alpha’s results of operations for the year ended December 31, 2008 does not include amounts related to Foundation’s results of operations.
(3)	For purposes of this computation, “earnings” consist of pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus fixed charges and amortization of capitalized interest minus capitalized interest and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. “Fixed charges” consist of interest expensed on all indebtedness plus capitalized interest and amortization of deferred costs of financing and the estimated interest component of lease rental expense.
(4)	There were no preferred stock dividends during any of the periods presented above. As a result, the ratio of earnings to fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.
(5)	The ratio of earnings to fixed charges was less than one-to-one for the year ended December 31, 2012. Additional earnings of $3.0 billion would be needed to have a one-to-one ratio of earnings to fixed charges.
(6)	The ratio of earnings to fixed charges was less than one-to-one for the year ended December 31, 2011. Additional earnings of $767.0 million would be needed to have a one-to-one ratio of earnings to fixed charges.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts and units that we or selling securityholders may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in a related prospectus supplement, if necessary.

DESCRIPTION OF COMMON STOCK

The following description of our common stock does not describe every aspect of our common stock and is subject, and is qualified in its entirety by reference, to all the provisions of our amended and restated certificate of incorporation and all the provisions of our amended and restated bylaws.

Authorized Capitalization

Our authorized capital stock, as of February 27, 2013, consists of (1) 400,000,000 shares of common stock, par value $0.01 per share, of which: (a) 232,430,314 shares were issued and 220,720,180 shares were outstanding; (b) 19,579,435 shares were reserved for issuance under the Company’s equity incentive plans; (c) 6,969,691 shares were reserved for issuance under the 2.375% Convertible Senior Notes due 2015; (d) 8,160,427 shares were reserved for issuance under the 3.25% Convertible Senior Notes due 2015; and (2) 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding.

Common Stock

Holders

As of February 27, 2013, there were 5,691 holders of record of our common stock.

Voting Rights

Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors.

Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the amended and restated certificate of incorporation relating solely to the terms of one or more series of preferred stock, if the holders of that preferred stock are entitled to vote thereon. Our amended and restated certificate of incorporation requires the affirmative vote of at least seventy-five percent (75%) of the voting power of the shares of stock entitled to vote generally in the election of directors, voting together as a single class, to alter, repeal or amend provisions of our amended and restated certificate of incorporation governing amendments of our certificate of incorporation and bylaws, election and removal of directors, stockholder action by written consent in lieu of meeting and special meetings of stockholders. The standard of voting for other items is governed in accordance with the Delaware General Corporation Law (the “DGCL”).

Dividend Rights

Subject to applicable law and rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over the common stock with respect to the payment of dividends, dividends may be declared and paid on the common stock from time to time and in amounts as our board of directors may determine. Our credit facility and certain of the indentures governing our senior notes impose restrictions on our ability to declare dividends with respect to our common stock. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

Liquidation Rights

Upon any dissolution, liquidation or winding up, subject to any rights of any outstanding series of preferred stock or any class or series of stock having a preference over the common stock with respect to the distribution of assets, our remaining assets and funds will be distributed ratably to the holders of common stock.

Other Matters

The common stock has no preemptive or conversion rights and is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable. Shares of the capital stock of the Company may be certificated or uncertificated, as provided under the DGCL.

Anti-takeover Effects of Certain Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws

Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders. Additionally, change of control provisions in the indentures governing our senior notes and our convertible notes may discourage a takeover attempt.

Removal of Directors; Vacancies

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that directors may be removed with or without cause upon the affirmative vote of holders of at least seventy-five percent (75%) of the voting power of the shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our amended and restated bylaws also provide that except as otherwise provided in our amended and restated bylaws, any vacancies on our board of directors and newly created directorships will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation prohibits cumulative voting.

Calling of Special Meetings of Stockholders

Our amended and restated certificate of incorporation provides that, unless otherwise prescribed by the DGCL and subject to the holders of any series of preferred stock, special meetings may be called at any time by the board of directors or by a committee of the board of directors whose power and authority, as provided in a resolution of the board of directors or in the bylaws, includes the power to call special meetings of stockholders.

Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and our amended and restated bylaws do not permit stockholder action by written consent. All stockholder actions must be taken at a duly called annual or special stockholder meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date on which the company first mailed its proxy materials for the previous year’s annual meeting. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Amendments to Our Amended and Restated Bylaws

Our amended and restated certificate of incorporation grants our board of directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware. Notwithstanding anything contained in our amended and restated certificate of incorporation to the contrary, the affirmative vote of the holders of at least seventy-five percent (75%) in voting power of all shares entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend or repeal any provisions of our amended and restated bylaws which is to the same effect as provisions in our amended and restated certificate of incorporation governing amendments of our certificate of incorporation and bylaws, election and removal of directors, stockholder action by written consent in lieu of meeting and special meetings of stockholders. Amendments to the bylaws are otherwise governed in accordance with DGCL.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers, employees and agents for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. In addition, the value of investments in our securities may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Delaware Anti-Takeover Statute

We have opted out of Section 203 of the DGCL. Subject to specified exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

Listing

Our common stock trades on the New York Stock Exchange under the symbol “ANR.”

Authorized but Unissued Capital Stock

The DGCL generally does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which apply so long as our common stock is listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock. We may issue additional shares for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

DESCRIPTION OF PREFERRED STOCK

Preferred Stock

The board of directors may provide by resolution for the issuance of preferred stock, in one or more series, and to fix the number of shares constituting those series and the designation of those series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, as are not inconsistent with our amended and restated certificate of incorporation or any amendment thereto, and as may be permitted by the DGCL. The issuance of preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock.

We will include in a related prospectus supplement the terms of any series of preferred stock being offered. These terms will include some or all of the following:

•

the title of the series and the number of shares in the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•	the price per share at which the preferred stock will be offered;

•

the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•

whether the shares of the preferred stock being offered will be convertible into shares of any other class or series of stock, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series of stock or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	whether and the extent to which the series will be guaranteed;

•	any listing of the preferred stock being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution, or the winding up of our affairs;

•

any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations, and restrictions of the series.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable. We are not required by the DGCL to seek stockholder approval prior to any issuance of authorized but unissued stock and our board of directors does not currently intend to seek stockholder approval prior to any issuance of authorized but unissued stock, unless otherwise required by law or the listing requirements of the New York Stock Exchange. As of the date of this prospectus, our board of directors had not established any series of preferred stock, and no shares of our preferred stock are outstanding.

DESCRIPTION OF DEPOSITARY SHARES

We may issue fractional interests in shares of preferred stock, rather than shares of preferred stock, with those rights and subject to the terms and conditions that we may specify in a related prospectus supplement. If we do so, we will provide for a depositary (either a bank or trust company depositary that has its principal office in the U.S.) to issue receipts for depositary shares, each of which will represent a fractional interest in a share of preferred stock. The shares of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and the depositary. The prospectus supplement will include the name and address of the depositary.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms that will apply to any debt securities that we may offer pursuant to this prospectus and a related prospectus supplement. The specific terms of any offered debt securities, and the extent to which the general terms described in this section apply to these debt securities, will be described in a related prospectus supplement at the time of the offering. The prospectus supplement, which we will file with the SEC, may or may not modify the general terms found in this prospectus. For a complete description of any series of debt securities, you should read both this prospectus and the prospectus supplement relating to that series of debt securities.

In this section, the terms “we,” “our,” “us” and “Alpha” refer solely to Alpha Natural Resources, Inc. and not its subsidiaries. As used in this prospectus, “debt securities” means the senior and subordinated debentures, notes, bonds and other evidences of indebtedness offered pursuant to this prospectus and an accompanying prospectus supplement and authenticated by the relevant trustee and delivered under the applicable indenture.

We may issue senior debt securities under an indenture, dated as of June 1, 2011, entered into between us, Union Bank, N.A., as trustee, and substantially all of our subsidiaries as potential guarantors, as supplemented from time to time. This indenture, as supplemented, is referred to in this prospectus as the “senior indenture.” We may issue subordinated debt securities under a separate indenture to be entered into between us, Union Bank, N.A., as trustee, and substantially all of our subsidiaries as potential guarantors, as supplemented from time to time. This indenture, as supplemented, is referred to in this prospectus as the “subordinated indenture.” The senior indenture and the subordinated indenture are collectively referred to in this prospectus as the “indentures.” We refer to Union Bank, N.A. as the “trustee” in this prospectus. If a different trustee or a different indenture for a series of debt securities is used, those details will be provided in a prospectus supplement and the forms of any other indentures will be filed with the SEC at the time they are used.

We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in a related prospectus supplement. For further information, you should read the indentures. The indentures are exhibits to the registration statement of which this prospectus forms a part. The following summary is qualified in its entirety by the provisions of the indentures.

General

The debt securities that we may offer under the indentures are not limited in aggregate principal amount and may be guaranteed by some or substantially all of our domestic subsidiaries. We may issue debt securities at one or more times in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be described in, or determined by action taken pursuant to, a resolution of our board of directors or a committee appointed by our board of directors or in a supplement to the indenture relating to that series.

The prospectus supplement relating to any series of debt securities that we may offer will state the price or prices at which the debt securities will be offered and will contain the specific terms of that series. These terms may include the following:

•	the title of the series;

•	the purchase price, denomination and any limit upon the aggregate principal amount of the series;

•	the date or dates on which each of the principal of and premium, if any, on the securities of the series is payable and the method of determination thereof;

•

the rate or rates at which the securities of the series shall bear interest, if any, or the method of calculating such rate or rates of interest, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, the interest payment dates on which any such interest shall be payable and the record date, if any;

•	whether and the extent to which securities of the series will be guaranteed;

•	the place or places where the principal of (and premium, if any) and interest, if any, on securities of the series shall be payable;

•	the place or places where the securities may be exchanged or transferred;

•

the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which, and the other terms and conditions upon which, securities of the series may be redeemed, in whole or in part, at our option, if we are to have that option with respect to the applicable series;

•

our obligation, if any, to redeem or purchase securities of the series in whole or in part pursuant to any sinking fund or analogous provision or upon the happening of a specified event or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the other terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which securities of the series are issuable;

•

if other than U.S. dollars, the currency or currencies (including currency unit or units) in which payments of principal of (and premium, if any) and interest, if any, on the securities of the series shall or may be payable, or in which the securities of the series shall be denominated, and the particular provisions applicable thereto;

•

if the payments of principal of (and premium, if any), or interest or premium, if any, on the securities of the series are to be made, at our or a holder’s election, in a currency or currencies (including currency unit or units) other than that in which such securities are denominated or designated to be payable, the currency or currencies (including currency unit or units) in which such payments are to be made, the terms and conditions of such payments and the manner in which the exchange rate with respect to such payments shall be determined, and the particular provisions applicable thereto;

•

if the amount of payments of principal of (and premium, if any) and interest, if any, on the securities of the series shall be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on a currency or currencies (including currency unit or units) other than that in which the securities of the series are denominated or designated to be payable), the index, formula or other method by which such amounts shall be determined;

•	whether, and the terms and conditions upon which, the securities of the series may or must be converted into our securities or exchanged for our securities or those of another enterprise;

•

if other than the principal amount thereof, the portion of the principal amount of securities of the series which shall be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default or the method by which such portion shall be determined;

•

any modifications of or additions to the events of default or covenants with respect to securities of the series or any modifications of or additions to subordination provisions with respect to subordinated debt securities;

•	whether the securities of the series will be subject to legal defeasance or covenant defeasance as provided in the indentures;

•	if other than the trustee, the identity of the registrar and any paying agent; and

•	any other terms of the series.

We are not obligated to issue all debt securities of one series at the same time. Unless otherwise provided in the prospectus supplement, we may, without the consent of holders of any series of debt securities, increase the principal amount of the series by issuing additional debt securities in the future on the same terms and conditions, except for any difference in the issue price and interest accrued prior to the issue date of the additional debt securities, and with the same CUSIP number, so long as such additional debt securities constitute part of the same issue as the debt securities originally issued, for U.S. federal income tax purposes. The debt securities originally issued and any additional debt securities would rank equally and ratably and would be treated as a single series of debt securities for all purposes under the indenture.

Interest

Unless otherwise specified in the prospectus supplement, if any payment date with respect to debt securities falls on a day that is not a business day, we will make the payment on the next business day. The payment made on the next business day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time.

Ranking

The senior debt securities will be our direct, unconditional, unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured senior obligations. However, the senior debt securities will be effectively junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing those obligations. The senior debt securities will also be structurally subordinated to all liabilities, including trade payables and lease obligations, of our subsidiaries, except to the extent that those subsidiaries guarantee the debt securities. The subordinated debt securities will be our direct, unconditional, unsecured and subordinated obligations and will be junior in right of payment to our existing and future senior obligations. The extent of subordination of the subordinated debt securities will be described below under “—Provisions Applicable to Subordinated Debt Securities—Subordination of Subordinated Debt Securities and Related Guarantees,” or as described in an accompanying prospectus supplement.

Debt Guarantees

Our debt securities may be guaranteed by some or substantially all of our domestic subsidiaries, which are referred to in this prospectus as the “guarantors.” Any guarantees of senior debt securities will be direct, unconditional, unsecured and unsubordinated obligations of the respective guarantors and will rank equally and ratably without preference among themselves and equally with other senior unsecured and unsubordinated obligations of such guarantors, except to the extent prescribed by law. Any guarantees of subordinated debt securities will be direct, unconditional, unsecured and subordinated obligations of the respective guarantors and will be junior in right of payment to the existing and future senior obligations of such guarantors.

If, for any reason, we do not make any required payment in respect of any guaranteed debt security when due, whether on the normal due date, on acceleration or redemption or otherwise, the guarantors with respect to the guarantees that are then in effect will cause the payment to be made to or to the order of the trustee. The holder of a guaranteed debt security will be entitled to payment under the guarantees of the guarantors without taking any action whatsoever against us.

The guarantee of a guarantor will be released automatically with respect to any series of debt securities as provided in the applicable indenture, including upon defeasance of such series of debt securities as provided below under the caption “—Defeasance,” satisfaction and discharge of such series of debt securities or if for any reason such guarantor ceases to be our majority-owned subsidiary.

Covenants

Except as described below or in the prospectus supplement with respect to any series of debt securities, neither we nor our subsidiaries are restricted by the indentures from paying dividends or making distributions on our or their capital stock or purchasing or redeeming our or their capital stock. The indentures do not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, with certain exceptions, the indentures do not contain any covenants or other provisions that would limit our or our subsidiaries’ right to incur additional indebtedness or limit the amount of additional indebtedness, including senior or secured indebtedness, which we can create, incur, assume or guarantee. Except as described below, the indentures also do not restrict, or require us to redeem or permit holders to cause redemption of debt securities in the event of:

•	a consolidation, merger, sale of assets or other similar transaction that may adversely affect our creditworthiness or the successor or combined entity;

•	a change in control of us; or

•	a highly leveraged transaction involving us whether or not involving a change in control.

Accordingly, the holders of debt securities may not have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders.

Unless otherwise indicated in the prospectus supplement, covenants contained in the indentures will be applicable to the series of debt securities to which the prospectus supplement relates so long as any of the debt securities of that series are outstanding.

Reporting

The indentures provide that we shall furnish to the trustee, within 15 days after we are required to file such annual and quarterly reports, information, documents and other reports with the SEC, copies of our annual report and of the information, documents and other reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. We shall also comply with the other provisions of Section 314(a) of the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act.

Consolidation, Merger and Sale of Assets

The indentures prohibit us from consolidating with or merging with or into, or selling, transferring, leasing, conveying or otherwise disposing of all or substantially all of our property or assets to, another person (including pursuant to a statutory arrangement), whether in a single transaction or series of related transactions, unless:

•

we are the surviving entity or the person formed by or surviving any such consolidation or merger or to which such sale, transfer, lease, conveyance or other disposition is made is a person organized in the United States of America and expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all the debt securities and the performance of every covenant of the indentures on our part to be performed or observed;

•

immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have happened and be continuing; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation or transfer and a supplemental indenture, if applicable, comply with the respective indenture and that all conditions precedent provided for in the respective indenture relating to such transaction have been complied with.

Upon such a consolidation, merger, sale, transfer, lease, conveyance or other disposition, the successor person formed by the consolidation or with or into which we are merged or to which the sale, transfer, lease, conveyance or other disposition is made will succeed to, and, except in the case of lease, be substituted for, us under the indentures, and the predecessor corporation shall be released from all obligations and covenants under the indentures and the debt securities.

Events of Default, Notice and Waiver

The indentures provide that if an event of default shall have occurred and be continuing with respect to any series of debt securities, then either the trustee or the holders of not less than 25% in outstanding principal amount of the debt securities of that series may declare to be due and payable immediately the outstanding principal amount of the debt securities of the affected series, together with interest, if any, accrued thereon; provided, however, that if the event of default is any of certain events of bankruptcy, insolvency or reorganization, all the debt securities, together with interest, if any, accrued thereon, will become immediately due and payable without further action or notice on the part of the trustee or the holders.

Under the indentures, an event of default with respect to the debt securities of any series is any one of the following events:

•	default for 30 days in payment when due of any interest due with respect to the debt securities of that series;

•

default in payment when due of principal (whether at stated maturity, upon redemption (if applicable), upon any required repurchase by us (if applicable) or otherwise) of or of premium, if any, on the debt securities of that series;

•

default in the observance or performance of any other covenant or agreement contained in the indentures that continues for a period of 60 days after we receive written notice specifying the default (and demanding that the default be remedied) from the trustee or the holders of at least 25% of the principal amount of securities then outstanding of that series (with a copy to the trustee if given by holders) (except in the case of a default with respect to certain consolidations, mergers, or sales of assets as set forth in the indentures, which will constitute an event of default when we receive a written notice without any further passage of time);

•	certain events of bankruptcy, insolvency and reorganization with respect to us, or the relevant subsidiary guarantors, if any;

•

if the debt securities of that series is guaranteed, a guarantee ceases to be in full force and effect (other than in accordance with the indentures) or a any guarantor denies or disaffirms its obligations under its guarantee; and

•	any other event of default provided with respect to debt securities of that series as described in the applicable prospectus supplement.

Notwithstanding the paragraph above, for the first 150 days immediately following the occurrence of an event of default resulting from our failure to comply with any obligations we may be deemed to have pursuant to section 314(a)(1) of the Trust Indenture Act (which relates to the requirement that we furnish to the trustee our annual reports and other information presently filed by us under the Exchange Act) or as set forth in the paragraph under the heading, “—Reporting” above, the sole remedy for any such event of default shall be the accrual of additional interest on the debt securities at a rate per year equal to 0.50% of the outstanding principal amount of the debt securities, payable semi-annually at the same time and in the same manner as regular interest on the debt securities. In no event shall additional interest accrue at a rate per year in excess of 0.50% pursuant to the indentures, regardless of the number of events or circumstances giving rise to the requirement to pay such additional interest. In addition to the accrual of such additional interest, on and after the 150th day immediately following the occurrence of an event of default resulting from our failure to comply with any obligations we may be deemed to have pursuant to section 314(a)(1) of the Trust Indenture Act or as set forth in the paragraph under the heading, “—Reporting” above, either the trustee, by written notice to us, or the holders of not less than 25% in aggregate principal amount of the debt securities of any series then outstanding, by written notice to us and the trustee, may declare the principal amount of the debt securities of that series and any accrued and unpaid interest, including any additional interest, through the date of such declaration, to be immediately due and payable.

The indentures provide that the trustee will, within 90 days after the occurrence of a default with respect to the debt securities of any series, give to the holders of debt securities of that series notice of any default known to it, unless cured or waived; provided that except in the case of default in the payment of principal (whether at stated maturity, upon redemption (if applicable), upon any required repurchase by us (if applicable) or otherwise), or interest or premium, if any, on any debt security of that series, default in the payment or delivery of any consideration due upon conversion or exchange of any debt security of that series (if applicable) or default in the payment of any sinking fund installment with respect to debt securities of that series, the trustee will be protected in withholding the notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or specified officers of the trustee in good faith determines that the withholding of the notice is in the interests of the holders of debt securities of that series.

The term “default” for the purpose of this provision means any event that is or with the passage of time or the giving of notice or both would become an event of default.

The indentures contain provisions entitling the trustee, subject to the duty of the trustee during the continuance of an event of default to act with the required standard of care, to be indemnified by the holders before proceeding to exercise any right or power under the indentures at the request of those holders. The indentures provide that the holders of a majority in outstanding principal amount of the debt securities of any series may, subject to certain exceptions, on behalf of the holders of debt securities of that series direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee.

The indentures include a covenant that we will file annually within 120 calendar days after the end of each fiscal year with the trustee a certificate of no default or specifying any default that exists.

In certain cases, the holders of a majority in outstanding principal amount of the debt securities of any series may on behalf of the holders of debt securities of that series rescind a declaration of acceleration if certain conditions are satisfied, or waive any existing default or event of default with respect to the debt securities of that series except a default not yet cured in payment of the principal (whether at stated maturity, upon redemption (if applicable), upon any required repurchase by us (if applicable) or otherwise) of, or interest or premium, if any, on any debt security of that series, in the payment or delivery of any consideration due upon conversion or exchange of any debt security of that series (if applicable) or in respect of a provision that under the indentures cannot be modified or amended without the consent of the holder of each debt security.

No holder of a debt security of any series will have any right to institute any proceeding with respect to the applicable indenture or the debt securities of any series or for any remedy thereunder unless:

•	that holder has previously given to the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have also made such a written request;

•	that holder or holders have provided indemnity satisfactory to the trustee to institute the proceeding as trustee;

•	the trustee has not received from the holders of a majority in outstanding principal amount of the debt securities of that series a direction inconsistent with the request; and

•	the trustee has failed to institute the proceeding within 60 calendar days of the notice.

However, these limitations do not apply to a suit instituted by a holder of debt securities for enforcement of payment of the principal (whether at stated maturity, upon redemption (if applicable), upon any required repurchase by us (if applicable) or otherwise) of, or premium or interest, if any, on the debt securities or, if applicable, payment or delivery of any consideration due upon conversion or exchange of any debt security on or after the respective due dates expressed in the debt securities after any applicable grace periods have expired.

Modification and Waiver

The trustee and we may amend or supplement the indentures or the debt securities of any series without the consent of any holder to:

•

cure any ambiguity, defect or inconsistency in the indenture in a manner that does not, individually or in the aggregate with all other changes, adversely affect the rights of any holder of debt securities in any material respect;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•

evidence and provide for the acceptance of appointment by a successor trustee and add to or change any of the provisions of the indentures as are necessary to provide for or facilitate the administration of the trusts by more than one trustee;

•	establish the form or terms of debt securities of any series as permitted by the indentures;

•	provide for guarantees of the debt securities or add an additional guarantee in respect of the debt securities.

•

provide for the succession of another corporation to our obligations or those of a guarantor and the assumption of any series of debt securities or the applicable guarantee by such successor, in accordance with the indenture;

•

in the case of convertible or exchangeable debt securities of any series, subject to the provisions of the supplemental indenture for that series, make adjustments to conversion rights, exchange rights and/or repurchase rights of holders of that series upon certain reclassifications or changes in our common stock or in certain consolidations, mergers and upon the sale of all or substantially all of our property or assets or our subsidiaries;

•	in the case of convertible or exchangeable debt securities of any series, reduce the conversion rate or exchange ratio applicable to that series;

•

in the case of convertible or exchangeable debt securities of any series, increase the conversion rate or exchange ratio in the manner described in the supplemental indenture for that series, provided that the increase will not adversely affect the interests of the holders of that series in any material respect;

•	secure our obligations in respect of the debt securities;

•	make any change that would provide any additional rights or benefits to the holders of all or any series of debt securities and that does not adversely affect any such holder;

•	comply with SEC requirements in order to effect or maintain the qualification of the indentures under the Trust Indenture Act; or

•	take any other action to amend or supplement the indentures or the debt securities of any series as described in the prospectus supplement with respect to such series of debt securities.

In addition, except as described below, modifications and amendments of the indentures or the debt securities of any series may be made by the trustee and us with the consent of the holders of a majority in outstanding principal amount of the debt securities affected by such modification or amendment. In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding debt securities affected may waive our compliance with any provision of the indenture or the debt securities. However, no such modification or amendment may, without the consent of each holder affected thereby:

•	change the stated maturity of the principal of, or the payment date of any installment of, interest or any premium on, any debt security;

•	reduce the principal amount of, or change the rate of interest on or the premium payable on redemption, if any, of any debt security;

•	change the place, manner or currency of payment of principal of, or interest or premium, if any, on any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities on or after the stated maturity or prepayment date thereof;

•	modify the ranking provisions of the subordinated indenture in a manner adverse to the holders of debt securities issued thereunder;

•

reduce the percentage in aggregate principal amount of outstanding debt securities of any series whose holders must consent to a modification or amendment of the indentures or the debt securities of such series;

•

reduce the percentage in aggregate principal amount of outstanding debt securities of any series whose holders must consent to a waiver of compliance with any provision of the indentures or the debt securities of such series or a waiver of any default or event of default in respect of debt securities of such series;

•

modify the provisions of the indentures with respect to modification and waiver (including waiver of a default or event of default in respect of debt securities of any series), except to increase the percentage required for modification or waiver or to provide for the consent of each affected holder;

•	release a guarantor from its obligations under its guarantee, other than in accordance with the terms thereof; or

•

any other action to modify or amend the indentures or the debt securities of any series as may be described in the prospectus supplement with respect to such series of debt securities as requiring the consent of each holder affected thereby.

With respect to subordinated debt securities, an amendment, supplement or waiver may not make any change that adversely affects the rights of any holder of such subordinated debt securities without each holder’s consent or any change that adversely affects the rights of any holder of senior debt (as described below) then outstanding unless the holders of such senior debt (or their representative) consent to such change.

Defeasance

The indentures provide that we will be discharged from any and all obligations in respect of the debt securities of any series and any related guarantees (except for certain obligations to register the transfer or exchange of the debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold monies for payment in trust and to pay the principal of and interest, if any, on those debt securities), upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government securities, which through the payment of interest and principal thereof in accordance with their terms provides money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, in respect of the debt securities of that series on the stated maturity date of the principal and any installment of principal, or interest or premium, if any. Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of an opinion of counsel reasonably satisfactory to the trustee to the effect that, based upon applicable U.S. federal income tax law or a ruling published by the United States Internal Revenue Service, such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to the holders. For the avoidance of doubt, such an opinion would require a change in current U.S. tax law.

We may also omit compliance with the restrictive covenants, if any, of any particular series of debt securities, other than our covenant to pay the amounts due and owing with respect to that series. Thereafter, any such omission shall not be an event of default with respect to the debt securities of that series, upon the deposit with the trustee, in trust, of money and/or U.S. government securities which through the payment of interest and principal in respect thereof in accordance with their terms provides money in an amount sufficient to pay any installment of principal of (and premium, if any) and interest, if any, in respect of debt securities of that series on the stated maturity date of the principal or installment of principal, or interest or premium, if any. Our obligations under the indentures and the debt securities of that series other than with respect to those covenants shall remain in full force and effect. Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of an opinion of counsel to the effect that such a defeasance and discharge will not be deemed, or result in a taxable event with respect to the holders.

In the event we exercise our option to omit compliance with certain covenants as described in the preceding paragraph and the debt securities of that series are declared due and payable because of the occurrence of any event of default, then the amount of monies and U.S. government securities on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. We shall in any event remain liable for such payments as provided in the debt securities of that series.

Satisfaction and Discharge

At our option, we may satisfy and discharge the indentures with respect to the debt securities of any series and any related guarantees (except for specified obligations of the trustee and ours, including, among others, the obligations to apply money held in trust) when:

•

either (a) all debt securities of that series previously authenticated and delivered under the indentures have been delivered to the trustee for cancellation or (b) all debt securities of that series not yet delivered to the trustee for cancellation (i) have become due and payable (whether at stated maturity, upon redemption (if applicable), upon any required repurchase by us (if applicable) or otherwise), (ii) except in the case of debt securities of any series that are convertible or exchangeable, will become due and payable at their stated maturity within one year, or (iii) except in the case of debt securities of any series that are convertible or exchangeable, are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and we have deposited or caused to be deposited with the trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire indebtedness on debt securities of that series;

•	we have paid or caused to be paid all other sums payable by us under the indentures with respect to the debt securities of that series; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the satisfaction and discharge of the indentures as to that series have been satisfied.

Unclaimed Money

If money deposited with the trustee or paying agent for the payment of principal of, premium, if any, or accrued and unpaid interest on, debt securities remains unclaimed for two years, the trustee and paying agent will pay the money back to us upon our written request. However, the trustee and paying agent have the right to withhold paying the money back to us until they publish in a newspaper of general circulation in the City of New York, or mail to each holder, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the trustee or paying agent pays the money back to us, holders of debt securities entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money will cease.

Purchase and Cancellation

The registrar and paying agent will forward to the trustee any debt securities surrendered to them for transfer, exchange or payment, and the trustee will promptly cancel those debt securities in accordance with its customary procedures. We will not issue new debt securities to replace debt securities that we have paid or delivered to the trustee for cancellation or that any holder has converted.

We may, to the extent permitted by law, purchase debt securities in the open market or by tender offer at any price or by private agreement. We may, at our option and to the extent permitted by law, reissue, resell or surrender to the trustee for cancellation any debt securities we purchase in this manner; provided that we may not reissue or resell those debt securities if upon reissuance or resale, they would constitute “restricted securities” within the meaning of Rule 144 under the Securities Act. Debt securities surrendered to the trustee for cancellation may not be reissued or resold and will be promptly cancelled.

Replacement of Debt Securities

We will replace mutilated, lost, destroyed or stolen debt securities at the holder’s expense upon delivery to the trustee of the mutilated debt securities or evidence of the loss, destruction or theft of the debt securities satisfactory to the trustee and us. In the case of a lost, destroyed or stolen debt security, we or the trustee may require, at the expense of the holder, indemnity reasonably satisfactory to us and the trustee.

Regarding the Trustee

Subject to the provisions of Section 311(a) of the Trust Indenture Act regarding the collection of claims against us, the indentures contain certain limitations on the right of the trustee, should it become a creditor of ours within three months of, or subsequent to, a default by us to make payment in full of principal of or interest on any series of debt securities issued pursuant to the indentures when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until the default is cured. However, under Section 311(b) of the Trust Indenture Act, the trustee’s rights as a creditor of ours will not be limited if the creditor relationship arises from, among other things:

•	the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the trustee;

•	certain advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the indentures;

•	disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian or paying agent or in any other similar capacity;

•	indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or

•	the acquisition, ownership, acceptance or negotiation of certain drafts, bills of exchange, acceptances or other obligations.

The indentures do not prohibit the trustee from serving as trustee under any other indenture to which we may be a party from time to time or from engaging in other transactions with us. If the trustee acquires any conflicting interest within the meaning of the Trust Indenture Act and any debt securities issued pursuant to either indenture are in default, it must eliminate that conflict or resign. Union Bank, N.A., is acting as the trustee both under the senior indenture and subordinated indenture. Upon a default or an event of default under either or both indentures, a conflict of interest may arise which would require the trustee to resign as trustee from either or both indentures. Union Bank, N.A. and its affiliates have in the past provided and may from time to time in the future provide banking and other services to us and our subsidiaries in the ordinary course of their business. Union Bank, N.A. is also one of the members of the lending group in our credit facility.

Form and Registration of Debt Securities

Unless otherwise specified in a related prospectus supplement, debt securities will be issued in registered form, without interest coupons, in the form of global securities, as further provided below. We will not impose a service charge in connection with any transfer or exchange of any debt security, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge imposed in connection with the transfer or exchange.

Global Securities

Global securities will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of DTC or a nominee of DTC. Investors may hold their interests in a global security directly through DTC, if they are DTC participants, or indirectly through organizations that are DTC participants.

Except in the limited circumstances described below and under “—Certificated Securities,” holders of debt securities will not be entitled to receive debt securities in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

We will apply to DTC for acceptance of the global securities in its book-entry settlement system. The custodian and DTC will electronically record the principal amount of debt securities represented by global securities held within DTC. Beneficial interests in the global securities will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global security, DTC or such nominee will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the indenture and the debt securities. No owner of a beneficial interest in a global security will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limitations and requirements may impair the ability to transfer or pledge beneficial interests in a global security.

Payments of principal, premium, if any, and interest under each global security will be made to DTC or its nominee as the registered owner of such global security. We expect that DTC or its nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global security or for maintaining or reviewing any records relating to such beneficial interests.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, which eliminates the need for physical movement of securities certificates.

DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depositary. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interests of each beneficial owner or purchaser of each security held by or on behalf of DTC are recorded on the records of the direct and indirect participants.

Certificated Securities

The trustee will exchange each beneficial interest in a global security for one or more certificated securities registered in the name of the owner of the beneficial interest, as identified by DTC, only if (x) DTC notifies us that it is unwilling or unable to continue as depositary for that global security or ceases to be a clearing agency registered under the Exchange Act and, in either case, we do not appoint a successor depositary within 90 days of such notice or cessation or (y) or an event of default has occurred and is continuing and the beneficial owner of the relevant debt securities has requested that its debt securities be reissued as certificated securities. We will make payments in respect of debt securities that are issued in certificated form by mailing a check to the relevant holder’s registered address.

Same-Day Settlement and Payment

We will make payments in respect of debt securities represented by global securities by wire transfer of immediately available funds to DTC or its nominee as registered owner of the global securities. We will make payments in respect of debt securities that are issued in certificated form by mailing a check to the relevant holder’s registered address.

We expect the debt securities will trade in DTC’s Same-Day Funds Settlement System, and DTC will require all permitted secondary market trading activity in the debt securities to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Although DTC has agreed to the above procedures to facilitate transfers of interests in the global securities among DTC participants, DTC is under no obligation to perform or to continue those procedures, and those procedures may be discontinued at any time. None of us, any underwriters or the trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

We have obtained the information we describe in this prospectus concerning DTC and its book-entry system from sources that we believe to be reliable, but we do not take any responsibility for the accuracy of this information.

Governing Law

The indentures and any debt securities and guarantees will be governed by and construed in accordance with the laws of the State of New York.

Additional Provisions Applicable to Subordinated Debt Securities

General

The subordinated debt securities will be our unsecured obligations under the subordinated indenture and will be subordinate in right of payment to certain other indebtedness as described below under “Subordination of subordinated debt securities and related guarantees” or in the applicable prospectus supplement. The guarantees of subordinated debt securities will be unsecured obligations of the guarantor, and will be subordinate in right of payment to certain other indebtedness as described below under “Subordination of subordinated debt securities and related guarantees” or in the applicable prospectus supplement. The subordinated debt securities and related guarantees will also be effectively subordinated to all of our secured debt and the secured debt of any guarantor, to the extent of the value of the assets securing that debt.

Subordination of Subordinated Debt Securities and Related Guarantees

Payments on the subordinated debt securities will, as described in the applicable prospectus supplement, be subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all of our existing and future senior debt. Guarantees of subordinated debt securities will, as described in the applicable prospectus supplement, be subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all existing and future senior debt of the guarantor. As a result, the subordinated debt securities and related guarantees will be effectively subordinated to all of our senior debt and the senior debt of any guarantor and to all debt of our subsidiaries and the subsidiaries of any guarantor.

“Senior debt” is defined in the subordinated indenture as, with respect to any “person” (as defined in the subordinated indenture), the principal of (and premium, if any) and interest on any indebtedness, whether outstanding at the date of the subordinated indenture or thereafter created or incurred, which is for:

•	money borrowed by such person;

•	securities, notes, debentures, bonds or other similar instruments issued by such person;

•

obligations of such person evidencing the purchase price of property by such person or a subsidiary of such person, all conditional sale obligations of such person and all obligations of such person under any conditional sale or title retention agreement other than trade accounts payable in the ordinary course of business;

•	obligations, contingent or otherwise, of such person in respect of any letters of credit, bankers’ acceptance, security purchase facilities or similar credit transactions;

•

obligations in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	obligations in respect of any factoring, securitization, sale of receivables or similar transaction;

•	money borrowed by or obligations described in the six preceding bullet points of others and assumed or guaranteed by such person;

•	obligations under performance guarantees, support agreements and other agreements in the nature thereof relating to the obligations of any subsidiary of such person;

•

renewals, extensions, refundings, amendments and modifications of any indebtedness of the kind described in the eight preceding bullet points or of the instruments creating or evidencing the indebtedness, unless, in each case, by the terms of the instrument creating or evidencing the indebtedness or the renewal, extension, refunding, amendment and modification, it is provided that the indebtedness is not senior in right of payment to the subordinated debt securities; and

•	obligations of the type referred to in the nine preceding bulletpoints of others secured by a lien on the property or asset of such person.

Unless otherwise specified in the applicable prospectus supplement for a particular series of subordinated debt securities, in the event of any distribution of our assets or the assets of a guarantor, as applicable, upon dissolution, winding up, liquidation or reorganization, the holders of senior debt shall first be paid in full in respect of principal, premium (if any) and interest before any such payments are made on account of the subordinated debt securities. In addition, in the event that (1) the subordinated debt securities are declared due and payable because of an event of default (other than under the circumstances described in the preceding sentence) and (2) any default has occurred and is continuing in the payment of principal, premium (if any), sinking funds or interest on any senior debt, then no payment shall be made on account of principal, premium (if any), sinking funds or interest on the subordinated debt securities until all such payments due in respect of the senior debt have been paid in full.

By reason of the subordination provisions described above, in the event of liquidation or insolvency, any of our creditors who are not holders of senior debt (and any related guarantees) may recover less, ratably, than holders of senior debt (and any related guarantees) and may recover more, ratably, than holders of the subordinated debt securities (and any related guarantees).

Deferral of Interest Payments

The terms upon which we may defer payments of interest on subordinated debt securities of any series will be set forth in the relevant prospectus supplement and, to the extent necessary, in the supplemental indenture relating to that series. If any such terms are provided for, an interest payment properly deferred will not constitute a default in the payment of interest.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt or equity securities. Each warrant will entitle the holder to purchase for cash the amount of debt or equity securities at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in a related prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms will include some or all of the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable, if applicable;

•	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us (but not securities of third parties) or any combination thereof;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, our securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in a related prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of the purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts for currencies, by delivering the underlying currencies, as set forth in the related prospectus supplement. The related prospectus supplement will also specify the methods by which the holders may purchase or sell the securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa. These payments may be deferred to the extent set forth in the related prospectus supplement and may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner as described in the related prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle these pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under our senior indenture (which is described above under “Description of Debt Securities”).

DESCRIPTION OF UNITS

We may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such of our securities (but not securities of third parties), as specified in a related prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any of three ways (or in any combination):

•	to or through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the related prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the related prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the related prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part).

The accompanying prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If we use underwriters in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to customary conditions. The underwriters will be obligated to purchase all of the offered securities if they purchase any of the offered securities.

We may sell the securities through agents from time to time. The related prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the related prospectus supplement, and the related prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, in connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, the underwriters may over-allot and may bid for, and purchase, the securities in the open market.

Agents, underwriters and other third parties described above that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”), and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount. We may have agreements with the agents, underwriters and those other third parties to indemnify them against specified civil liabilities, including liabilities under the Securities Act or to contribute to payments they may be required to make in respect of those liabilities. Agents, underwriters and those other third parties may engage in transactions with or perform services for us in the ordinary course of their businesses.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations that may be relevant to persons considering the purchase of certain debt securities covered by this prospectus. For a discussion of certain United States federal income tax considerations that may be relevant to persons considering the purchase of indexed debt securities, floating rate notes, dual currency notes or notes providing for contingent payments, please refer to the related prospectus supplement. Persons considering the purchase of common stock, preferred stock, warrants, purchase contracts, units, or depositary shares should also refer to the related prospectus supplement. You should consult your own tax advisors regarding the tax consequences of the purchase, ownership and disposition of any securities described in this prospectus in light of your particular facts and circumstances and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

This summary, which does not represent tax advice, is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. This summary deals only with debt securities that will be held as capital assets and, except where otherwise specifically stated, is addressed only to persons who purchase debt securities in the initial offering. It does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt entities, insurance companies, dealers in securities or currencies, traders in securities electing to mark to market, persons that will hold debt securities as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction or persons that have a “functional currency” other than the U.S. dollar. Prospective purchasers of debt securities should review the related prospectus supplements for summaries of special United States federal income tax considerations that may be relevant to a particular issue of debt securities. In addition, prospective purchasers should note that this summary does not address other U.S. federal tax consequences (such as estate, gift and net investment income tax consequences) or any state, local or foreign tax consequences.

As used herein, the term “United States Holder” means a beneficial owner of a debt security that is (i) a citizen or resident of the United States; (ii) a corporation (or an entity taxable as a corporation for United States federal income tax purposes) that was established under the laws of the United States, any state thereof, or the District of Columbia; or (iii) an estate or trust whose world-wide income is subject to United States federal income tax. If a partnership holds debt securities, the tax treatment of partners will generally depend upon the status of the partner and the activities of the partnership. Partners of a partnership holding debt securities should accordingly consult their own tax advisors. As used herein, the term “Non-United States Holder” means a beneficial owner of a debt security that is not a United States Holder.

United States Holders

Payments of Interest

Payments of qualified stated interest, as defined below under “Original Issue Discount,” on a debt security will be taxable to a United States Holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the United States Holder’s method of tax accounting.

If such payments of interest are made in foreign currency with respect to a debt security that is denominated in such foreign currency, the amount of interest income realized by a United States Holder that uses the cash method of tax accounting will be the U.S. dollar value of the specified currency payment based on the spot rate of exchange on the date of receipt regardless of whether the payment is in fact converted into U.S. dollars. No exchange gain or loss will be recognized with respect to the receipt of such payment (other than exchange gain or loss realized on the disposition of the foreign currency so received, see “Transactions in Foreign Currency” below). A United States Holder of debt securities that uses the cash method of tax accounting and receives a payment of interest in U.S. dollars should include in income the amount of U.S. dollars received. A United States Holder that uses the accrual method of tax accounting will accrue interest income on the foreign currency debt security in the relevant foreign currency and translate the amount accrued into U.S. dollars based on:

•	the average exchange rate in effect during the interest accrual period, or portion thereof, within such holder’s taxable year; or

•

at such holder’s election, at the spot rate of exchange on (i) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year, or (ii) the date of receipt, if such date is within five business days of the last day of the accrual period.

Such election must be applied consistently by the United States Holder to all debt instruments from year to year and can be changed only with the consent of the IRS. A United States Holder that uses the accrual method of tax accounting will recognize foreign currency gain or loss on the receipt of an interest payment made relating to a foreign currency debt security if the spot rate of exchange on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. Such foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the debt securities.

Purchase, Sale and Retirement of Debt Securities

A United States Holder’s tax basis in a debt security generally will equal the cost of such debt security to such holder:

•	increased by any amounts includible in income by the holder as original issue discount (“OID”) and market discount (each as described below) and

•	reduced by any amortized premium and any payments other than payments of qualified stated interest (each as described below) made on such debt security.

In the case of a foreign currency debt security, the cost of such debt security to a United States Holder will generally be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the spot rate of exchange on that date. In the case of a foreign currency debt security that is traded on an established securities market, a United States Holder generally should determine the U.S. dollar value of the cost of such debt security by translating the amount paid in foreign currency into its U.S. dollar value at the spot rate of exchange (i) on the settlement date of the purchase in the case of a United States Holder using the cash method of tax accounting or (ii) on the trade date, in the case of a United States Holder using the accrual method of tax accounting, unless such holder elects to use the spot rate applicable to cash method United States Holders. The amount of any subsequent adjustments to a United States Holder’s tax basis in a foreign currency debt security in respect of OID, market discount and premium will be determined in the manner described under “Original Issue Discount,” “Market Discount” and “Debt Securities Purchased at a Premium” below. The conversion of U.S. dollars to another specified currency and the immediate use of such specified currency to purchase a foreign currency debt security generally will not result in any exchange gain or loss for a United States Holder.

Upon the sale, exchange, retirement or other taxable disposition (collectively, a “disposition”) of a debt security, a United States Holder generally will recognize gain or loss equal to the difference between (i) the amount realized on the disposition, less any accrued qualified stated interest, which will be taxable as ordinary income in the manner described above under “Payments of Interest,” and (ii) the United States Holder’s adjusted tax basis in such debt security. If a United States Holder receives a specified currency other than the U.S. dollar in respect of such disposition of a debt security, the amount realized will be the U.S. dollar value of the specified currency received calculated at the spot rate of exchange on the date of disposition of the debt security.

In the case of a foreign currency debt security that is traded on an established securities market, a United States Holder that receives a specified currency other than the U.S. dollar in respect of such disposition generally should determine the amount realized (as determined on the trade date) by translating that specified currency into its U.S. dollar value at the spot rate of exchange (i) on the settlement date of the disposition in the case of a United States Holder using the cash method of tax accounting or (ii) on the trade date, in the case of a United States Holder using the accrual method of tax accounting, unless such holder elects to use the spot rate applicable to cash method United States Holders. The election available to accrual basis United States Holders in respect of the purchase and sale of foreign currency debt securities traded on an established securities market, discussed above, must be applied consistently by the United States Holder to all debt instruments from year to year and can be changed only with the consent of the IRS.

Except as discussed below in connection with foreign currency gain or loss, market discount and short-term debt securities, gain or loss recognized by a United States Holder on the disposition of a debt security will generally be long term capital gain or loss if the United States Holder’s holding period for the debt security exceeds one year at the time of such disposition.

Gain or loss recognized by a United States Holder on the disposition of a foreign currency debt security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the holder held such debt security.

Transactions in Foreign Currency

Foreign currency received as interest on, or on a disposition of, a debt security will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time such proceeds are received. The amount of gain or loss recognized on a sale or other disposition of such foreign currency will be equal to the difference between (i) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other property received in such sale or other disposition, and (ii) the United States Holder’s tax basis in such foreign currency.

A United States Holder that purchases a debt security with previously owned foreign currency will generally recognize gain or loss in an amount equal to the difference, if any, between such holder’s tax basis in such foreign currency and the U.S. dollar fair market value of such debt security on the date of purchase. Any such gain or loss generally will be ordinary income or loss and will not be treated as interest income or expense. The conversion of U.S. dollars to foreign currency and the immediate use of such currency to purchase a debt security generally will not result in any exchange gain or loss for a United States Holder.

Original Issue Discount

In General. Debt securities with a term greater than one year may be issued with OID for United States federal income tax purposes. Such debt securities are called OID debt securities in this prospectus. United States Holders generally must accrue OID in gross income over the term of the OID debt securities on a constant yield basis, regardless of their regular method of tax accounting. As a result, United States Holders generally will recognize taxable income in respect of an OID debt security in advance of the receipt of cash attributable to such income.

OID generally will arise if the stated redemption price at maturity of the debt security exceeds its issue price by at least a de minimis amount of 0.25% of the debt security’s stated redemption price at maturity multiplied by the number of complete years to maturity. OID may also arise if a debt security has particular interest payment characteristics, such as interest holidays, interest payable in additional securities or stepped interest. For this purpose, the issue price of a debt security is the first price at which a substantial amount of debt securities is sold for cash, other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The stated redemption price at maturity of a debt security is the sum of all payments due under the debt security, other than payments of qualified stated interest. The term qualified stated interest generally means stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually during the entire term of the OID debt security at a single fixed rate of interest or, under particular conditions, based on one or more interest indices.

For each taxable year of a United States Holder, the amount of OID that must be included in gross income in respect of an OID debt security will be the sum of the daily portions of OID for each day during such taxable year or any portion of such taxable year in which such a United States Holder held the OID debt security. Such daily portions are determined by allocating to each day in an accrual period a pro rata portion of the OID allocable to that accrual period. Accrual periods may be of any length and may vary in length over the term of an OID debt security. However, accrual periods may not be longer than one year and each scheduled payment of principal or interest must occur on the first day or the final day of a period.

The amount of OID allocable to any accrual period generally will equal (i) the product of the OID debt security’s adjusted issue price at the beginning of such accrual period multiplied by its yield to maturity (as adjusted to take into account the length of such accrual period), less (ii) the amount, if any, of qualified stated interest allocable to that accrual period. The adjusted issue price of an OID debt security at the beginning of any accrual period will equal the issue price of the OID debt security, as defined above, (i) increased by previously accrued OID from prior accrual periods, and (ii) reduced by any payment made on such debt security, other than payments of qualified stated interest, on or before the first day of the accrual period. The yield to maturity of an OID debt security is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value on the issue date of all payments on the OID debt security to equal the issue price. In the case of an OID debt security that is a floating rate debt security, both the yield to maturity and the qualified stated interest will be determined for these purposes as though the OID debt security will bear interest in all periods at a fixed rate generally equal to the value, as of the issue date, of the floating interest rate on the OID debt security or, in the case of some floating rate debt securities, the rate that reflects the yield that is reasonably expected for the OID debt security. (Additional rules may apply if interest on a floating rate debt security is based on more than one interest index.)

Foreign Currency Debt Securities. In the case of an OID debt security that is also a foreign currency debt security, a United States Holder should determine the U.S. dollar amount includible in income as OID for each accrual period by

•	calculating the amount of OID allocable to each accrual period in the specified currency using the constant-yield method described above and

•

translating the amount of the specified currency so derived at the average exchange rate in effect during that accrual period, or portion of such accrual period within a United States Holder’s taxable year, or, at the United States Holder’s election (as described above under “Payments of Interest”), at the spot rate of exchange on (i) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year, or (ii) on the date of receipt, if such date is within five business days of the last day of the accrual period.

All payments on an OID debt security, other than payments of qualified stated interest, will generally be viewed first as payments of previously accrued OID, to the extent thereof, with payments attributed first to the earliest accrued OID, and then as payments of principal. Upon the receipt of an amount attributable to OID, whether in connection with a payment of an amount that is not qualified stated interest or the disposition of the OID debt security, a United States Holder will recognize ordinary income or loss measured by the difference between (i) the amount received and (ii) the amount accrued. The amount received will be translated into U.S. dollars at the spot rate of exchange on the date of receipt or on the date of disposition of the OID debt security. The amount accrued will be determined by using the spot rate of exchange applicable to such previous accrual.

Acquisition Premium. A United States Holder that purchases an OID debt security for an amount less than or equal to the remaining redemption amount, but in excess of the OID debt security’s adjusted issue price, generally is permitted to reduce the daily portions of OID by a fraction. The numerator of such fraction is the excess of the United States Holder’s adjusted tax basis in the OID debt security immediately after its purchase over the OID debt security’s adjusted issue price. The denominator of such fraction is the excess of the remaining redemption amount over the OID debt security’s adjusted issue price. For purposes of this prospectus,

•	“remaining redemption amount” means the sum of all amounts payable on an OID debt security after the purchase date other than payments of qualified stated interest.

The debt securities may have special redemption, repayment or interest rate reset features, as indicated in the related prospectus supplement. Debt securities containing such features, in particular OID debt securities, may be subject to special rules that differ from the general rules discussed above. Accordingly, purchasers of debt securities with such features should carefully examine the applicable supplement, and should consult their tax advisors relating to such debt securities.

Market Discount

If a United States Holder purchases a debt security, other than a short-term debt security (as defined below), for an amount that is less than the debt security’s stated redemption price at maturity or, in the case of an OID debt security, for an amount that is less than the debt security’s revised issue price, i.e., the debt security’s issue price increased by the amount of accrued OID, the debt security will be considered to have market discount. The market discount rules are subject to a de minimis rule similar to the rule relating to de minimis OID, described above (in the second paragraph under “Original Issue Discount”). Any gain recognized by the United States Holder on the disposition of debt securities having market discount generally will be treated as ordinary income to the extent of the market discount that accrued on the debt security while held by such United States Holder.

Alternatively, the United States Holder may elect to include market discount in income currently over the life of the debt security. Such an election will apply to market discount debt securities acquired by the United States Holder on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS. Market discount will accrue on a straight-line basis unless the United States Holder elects to accrue the market discount on a constant-yield method. Such an election will apply to the debt security to which it is made and is irrevocable. Unless the United States Holder elects to include market discount in income on a current basis, as described above, the United States Holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the debt security.

Market discount on a foreign currency debt security will be accrued by a United States Holder in the specified currency. The amount includible in income by a United States Holder in respect of such accrued market discount will be the U.S. dollar value of the amount accrued. This is generally calculated at the spot rate of exchange on the date that the debt security is disposed of by the United States Holder. Any accrued market discount on a foreign currency debt security that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period or portion of such accrual period within the United States Holder’s taxable year.

Short-Term Debt Securities

The rules set forth above also will generally apply to debt securities having maturities of not more than one year from the date of issuance. Those debt securities are called short-term debt securities in this prospectus. Modifications apply to the general rules discussed above.

First, none of the interest on a short-term debt security is treated as qualified stated interest but instead is treated as part of the short-term debt security’s stated redemption price at maturity, thereby giving rise to OID. Thus, all short-term debt securities will be OID debt securities. OID will be treated as accruing on a short-term debt security ratably, or at the election of a United States Holder, under a constant yield method.

Second, a United States Holder of a short-term debt security that uses the cash method of tax accounting will generally not be required to include OID in respect of the short-term debt security in income on a current basis. Such a United States Holder may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such debt security until the maturity of the debt security or its earlier disposition in a taxable transaction. In addition, such a United States Holder will be required to treat any gain realized on a disposition of the debt security as ordinary income to the extent of the holder’s accrued OID on the debt security, and short-term capital gain to the extent the gain exceeds accrued OID. A United States Holder of a short-term debt security using the cash method of tax accounting may, however, elect to accrue OID into income on a current basis. In such case, the limitation on the deductibility of interest described above will not apply. A United States Holder using the accrual method of tax accounting and some cash method holders generally will be required to include OID on a short-term debt security in income on a current basis.

Third, any United States Holder of a short-term debt security, whether using the cash or accrual method of tax accounting, can elect to accrue the acquisition discount, if any, on the debt security on a current basis. If such an election is made, the OID rules will not apply to the debt security. Acquisition discount is the excess of the debt security’s stated redemption price at maturity over the holder’s purchase price for the debt security. Acquisition discount will be treated as accruing ratably or, at the election of the United States Holder, under a constant-yield method based on daily compounding.

As described above, the debt securities may have special redemption features. These features may affect the determination of whether a debt security has a maturity of not more than one year and thus is a short-term debt security. Purchasers of debt securities with such features should carefully examine the applicable supplement, and should consult their tax advisors in relation to such features.

Debt Securities Purchased at a Premium

A United States Holder that purchases a debt security for an amount in excess of the remaining redemption amount will be considered to have purchased the debt security at a premium and the OID rules will not apply to such holder. Such holder may elect to amortize such premium, as an offset to interest income, using a constant-yield method, over the remaining term of the debt security. Such election, once made, generally applies to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies and to all debt instruments subsequently acquired by the United States Holder. Such election may be revoked only with the consent of the IRS. A United States Holder that elects to amortize such premium must reduce its tax basis in a debt security by the amount of the premium amortized during its holding period. For a United States Holder that does not elect to amortize bond premium, the amount of such premium will be included in the United States Holder’s tax basis when the debt security matures or is disposed of by the United States Holder. Therefore, a United States Holder that does not elect to amortize premium and holds the debt security to maturity will generally be required to treat the premium as capital loss when the debt security matures.

Amortizable bond premium in respect of a foreign currency debt security will be computed in the specified currency and will reduce interest income in the specified currency. At the time amortized bond premium offsets interest income, exchange gain or loss, which will be taxable as ordinary income or loss, will be realized on the amortized bond premium on such debt security based on the difference between (i) the spot rate of exchange on the date or dates such premium is recovered through interest payments on the debt security and (ii) the spot rate of exchange on the date on which the United States Holder acquired the debt security. See “Original Issue Discount—Acquisition Premium” above for a discussion of the treatment of a debt security purchased for an amount less than or equal to the remaining redemption amount but in excess of the debt security’s adjusted issue price.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS relating to payments made to particular United States Holders of debt securities. In addition, United States Holders may be subject to a backup withholding tax on such payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States Holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a disposition of the debt securities. Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-United States Holders

Under current United States federal income tax law:

•	withholding of United States federal income tax will not apply to a payment on a debt security to a non-United States Holder, provided that,

(1)	the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related to us (actually or constructively) through stock ownership;

(2)	the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-United States Holder in compliance with applicable requirements; and

(3)	neither we nor our paying agent has actual knowledge or reason to know that the beneficial owner of the debt security is a United States Holder.

•	withholding of United States federal income tax will generally not apply to any gain realized on the disposition of a debt security.

Despite the above, if a non-United States Holder is engaged in a trade or business in the United States (and, if certain tax treaties apply, the non-United States Holder maintains a permanent establishment within the United States) and the interest on the debt securities is effectively connected with the conduct of that trade or business (and, if certain tax treaties apply, attributable to that permanent establishment), such non-United States Holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if such non-United States Holder were a United States Holder. In addition, a non-United States Holder that is a foreign corporation engaged in a trade or business in the United States may be subject to a 30% (or, such lower rates if certain tax treaties apply) branch profits tax.

Any gain realized on the disposition of a debt security generally will not be subject to United States federal income tax unless:

•

that gain is effectively connected with the non-United States Holder’s conduct of a trade or business in the United States (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-United States Holder within the United States); or

•	the non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

In general, backup withholding and information reporting will not apply to a payment of interest on a debt security to a non-United States Holder, or to proceeds from the disposition of a debt security by a non-United States Holder, in each case, if the holder certifies under penalties of perjury that it is a non-United States Holder and neither we nor our paying agent has actual knowledge, or reason to know, to the contrary. Any amounts withheld under the backup withholding rules will be refunded or credited against the non-United States Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS. In certain circumstances, if a debt security is not held through a qualified intermediary, the amount of payments made on such debt security, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

Additional Withholding Requirements

Under certain circumstances, the Foreign Account Tax Compliance provisions of the United States Hiring Incentives to Restore Employment Act (“FATCA”) will impose a withholding tax of 30% on payments of U.S. source interest on, and the gross proceeds from a disposition of, debt securities made to certain foreign entities unless various information reporting requirements are satisfied.

The U.S. Treasury has issued Treasury Regulations providing that FATCA withholding requirements with respect to interest will be delayed until January 1, 2014 and the withholding requirements with respect to gross proceeds will be delayed until January 1, 2017. The Treasury Regulations also provide that FATCA generally will not apply to debt securities issued before (and not materially modified on or after) January 1, 2014; however, there can be no assurance that FATCA withholding will not apply to any debt security covered by this prospectus. Investors are encouraged to consult with their own tax advisors regarding FATCA and the Treasury Regulations as they apply to their investment in debt securities.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of those securities will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS—INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

The consolidated financial statements of Alpha Natural Resources, Inc. and subsidiaries, as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein and in the registration statement in reliance on the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Massey Energy Company as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010 (including the schedule appearing therein), and the effectiveness of Massey Energy Company’s internal control over financial reporting as of December 31, 2010, included in Exhibit 99.1 of Alpha’s Current Report on Form 8-K filed on March 28, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, have been incorporated by reference herein and in the registration statement in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$300,000,000

Alpha Natural Resources, Inc.

4.875% Convertible Senior Notes Due 2020

Prospectus Supplement

December 12, 2013

Joint Book-Running Managers

Barclays

BofA Merrill Lynch

Goldman, Sachs & Co.

Deutsche Bank Securities

Joint Lead Managers

Morgan Stanley

BMO Capital Markets

Citigroup

Co-Managers

Credit Agricole CIB

PNC Capital Markets LLC

BB&T Capital Markets